As Filed with the Securities and Exchange Commission November __, 2007
Registration No.: 333-146975

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUIHENG MEDICAL, INC.
(Formerly Mill Basin Technologies, Ltd.)

(Name of small business issuer in its charter)

No. 506, Block B, Yingdali Digital Park, Hongmian Road,
Futian Free Trade Zone, Shenzhen, P.R. China 518038
Telephone: 86-0755-25331311
(Address and telephone number of principal executive offices)

Nevada	5047	20-4078899
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Li Bo
No. 506, Block B, Yingdali Digital Park, Hongmian Road,
Futian Free Trade Zone, Shenzhen, P.R. China 518038
Telephone: 86-0755-25331311
 (Name, address and telephone number of agent for service)

WITH A COPY TO

Douglas J. Rein Sagar Brahmbhatt c/o DLA Piper US LLP 4365 Executive Drive, Suite 1100 San Diego, CA 92121 (858) 677-1400 (858) 677-1401 (facsimile)	Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 (212) 407-4990 (facsimile)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐______________

Calculation of Registration Fee

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee Fee(3)
Common Stock, par value $0.001	$34,500,000	$1,060 (4)

(1)	Includes a warrant to be sold to Chardan Capital Markets, LLC in connection with this offering and the shares of common stock issuable upon exercise of that warrant.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price and includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall there after become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER ___, 2007

PRELIMINARY PROSPECTUS

[___________] SHARES

COMMON STOCK

HUIHENG MEDICAL, INC.

This is a prospectus for the offer and sale by us of up to [_____] shares of our common stock.

 Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by NASD (“OTCBB”) under the ticker symbol HHGM. We intend to apply for listing of our shares on the Nasdaq Stock Market. On November 27, 2007, the last reported sale price of our common stock was $10.00 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should read the discussion of material risks in investing in our common stock.  See “Risk Factors” beginning on page 8 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional [_______] shares from us at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments.  If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $[_____], and our total proceeds, before expenses, will be $[________].

Neither the Securities and Exchange Commission nor the state securities regulators have approved or disapproved these securities or determined if this preliminary prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in [_____, ___] on[____________], 2007.

CHARDAN CAPITAL MARKETS, LLC

____________________, 2007

You should only rely on the information contained in this prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus.  We are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

TABLE OF CONTENTS

Prospectus Summary	3

Risk Factors	7

Note Regarding Forward Looking Statements	17

Use of Proceeds	18

Market for our Shares	19

Summary Financial Data

Management’s Discussion and Analysis or Plan of Operation	21

Business	36

Directors, Executive Officers, Promoters and Control Persons	47

Principal Shareholders	50

Executive Compensation	51

Certain Relationships and Related Transactions	53

Description of Capital Stock	59

Legal Matters	61

Experts	62

Where you can Find More Information	62

Financial Statements	63

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus and may contain all of the information that is important to you.  This prospectus includes information about the shares of common stock we are offering as well as information regarding our business and detailed financial data.  You should read this prospectus and the registration statement of which this prospectus is part in their entirety, especially the risks of investing in our common stock which we discuss under “Risk Factors,” and our financial statements and related notes beginning on page F-1.

Unless the context requires otherwise, the words “Huiheng,” “Huiheng Medical,” “we,” “us,” “our” and “our company” refer to Huiheng Medical, Inc. and its subsidiaries.

You should read the entire prospectus carefully before deciding to invest in shares of our common stock.

Our Business

We design and manufacture precision radiotherapy equipment used for the treatment of cancer and tumors in The People’s Republic of China (“PRC”). Our patented line of gamma treatment systems (“GTS”) quickly and accurately deliver a well-defined conforming dose of radiation to the target tissue while sparing surrounding normal tissue. We have 33 patents issued in the PRC and additional patents issued in the US and EU covering our product line.

Our customers are health care providers and third party hospital equipment investors, with the hospital as end user. We also offer our customers comprehensive post-sales services for our products as well as third party manufactured products. These post sales services include radioactive cobalt source replacement and disposal, medical expert training, clinical trial analysis, patient tumor treatment analysis, software upgrades, and patient care consulting.

Our net revenues increased from $9.8 million in 2005 to $12.4 million in 2006 and from $6.5 million for the six-month period ended June 30, 2006 to $8.6 million for the corresponding period in 2007. Our net income increased from $4 million 2005 to $6.8 million in 2006 and from $3.5 million for the six month period ended June 30, 2006 to $5.1 million for the corresponding period in 2007. Over the last 5 years, we believe that we have sold more GTS units in China than any other company.

We were founded in 2001 by Hui Xiaobing, who was a pioneer in the GTS industry in the PRC. Mr. Hui served as president and Chairman of Shenzhen OUR Technology, Co., Ltd., the first PRC company to develop a gamma treatment system. Mr. Hui is also the former CEO of Everbright Holdings, a major Chinese financial institution.

Our Strategies

Our goal is to extend our leading position in the GTS market by pursuing the following strategies:

•	broadening our product offering, including the launch of four new products estimated to be released between Q1 2008 and Q4 2009;

•	exploring opportunities to develop international markets in South America, Eastern Europe and Southeast Asia;

•	expanding our sales and distribution force;

•	pursuing relationships with foreign medical equipment technology leaders;

•	continuing to offer high quality, low cost manufacturing services; and

•	augmenting our strong commitment to R&D for the development of state-of-the-art equipment to maintain technological competitiveness.

Our Strengths

As a leader in the GTS market in the PRC, we consider our core competitive strengths to be:

•	experienced and market savvy leadership;

•	strong customer relationships and network;

•	proprietary technology;

•	manufacturing model;

•	high quality product line;

•	strong gross margins and pricing flexibility;

•	consistent, high quality post sale customer service and support;

•	experienced research and development team; and

•	strong R&D partnerships with Beijing University, China Science & Technology University and Norman Bethune Medical Science Division of Jilin University.

Our Industry

The market for medical equipment and supplies in the PRC is segmented into geographical regions. Hospitals with greater spending power tend to be located in large towns and cities in the eastern part of the PRC, where rapid economic growth has taken place during the last two decades and where the population tends to have higher income. Medical equipment and supplies distribution is a very specialized and localized sector in the PRC. Distributors of medical equipment and supplies operate in the PRC within various relatively small and geographically dispersed markets, each based in a wealthy eastern city to cover the surrounding areas, with few distributors willing or able to cover the entire country. Most distributors focus on the PRC’s eastern cities, where the bulk of purchasing power is concentrated, while the western part of the PRC has very limited coverage by distributors. The fact that different areas of the PRC have their own medical and insurance practices, purchasing policies and regulatory issues further increases the complexity of medical equipment and supplies distribution in the PRC.

The medical device market in the PRC was estimated to be about $5.03 billion in 2006. This market is expected to grow at a compound annual growth rate of almost 24 percent till 2010. In particular, the country is expected to see an increased demand for digital imaging devices, owing to the developments of information technology. And as a result of the 2003 SARS crisis the government has further heightened its awareness of the need to improve the country’s healthcare infrastructure, making healthcare a top national priority for years to come.

The PRC’s aging population and the popularization of private hospitals and clinics coupled with the demand for the high-quality medical devices and efficient healthcare services are some of the key factors contributing to the growth of the medical device market in the country. Additionally, initiatives by the government, such as reforms in the national medicine system, are also fueling growth in the industry.

The PRC radiotherapy industry has the following characteristics:

•	decreasing fragmentation of market as small suppliers find it difficult to compete;

•	high degree of government regulation with respect to unit pricing;

•	low penetration rates of less than one radiotherapy system per million;

•	large discrepancy between demand and access to radiation oncology systems;

•	high barriers to entry due to both high technology requirement and established relationship contacts; and

•	cancer has been the leading cause of death in the PRC in the years 2002, 2003 and 2004.

Our Market

The Ministry of Health has identified cancer as the leading cause of death in the PRC for the years 2004, 2005, and 2006. To the extent that cancer-related illness and death are caused by environmental factors, the air and water pollution associated with the PRC’s rapid industrial expansion are expected to increase the rate of both. As a result, effective treatment of cancer is a high priority for the PRC healthcare system. Cancer has become the leading cause of death in the PRC.

Approximately 50% of all cancer patients in the PRC receive some type of radiation therapy during the course of their treatment, although approximately 70% actually qualify for such treatment. In 2007, the PRC possessed 0.6 radiotherapy units per one million people while “developed” countries (as defined by the Word Health Organization) average 6 radiotherapy units per one million people. In contrast, the United States has 13 units per one million people.

•
According to the World Health Organization between 2000 and 2020 over 100 million people in developing countries will be diagnosed with cancer. Overall, the Asia Pacific region has the greatest discrepancy between the estimated need and supply wherein only 1,147 radiotherapy systems are available for a current demand of 4000 systems.

•	Trends in the radiotherapy market in the PRC include:

•	increasing ability of PRC medical community to detect cancer at treatable stages;

•	increasing acceptance of use of western style medicine;

•	emerging middle class with increased financial ability to pay for medical procedures and demand for improved cancer care; and

•	government indications to increase permissible spending on medical device procurement.

Corporate Structure

We are a Nevada holding company and conduct all of our business through our operating subsidiaries as described in the below chart. We own 100% of the equity interest of Allied Moral Holdings, Ltd. (“Allied Moral”), a British Virgin Islands company that, in turn, owns 100% of the equity interest of Tibet Changdu Huiheng Development Company, Ltd. (“Changdu Huiheng”), a Tibetan holding company that, in turn, directly owns 100%, 75% and 50%, respectively, of our operating subsidiaries, Wuhan Kangqiao Medical New Technology Company, Ltd. (“Wuhan Kangqiao”), a PRC company, Shenzhen Hyper Technology Company, Ltd. (“Shenzhen Hyper”), a PRC company and Beijing Yuankang Kbeta Nuclear Technology Co., Ltd. (“Beijing Kbeta”). The remaining equity interests in Shenzhen Hyper and Beijing Kbeta are owned by unrelated unaffiliated parties.

Corporate Information

Our principal executive office is located at No. 506, Block B, Yingdali Digital Park, Hongmian Road, Futian Free Trade Zone, Shenzhen, P.R. China 518038. Our telephone number at that address is 86-0755-25331511. Our website address is www.huihengmedical.com. The information on our website is not a part of this prospectus.

The Offering

Shares of common stock offered by us	[________]

Shares of common stock to be outstanding after this offering	[________]

Use of proceeds	Product development, construction of manufacturing facilities and working capital. See “Use of Proceeds.”

Risk factors	The purchase of our common stock involves a high degree of risk. See “Risk Factors”

Trading Market	OTCBB: Ticker symbol HHGM

The number of shares of common stock to be outstanding after the closing of the offering is based on 13,450,000 shares of common stock outstanding as of September 30, 2007.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

RISK FACTORS

Investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from that of the United States. This discussion contains forward-looking statements.

Risks Related to our Business

Adverse trends in the medical equipment industry, such as an overall decline in sales or a shift away from the therapies that our products support, may reduce our revenues and profitability.

Our business depends on the continued vitality of the radiotherapy equipment industry, which is subject to technological change, short product life cycles and margin pressures. It is possible that innovations in other means of treatment of tumors or improvements in radiotherapy equipment developed by others will make our products unattractive in relative terms, reducing our revenues and profits.

We do not have long-term purchase commitments from customers and have to rely on maintaining a steady stream of new orders for our products.

Our medical equipment is generally sold one unit at a time to a particular customer, and most of our customers do not reorder our products. As a result, the continued growth of our business involves making sales to an increasing number of new customers each year, rather than being able to rely on continuing orders from existing customers. The failure to find and sell to a significant number of new customers each year would limit our revenues and profits.

We also make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, facility requirements, personnel needs and other resource requirements, based upon our estimates of future sales. Because many of our costs and operating expenses are fixed, a reduction in customer demand can reduce our gross margins and operating results. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms. These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence if the expected demand does not materialize , and hence adversely affect our business and operating results.

Failure to optimize our sourcing activities and cost structure could materially increase our overhead, causing a decline in our margins and profitability.

We strive to utilize our suppliers of parts and manufacturing services in an efficient manner. The efficiency of our operations depend in part on our success in accurately forecasting demand of our sales and planning component parts and manufacturing services for new products that we intend to produce. Failure to optimize our sourcing activities and cost structure could materially and adversely affect our business and operating results.

Moreover, our cost structure is subject to fluctuations from inflationary pressures. China is currently experiencing dramatic growth in its economy. This growth may lead to continued pressure on wages and salaries that may exceed increases in productivity. In addition, these may not be compensated for and may be exacerbated by exchange rate movements.

Our business is subject to intense competition, which may reduce demand for our products and materially and adversely affect our business, financial condition, results of operations and prospects.

The medical device market is highly competitive, and we expect the level of competition to remain at its current level or intensify. We face direct competition in China and will do so in other markets should we expand internationally. This competition is across all product lines and at all price points. Our competitors also vary significantly according to business segment. For domestic sales, our competitors include publicly traded and privately held multinational companies, as well as domestic Chinese companies. For international sales, which we are planning to commence in the near future, our competitors are primarily publicly traded and privately held multinational companies. We also face competition in international sales from companies that have local operations in the markets in which we sell our products. Some of our larger competitors especially the multinational company, have, among them:

•	greater financial and other resources;

•	A larger variety of products;

•	more products that have received regulatory approvals;

•	more extensive research and development and technical capabilities;

•	patent portfolios that may present an obstacle to our conduct of business;

•	greater knowledge of local market conditions where we seek to increase our international sales;

•	stronger brand recognition; and

•	larger sales and distribution networks.

As a result, we may be unable to offer products similar to, or more desirable than, those offered by our competitors, market our products as effectively as our competitors or otherwise respond successfully to competitive pressures. In addition, our competitors may be able to offer discounts on competing products as part of a “bundle” of non-competing products, systems and services that they sell to our customers, and we may not be able to match those discounts while retaining profitability. Furthermore, our competitors may develop technologies and products that are more effective than those we currently offer or that render our products obsolete or uncompetitive. In addition, the timing of the introduction of competing products into the market could affect the market acceptance and market share of our products. Our failure to compete successfully could materially and adversely affect our business, financial condition, results of operation and prospects.

Moreover, some of our internationally-based competitors have established or are in the process of establishing production and research and development facilities in China, while others have entered into cooperative business arrangements with Chinese manufacturers. If we are unable to develop competitive products, obtain regulatory approval or clearance and supply sufficient quantities to the market as quickly and effectively as our competitors, market acceptance of our products may be limited, which could result in decreased sales. In addition, we may not be able to maintain our manufacturing cost advantage.

In addition, we believe that corrupt practices in the medical device industry in China still occur, although it is difficult to know how frequently. To increase sales, certain manufacturers or distributors of medical devices may pay kickbacks or provide other benefits to hospital personnel who make procurement decisions. Our company policy prohibits these practices. As a result, as competition intensifies in the medical device industry in China, we may lose sales, customers or contracts to competitors who engage in these practices, and there may be no remedy we can pursue to prevent this.

We may fail to effectively develop and commercialize new products, which would materially and adversely affect our business, financial condition, results of operations and prospects.

The medical device market is developing rapidly and related technology trends are constantly evolving. This results in frequent introduction of new products, relatively short product life cycles and significant price competition. Consequently, our success depends on our ability to anticipate technology development trends and identify, develop and commercialize in a timely and cost-effective manner new and advanced products that our customers demand. Moreover, it may take an extended period of time for our new products to gain market acceptance, if at all. Furthermore, as the life cycle for a product matures, the average selling price generally decreases. Although we have previously offset the effect of declining average sales prices through increased sales volumes and reductions in manufacturing costs, we may be unable to continue to do so. Lastly, during a product’s life cycle, problems may arise regarding regulatory, intellectual property, product liability or other issues which may affect its continued commercial viability.

Whether we are successful in developing and commercializing new products is determined by our ability to:

•	accurately assess technology trends and customer needs and meet market demands;

•	optimize our procurement processes to predict and control costs;

•	manufacture and deliver products in a timely manner;

•	increase customer awareness and acceptance of our products;

•	minimize the time and costs required to obtain required regulatory clearances or approvals;

•	anticipate and compete effectively with other medical device developers, manufacturers and marketers;

•	price our products competitively; and

•	effectively integrate customer feedback into our research and development planning.

If we fail to obtain or maintain applicable regulatory clearances or approvals for our products, or if such clearances or approvals are delayed, we will be unable to commercially distribute and market our products at all or in a timely manner, which could significantly disrupt our business and materially and adversely affect our sales and profitability.

The sale and marketing of our products are subject to regulation in the PRC and in most other countries where we intend to conduct business. For a significant portion of our sales, we need to obtain and renew licenses and registrations with the PRC State Food and Drug Administration, or SFDA, and its equivalent in other markets. The processes for obtaining regulatory clearances or approvals can be lengthy and expensive, and the results are unpredictable. In addition, the relevant regulatory authorities may introduce additional requirements or procedures that have the effect of delaying or prolonging the regulatory clearance or approval for our existing or new products. For example, the SFDA introduced a new safety standard to its approval process for new medical devices which we believe has increased the typical time period required to obtain such approval by approximately three months. If we are unable to obtain clearances or approvals needed to market existing or new products, or obtain such clearances or approvals in a timely fashion, our business would be significantly disrupted, and our sales and profitability could be materially and adversely affected.

In particular, as we enter foreign markets, we lack the experience and familiarity with both the regulators and the regulatory regimes, which could make the process more difficult, more costly, more time consuming and less likely to succeed.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

Our growth strategy includes building our brand, increasing market penetration of our existing products, developing new products, increasing our targeting of hospitals in the PRC, and expanding internationally. Pursuing these strategies has resulted in, and will continue to result in, substantial demands on management resources. In particular, the management of our growth will require, among other things:

•	continued enhancement of our research and development capabilities;

•	information technology system enhancement;

•	stringent cost controls and sufficient liquidity;

•	strengthening of financial and management controls and information technology systems;

•	increased marketing, sales and sales support activities; and

•	hiring and training of new personnel.

If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

We extend credit to our customers and may not be able to collect all receivables due to us, and our inability to collect such receivables may have an adverse effect on our immediate and long-term liquidity.

The typical terms on which we sell our products provides for the customer to make a deposit at the time that the order is placed and to make progress payments at various stages of the manufacturing, shipping, installation and testing process. The final payment is not due until after the testing is complete and the customer accepts the product as meeting the specifications. We have limited ability to compel that final payment from the customer. Legal action is available, but the time it takes and the outcome of any litigation is inherently uncertain, particularly in the PRC, where the civil justice system continues to evolve. Should we be unable to collect on these accounts, it would reduce our liquidity and profitability.

We generate a significant portion of our revenues from a small number of products, and a reduction in demand for any of these products could materially and adversely affect our financial condition and results of operations.

We derive a substantial percentage of our revenues from a small number of products. As of December 31 , 2006, we had just three products in our portfolio. In 2007, we shipped our first multileaf collimator, increasing our portfolio to four products. As a result, continued market acceptance and popularity of these products is critical to our success. A reduction in demand due to, among other factors, the introduction of competing products, the entry of new competitors, or end-users’ dissatisfaction with the quality of our products, could materially and adversely affect our financial condition and results of operations.

If we experience a significant number of warranty claims, our costs could substantially increase and our reputation and brand could suffer.

We typically sell our products with warranty terms covering 12 months after purchase. Our product warranty requires us to repair all mechanical malfunctions and, if necessary, replace defective components. We accrue liability for potential warranty claims at the time of sale based on historical experience. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, we may have to accrue a greater liability for potential warranty claims. Moreover, an increase in the frequency of warranty claims could substantially increase our costs and harm our reputation and brand. Our business, financial condition, results of operations and prospects may suffer materially if we experience a significant increase in warranty claims on our products.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

For us to grow, remain competitive, develop new products and expand our distribution network, we may require additional capital. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for capital raising activities by medical device and related companies; and

•	economic, political and other conditions in China and elsewhere.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. Furthermore, the terms and amount of any additional capital raised through issuances of equity securities may result in significant shareholder dilution.

Products we manufacture may contain design or manufacturing defects, which could result in reduced demand for our services and customer claims, causing us to sustain additional costs, loss of business reputation and legal liability.

Our products are highly complex and may at times contain design or manufacturing errors or failures. Any defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, we will incur additional costs, and if in they occur in large quantity or frequently, we may sustain additional costs, loss of business reputation and legal liability.

Any product recall could have a material adverse effect on our business, results of operations and financial condition.

Complex medical devices, such as our radiotherapy systems, can experience performance problems that require review and possible corrective action by the manufacturer. From time to time, we receive reports from users of our products relating to performance problems they have encountered. We expect that we will continue to receive customer reports regarding performance problems they encounter through the use of our products. Furthermore, component failures, manufacturing errors or design defects that could result in an unsafe condition or injury to the patient might occur. Any serious failures or defects could cause us to withdraw or recall products, which could result in significant costs such as repair and product replacement costs. We cannot assure you that market withdrawals or product recalls will not occur in the future, which could have a material adverse effect on our business, financial condition and results of operations. We are currently unable to ensure against this type of liability in China.

We could become involved in intellectual property disputes, resulting  in substantial costs and diversion of our management resources. Such disputes could materially and adversely affect our business by increasing our expenses and limiting the resources that we can devote to expansion of our business, even if we ultimately prevail.

We currently possess approximately 17 patents, both in the PRC and internationally. If one of our patents is infringed upon by a third party, we may need to devote significant time and financial resources to attempt to halt the infringement. We may not be successful in defending the patents involved in such a dispute. Similarly, while we do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties, we may be required to spend a significant amount of time and financial resources to resolve any infringement claims against us. We may not be successful in defending our position or negotiating an alternative remedy. Any litigation could result in substantial costs and diversion of our management resources and could   reduce our revenues and profits.

We also rely on trade secrets, proprietary know-how and other non-patentable technology, which we seek to protect through non-disclosure agreements with employees. We cannot assure you that these non-disclosure agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets, proprietary know-how and other non-patentable technology will not otherwise become known to, or be independently developed by, our competitors.

Implementation and enforcement of PRC intellectual property-related laws has historically been deficient and ineffective, and is hampered by corruption and local protectionism. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. The experience and capabilities of PRC courts in handling intellectual property litigation varies, and outcomes are unpredictable. Further, such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation.

We may develop new products that may not gain market acceptance, and our significant costs in designing and manufacturing services for new product solutions may not result in sufficient revenue to offset those costs or to produce profits.

We operate in an industry characterized by frequent technological advances, the introduction of new products and new design and manufacturing technologies. We are expecting to introduce four new products during the period 2007 - 2009. As a result, we are expending funds and committing resources to research and development activities, possibly requiring additional engineering and other technical personnel; purchasing new design, production, and test equipment; and continually enhancing design and manufacturing processes and techniques. We may invest in equipment employing new production techniques for existing products and new equipment in support of new technologies that fail to generate adequate returns on the investment due to insufficient productivity, functionality or market acceptance of the products for which the equipment may be used. We could, therefore, incur significant sums in design and manufacturing services for new products that do not result in sufficient revenue to make those investments profitable.

Our limited operating history makes evaluating our business and prospects difficult.

Shenzhen Hyper commenced operations in September 2001, and delivered the first unit of our Super Gamma System (“SGS”) in that year. Wuhan Kangqiao also commenced operation in September of 2001, and it delivered the first unit of our Body Gamma Treatment System (“BGTS”) in 2003 and the first unit of our Head Gamma Treatment System (“HGTS”) in 2004. As a result, we have a limited operating history which may not provide a meaningful basis for you to evaluate our business, financial performance and prospects. We may not have sufficient experience to address the risks frequently encountered by early-stage companies, and as a result we may not be able to:

•	maintain profitability;

•	preserve our leading position in the market of Gamma Treatment System tumor therapy devices;

•	acquire and retain customers;

•	attract, train, motivate and retain qualified personnel;

•	keep up with evolving industry standards and market developments;

•	increase the market awareness of our products;

•	respond to competitive market conditions;

•	maintain adequate control of our expenses;

•	manage our relationships with our suppliers and distributors; or

•	protect our proprietary technologies.

If we are unsuccessful in addressing any of these risks, our business may be materially and adversely affected.

Our component and materials suppliers may fail to meet our needs, causing us to experience manufacturing delays, which may harm our relationships with current or prospective customers and reduce sales.

We acquire many of the components of our equipment from third parties. This generally serves to reduce our commitment risk but does expose us to supply risk and to price increases that we may not be able to pass on to our customers.   There may be shortages of some of the materials and components that we use. If we are unable to obtain sufficient amounts of components or materials on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce sales.

We are subject to product liability exposure and have limited insurance coverage.

As our main products are medical devices used for the treatment of patients, we are exposed to potential product liability claims in the event that the use of our products causes or is alleged to have caused personal injuries or other adverse effects. A successful product liability claim against us could require us to pay substantial damages. Product liability claims against us, whether or not successful, are costly and time-consuming to defend. Also, in the event that our products prove to be defective, we may be required to recall or redesign such products. As the insurance industry in China is still in an early stage of development, product liability insurance available in China offers limited coverage compared to coverage offered in many other countries. As a result, future liability claims could be excluded from our policies or exceed the coverage limits of our policies to the extent we are able to secure coverage at all. We also cannot assure you that product liability insurance will continue to be available on commercially reasonable terms, if at all. To date, we have not been subject to any product liability claim, but we cannot assure you that such claims will not be brought against us in the future. A product liability claim, with or without merit, could result in significant adverse publicity against us, and could have a material adverse effect on the marketability of our products and our reputation, which in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, we do not have any business interruption insurance coverage for our operations. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

New product development in the medical device and supply industry is both costly and labor-intensive and has a very low rate of successful commercialization.

Our success will depend in part on our ability to enhance our existing products and technologies and to develop and acquire new products or technologies. The development process for medical technology is complex and uncertain, as well as time-consuming and costly. Product development requires the accurate assessment of technological and market trends as well as precise technological execution. We cannot assure you that:

•	our product or technology development will be successfully completed;

•	necessary regulatory clearances or approvals will be granted by the SFDA or other regulatory bodies as required on a timely basis, or at all; or

•	any product or technology we develop can be commercialized or will achieve market acceptance.

Also, we may be unable to locate suitable products or technologies to acquire or acquire such products or technologies on commercially reasonable terms. Failure to develop or acquire, obtain necessary regulatory clearances or approvals for, or successfully commercialize or market potential new products or technologies could have a material adverse effect on our financial condition and results of operations.

The price and the sales of our products may be adversely affected by reductions in treatment fees by the Chinese Government.

Treatment fees for our radiotherapy systems, like many other medical treatments, are subject to prices set by provincial governments in China, and these prices can be adjusted downward or upward from time to time. If the treatment fees for our products are reduced by the government, some hospitals and distributors may be discouraged from buying our products, which would reduce our sales. We may need to decrease the price of our products to provide hospitals acceptable returns on their purchases. Our business or results of operations may be adversely affected by a reduction in treatment fees for our products in the future.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional equity or debt financing to provide the capital required to expand our facilities and equipment and/or working capital, if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements or the availability of investment to meet them. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired.

Potential strategic alliances may not achieve their objectives, which could lead to wasted effort or involvement in ventures that are not profitable and could harm our company’s reputation.

We are currently exploring strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology, increase utilization of our manufacturing capacity, provide additional know-how, components or supplies, and develop, introduce and distribute products and services utilizing our technology and know-how. Any strategic alliances entered into may not achieve their strategic objectives, and parties to our strategic alliances may not perform as contemplated. As a result, the alliances themselves may run at a loss, which would reduce our profitability, and if the products or customer service provided by such alliances were of inferior quality, our reputation in the marketplace could be harmed, affecting our existing and future customer relationships.

We may not be able to retain, recruit and train adequate management and production personnel. We rely heavily on those personnel to help develop and execute our business plans and strategies, and if we lose such personnel, it would reduce our ability to operate effectively.

Our success is dependent, to a large extent, on our ability to retain the services of our executive management, who have contributed to our growth and expansion to date. The executive directors play an important role in our operations and the development of our new products. Accordingly, the loss of their services, without suitable replacements, will have an adverse affect on our business generally, operating results and future prospects.

In addition, our continued operations are dependent upon our ability to identify and recruit adequate management and production personnel in China. We require trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. Many of our current employees come from the more remote regions of China as they are attracted by the wage differential and prospects afforded by Shenzhen, Beijing and our operations. With the economic growth currently being experienced in China, competition for qualified personnel will be substantial, and there can be no guarantee that a favorable employment climate will continue and that wage rates we must offer to attract qualified personnel will enable us to remain competitive. Inability to attract such personnel or the increased cost of doing so could reduce our competitive advantage relative to our competitors, reducing or eliminating our growth in revenues and profits.

Risks Related to International Operations

We do not currently conduct a meaningful amount of business internationally. However, we have plans to expand our operations into international sales, and the rate and degree of that expansion could be substantial. For that reason, risks related to international operations may be relevant to your investment decision.

If China does not continue its policy of economic reforms, it could, among other things, result in an increase in tariffs and trade restrictions on products we produce or sell following a business combination, making our products less attractive and potentially reducing our revenues and profits.

China’s government has been reforming its economic system since the late 1970s. The economy of China has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets or quotas.

However, in recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. Although we believe that the changes adopted by the government of China have had a positive effect on the economic development of China, additional changes still need to be made. For example, a substantial portion of productive assets in China are still owned by the Chinese government. Additionally, the government continues to play a significant role in regulating industrial development. We cannot predict the timing or extent of any future economic reforms that may be proposed, but should they occur, they could reduce our operating flexibility or require us to divert our efforts to products or ventures that are less profitable than those we would elect to pursue on our own.

A recent positive economic change has been China’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. It is believed that China’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in trade restrictions and an increase in trading with the United States and other western countries. However, China has not fully complied with all of its WTO obligations to date, including fully opening its markets to American goods and easing the current trade imbalance between the two countries. If actions are not taken to rectify these problems, trade relations between the United States and China may be strained, and this may have a negative impact on China’s economy and our business by leading to the imposition of trade barriers on items that incorporate our products, which would reduce the revenues and profits we might otherwise generate from international sales.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could leave us unable to use the assets we have accumulated for the purpose of generating profits for the benefit of our shareholders.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially reduce the value of our business by making us uncompetitive or, for example, by reducing our after-tax profits. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China, where a significant portion of our profits are generated.

The Chinese legal system may have inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.

The performance of the agreements and the operations of our factories are dependent on our relationship with the local government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing them. In the event of a dispute, enforcement of these agreements could be difficult in China. China tends to issue legislation , which is followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts arise between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our ability to achieve compliance. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, our experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes in China is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence their determination.

International expansion may be costly, time consuming and difficult. If we do not successfully expand internationally, our profitability and prospects would be materially and adversely affected.

Our success depends to a significant degree upon our ability to expand into international markets. In expanding our business internationally, we intend to enter markets in which we have limited or no experience and in which our brand may be less recognized. To further promote our brand and generate demand for our products so as to attract distributors in international markets, we expect to spend significantly more on marketing and promotion than we do in our existing markets. We may be unable to attract a sufficient number of distributors, and our selected distributors may not be suitable for selling our products. Furthermore, in new markets we may fail to anticipate competitive conditions that are different from those in our existing markets. These competitive conditions may make it difficult or impossible for us to effectively operate in these markets. If our expansion efforts in existing and new markets are unsuccessful, our profitability and prospects would be materially and adversely affected.

We are exposed to other risks associated with international operations, including:

•	political instability;

•	economic instability and recessions;

•	changes in tariffs;

•	difficulties of administering foreign operations generally;

•	limited protection for intellectual property rights;

•	obligations to comply with a wide variety of foreign laws and other regulatory requirements;

•	increased risk of exposure to terrorist activities;

•	financial condition, expertise and performance of our international distributors;

•	export license requirements;

•	unauthorized re-export of our products;

•	potentially adverse tax consequences; and

•	the inability to effectively enforce contractual or legal rights.

If we begin to do business internationally, we will be subject to significant worldwide political, economic, legal and other uncertainties that may make collection of amounts owed to us difficult or costly

Because we manufacture all of our products in the PRC, substantially all of the net book value of our total fixed assets is located there. Should we begin selling our products to customers worldwide, we will have receivables from and goods in transit to those locations. Protectionist trade legislation in the United States or other countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect our ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers.

We are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications and regulatory approvals from healthcare agencies. We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our facilities in the PRC, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business.

Fluctuation of the Renminbi could make our pricing less attractive, causing us to lose sales, or could reduce our profitability when stated in terms of another currency, such as the US dollar.

The value of the Renminbi, the main currency used in China, fluctuates and is affected by, among other things, changes in the PRC’s political and economic conditions. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. The official exchange rate had remained stable over the past several years. However, the PRC recently adopted a floating rate with respect to the Renminbi. As a result, the exchange rate of the Renminbi to the dollar is about 7.7 from what had been about 8.25. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could have various effects on our international business, which include making our products more expensive relative to those of our competitors than has been true in the past, or increasing our profitability when stated in dollar terms. It is not possible to predict if the net effects of the appreciation of the Renminbi, to whatever extent it occurs, would be positive or negative for our business.

Changes in foreign exchange regulations in China may affect our ability to pay dividends in foreign currency or conduct other business for which we would need access to foreign currency exchange.

Renminbi, or RMB, is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund business activities outside the PRC or to make dividends or other payments in United States dollars. The Chinese government strictly regulates conversion of RMB into foreign currencies. For example, RMB cannot be converted into foreign currencies for the purpose of expatriating the foreign currency, except for purposes such as payment of debts lawfully owed to parties outside of the PRC. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.

The State Administration for Foreign Exchange (“SAFE”) regulates the conversion of the RMB into foreign currencies. Currently, Foreign Invested Enterprises (“FIE”) are required to apply for “Foreign Exchange Registration Certificates,” which permit the conversion of RMB into foreign exchange for the purpose of expatriating profits earned in the PRC to a foreign country. Our PRC subsidiary, Changdu Huiheng, is a FIE that has obtained the registration certifications, and with such registration certifications, which need to be renewed annually, Changdu Huiheng is allowed to open foreign currency accounts including a “current account” and “capital account.” Currently, conversion within the scope of the “current account”, e.g. remittance of foreign currencies for payment of dividends, etc., can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account,” e.g. for capital items such as direct investments, loans, securities, etc., still requires the approval of SAFE. In accordance with the existing foreign exchange regulations in the PRC, Changdu Huiheng is able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements.

In addition, on October 21, 2005, SAFE promulgated Notice 75, Notice on Issues concerning Foreign Exchange Management in People’s Republic of the PRC Residents’ Financing and Return investments through Offshore Special Purpose Vehicle (“OSPV”). Notice 75 provides that Chinese residents shall apply for Foreign Exchange Investment Registration before establishing or controlling an OSPV, which is defined by Notice 75 as a foreign enterprise directly established or indirectly controlled by Chinese residents for foreign equity capital financing with their domestic enterprise assets and interests.

Notice 75 further requires that Chinese residents shall process the modification of foreign investment exchange registration for the interests of net assets held by Chinese residents in an OSPV and its alteration condition, if Chinese residents contributed their domestic assets or shares into the OSPV, or processed foreign equity capital financing after contributing their domestic assets or shares into the OSPV.

Pursuant to Notice 75, Chinese residents are prohibited, among other things, from distributing profits or proceeds from a liquidation, paying bonuses, or transferring shares of the OSPV outside of the PRC if Chinese residents have not completed or do not maintain the foreign investment exchange registration.

Hui Xiaobing, our principal executive officer and director, has filed the requisite application for foreign investment exchange registration under the relevant laws of the PRC and the regulations of Notice 75, and his registration application has been approved by SAFE. His foreign investment exchange registration is valid, legal and effective for the purpose of Notice 75.

However, we cannot provide any assurance that Chinese regulatory authorities will not impose further restrictions on the convertibility of the RMB. Since our subsidiary in the PRC currently generates virtually all of our revenue and these revenues are denominated mainly in RMB, any future restrictions on currency exchanges may limit our ability to repatriate such revenues for the distribution of dividends to our shareholders or for funding our other business activities outside the PRC.

We are subject to various tax regimes, which may adversely affect our profitability and tax liabilities in the future.

Huiheng is incorporated in the U.S. and it has subsidiaries and/or operations or other presence in the PRC and the British Virgin Islands, and it will be subject to the tax regimes of these countries. Although virtually all of Huiheng’s profits will be earned outside of the U.S., under U.S. tax laws it is possible that some or much of Huiheng’s earnings will be subject to U.S. taxation, because U.S. companies are generally taxed on their world-wide income. That may be true even if Huiheng does not repatriate any of its foreign earnings to the U.S. If that occurs, Huiheng’s after-tax profits could decrease significantly. Huiheng will attempt to structure its operations in a manner that minimizes its overall corporate tax costs, but there is no assurance that we will be able to avoid having to pay significantly higher taxes than we have paid historically. In addition, any change in tax laws and regulations or the interpretation or application thereof, either internally in one of those jurisdictions or as between those jurisdictions, may adversely affect Huiheng’s profitability and tax liabilities in the future.

Because Chinese law will govern almost all of our material agreements, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Substantially all of our assets will be located outside of the United States and most of our officers and directors will reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the Federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in the PRC, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

The PRC historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC in these areas. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. Further obstacles still may arise in obtaining the approval for the use of our equipment in the health care systems of various countries.   The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

The PRC has agreed that foreign companies will be allowed to import most products into any part of the PRC. In the sensitive area of intellectual property rights, the PRC has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that the PRC will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner, if at all. If the PRC does not fulfill its obligations to the World Trade Organization, we may be subject to retaliatory actions by the governments of the countries into which we sell our products, which could render our products less attractive, thus reducing our revenues and profits.

There can be no guarantee that our management will continuously meet its obligations under Chinese law to enable distribution of profits earned in the PRC to entities outside of the PRC.

A circular recently promulgated by SAFE has increased the ability of foreign holding companies to receive distributions of profits earned by Chinese operating subsidiaries. We qualify for this treatment, but remaining qualified for it will require the Chinese principals involved to meet annual filing obligations. While they have agreed to meet those annual requirements, it is possible that they will fail to do so, which could limit our ability to gain access to the profits earned by Allied. The result could be the inability to pay dividends to our stockholders or to deploy capital outside of the PRC in a manner that would be beneficial to our business as a whole.

Risks Related to our Securities.

The market price of our shares is subject to significant price and volume fluctuations.

The price of our common shares may be subject to wide fluctuations in response to variations in operating results, news announcements, trading volume, general market trends both domestically and internationally, currency movements and interest rate fluctuations or sales of common shares by our officers, directors and our principal shareholders, customers, suppliers or other publicly traded companies. Certain events, such as the issuance of common shares upon the exercise of our outstanding stock options, could also materially and adversely affect the prevailing market price of our common shares. Further, the stock markets in general have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies and that have been unrelated or disproportionate to the operating performance of such companies. These fluctuations may materially and adversely affect the market price of our common shares and the ability to resell shares at or above the price paid, or at any price.

One of our stockholders, which is controlled by our Chief Executive Officer, will own approximately _____% of our Common Stock following this offering and may act, or prevent certain types of corporate actions, to the detriment of other stockholders.

Clear Honest International Limited, a company controlled Hui Xiaobing (our Chief Executive Officer) owns 12,600,000 shares of our common stock, which would represent approximately ____% of our outstanding shares of common stock following this offering. Mr. Hui will be able to exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and determination of significant corporate actions. This concentration could increase if the earnout shares are issued. If all of the earnout shares are issued as additional consideration under the Allied Moral share exchange (which would occur, if ever, from 2008 through 2011) and assuming there are no other issuances of shares, Clear Honest would own approximately ____% of our issued and outstanding common stock. This concentration of ownership could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

Future Sales Of Our Common Stock May Depress Our Stock Price.

After this offering, we will have _______________ shares of common stock outstanding, or _______________ shares if the underwriters over-allotment option is exercised in full. The _______________ shares sold in this offering (or _______________ shares if the underwriters over-allotment option is exercised in full) will be freely tradable without restriction or further registration under federal securities laws unless purchased by our affiliates. The remaining 13,450,000 shares of common stock outstanding, and an additional _______________ shares of common stock issuable upon conversion of our Series A Preferred Stock, will be available for sale in the public market as follows:

Number of Shares	Date of Availability for Sale

_______________	On the date of this prospectus
_______________	90 days after the date of this prospectus

The above table assumes the effectiveness of the lock-up agreements under which holders of substantially all of our common stock and of our Series A Preferred Stock have agreed not to sell or otherwise dispose of their shares of common stock. Chardan Capital Markets may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

If our stockholders sell substantial amounts of shares in the public market, or if the market perceives that these sales may occur, the market price of our common stock may decline. In addition, as soon as practicable after the completion of this offering, we intend to file a registration statement under the Securities Act covering up to _______________ shares of common stock issuable under our stock plans. We also intend to file a registration statement under the Securities Act covering _______________ shares of common stock, including shares issuable upon conversion of our Series A Preferred Stock. Accordingly, shares registered under those registration statements will be available for sale in the open market, subject to the contractual lock-up agreements described above that prohibit the sale or other disposition of the shares of common stock underlying the options or shares of Series A Preferred Stock, for a period of 90 days after the date of this prospectus.

Our Articles of Incorporation authorize our board of directors to issue new series of preferred stock that may have the effect of delaying or preventing a change of control, which could adversely affect the value of your shares.

Our articles of incorporation, provide that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 700,000 additional shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change of control of our company without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

There may not be an active, liquid trading market for our common stock .

Our common stock is currently traded on the Over the Counter Bulletin Board, and we intend to file an application for listing on The Nasdaq Stock Market when we believe we meet the applicable listing standards. Although we intend on meeting all of the necessary requirements, our application may not be accepted. If we do not succeed in securing a listing on the Nasdaq Stock Market, it could limit the ability to trade our common stock and result in a reduction of the price that can be obtained for shares being sold.

Compliance with the applicable provisions of the Sarbanes-Oxley Act may be a further condition of continued listing or trading. If we are granted a listing on the Nasdaq Stock Market, we may not always be able to meet the listing requirements. Failure to continually meet the Nasdaq Stock Market listing requirements could result in the delisting of our common stock, which may adversely affect the liquidity of our shares, the price that can be obtained for them or both.

We may not pay dividends.

We may not pay dividends in the future. Instead, we expect to apply earnings toward the further expansion and development of our business. The likelihood of our paying dividends is further reduced by the fact that, in order to pay dividends, we would need to repatriate profits earned outside of the U.S., and in doing so those profits would become subject to U.S. taxation. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price, rather than receiving an income stream from it. The price of our stock can go down as well as up, and fluctuations in market price may limit your ability to realize any value from your investment, including recovering the initial purchase price.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. When used in this prospectus, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing anticipated business developments, a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this filing might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

The net proceeds to the Company from the sale of the shares offered hereby are estimated to be approximately $25 million. We expect to use approximately $13 million to develop new products and new manufacturing plant construction, approximately $5 million for research and development and the remainder for working capital.

Development of New Products and Construction of Manufacturing Facilities - $13 Million

Over the next few years, Huiheng will make a significant volume of its LINAC sales in both domestic and foreign markets. To meet the requirements from the SFDA for LINAC manufacturing, Huiheng plans to construct an advanced manufacturing and testing facility. Huiheng has obtained the approval to acquire rights to a piece of property for industrial purposes in Wuhan City, Hubei Province, China. Huiheng will establish an assembly and testing line for its MRI products, the estimated cost of which is $13 million, which includes the purchase price of the property and the construction of facilities.

Research & Development - $5 Million

Huiheng plans to invest $5 million for research and development activities. The new products under such activities include an integrated medical linear accelerator (LINAC) and a multi-leaf collimeter, the SGS-III, a new HGM and advanced MRI (0.3-0.5, 1.0-1.5) equipment.

Working Capital - $7 Million

Huiheng plans to utilize approximately $7 million as working capital. This will include sales and marketing expenses for both new and existing products and the cost for clinical trials and FDA and SFDA filings. Huiheng is also actively seeking strategic acquisition opportunities in both China and abroad that offer new technologies and/or synergies that help Huiheng grow to become a market leader.

MARKET FOR OUR SHARES

Our common stock is currently listed for trading in the over-the-counter market on the NASD “Electronic Bulletin Board” (Symbol: “HHGM”). After we initially registered shares for public trading in 2006, our common stock did not have any trading volume or bid prices listed. Our common stock has only had bid prices entered since the second quarter of 2007, following the share exchange we consummated with Allied Moral Holdings Limited.

The following table shows the high and low bid information for our stock since May, 2007 (these amounts reflect inter-dealer prices, without retail mark-ups, mark-downs, or commissions and do not necessarily represent actual transactions):

Fiscal 2007	High	Low
Second Quarter	$9.00	$9.00
Third Quarter	$8.00	$7.50

There are no outstanding options or warrants that can be converted into our common equity. As provided in the Allied Moral Holdings share exchange agreement, if Huiheng achieves certain profit targets for 2008 through 2011, we may distribute some or all of 1,600,000 shares of common stock to those persons who were the holders of Allied Moral’s common stock at the time of the share exchange.

We have approximately 40 record holders of our common stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividends

In January 2007, we paid a dividend of approximately $9.16 million to the holder of our common stock.

All of our business is conducted through our subsidiaries based in China. As stated above in the Risk Factors section, Renminbi, or RMB, is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to make dividends or other payments in United States dollars. However, in accordance with the existing foreign exchange regulations in China, Allied Moral is able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements. There can be no assurance that the current foreign exchange measures will not be changed in a way that will make payment of dividends and other distributions outside of China more difficult or unlawful. As a result, if we intend to distribute profits outside of China, there can be no assurance that we will be able to obtain sufficient foreign exchange to do so. Additionally, we cannot provide any assurance that China regulatory authorities will not impose further restrictions on the convertibility of the RMB. Since our subsidiaries in China, both direct and indirect, generate virtually all of our revenue, and these revenues are currently denominated in RMB, any future restrictions on currency exchanges may limit our ability to repatriate such revenues for the distribution of dividends to our shareholders.

SAFE regulations have required extensive documentation and reporting, some of which was burdensome and slowed payments. If there is a return to burdensome payment restrictions and reporting, the ability of a company with its principal operations in China to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business in which they own for other reasons. Relevant Chinese law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves, which amounts are to distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our shareholders as dividends.

Securities authorized for issuance under equity compensation plans

At present, Huiheng Medical has 1,500,000 shares authorized for issuance under equity compensation plans. However, no options for such shares have been granted as yet.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary of selected historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto that are included elsewhere in this report. Historical results are not necessarily indicative of the results that may be expected for any future period.

	Years Ended December 31,
	2005	2006
Statement of Income Data:
Total revenues	$9,880,487	12,346,672
Income from operations	4,384,203	8,169,476
Net income	4,151,059	7,031,721
Weighted average shares outstanding	50,000,000	50,000,000

	December 31, 2005
	2005	2006
Balance Sheet Data:
Cash and cash equivalents	$136,608	337,014
Working capital (deficit)	7,014,083	5,076,410
Total assets	13,716,370	9,505,620
Long-term debt	0	0
Stockholders’ equity	7,670,059	5,536,914

Exchange Rate Information

The following table sets forth certain information concerning exchange rates between Renminbi and U.S. dollars for the periods indicated:

Period	Period End	Average	High	Low
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements, including as a result of those matters set forth under “Risk factors” and elsewhere in this prospectus.

OVERVIEW

We are a China-based medical device company that develops, manufactures and markets radiation therapy systems used for the treatment of cancer. We currently have four products; the Super Gamma System (“SGS”), the Body Gamma Treatment System (“BGTS”), the Head Gamma Treatment System (“HGTS”) and a multileaf collimator device (“MLC”) used in conjunction with a linear accelerator.

In 2006, we established Allied Moral Holdings, Ltd. in the British Virgin Islands as a holding company and transferred 100% of the ownership interests of Tibet Changdu Huiheng Industry Development Company, Ltd. (“Changdu Huiheng”), a Chinese holding company established in Tibet, to Allied Moral as part of an ownership restructuring to facilitate investments by foreign investors. As discussed below in the “Business - Huiheng’s Background” section, the shareholders of Allied Moral engaged in a share exchange transaction with Huiheng in May 2007.

In 2005, the ownership interests of Shenzhen Hyper Technology Company, Ltd. (“Shenzhen Hyper”), Wuhan Kangqiao Medical New Technology Company, Ltd. (“Wuhan Kangqiao”) and Beijing Yuankang Kbeta Nuclear Technology Company, Ltd. (“Beijing Nuclear”) were reorganized under Changdu Huiheng. Upon the completion of the reorganization, Changdu Huiheng owned 75% of the equity interest in Shenzhen Hyper, 100% of the equity interest of Wuhan Kangqiao and 50% of the equity interest of Beijing Nuclear.

Our company is led by Hui Xiaobing, the former CEO of Everbright Holdings, a major Chinese financial institution. Through his experience and relationships, Mr. Hui maintains access to China’s hospitals and the Company’s principal customers. As a result of his leadership, we have successfully developed a strong sales and marketing force, that covers the entire country and maintains relationships with China’s top medical institutions.

Our expansion plans include broadening our product offering. Our research and development team is focused on developing and producing technologically advanced radiotherapy and GTS products. We currently have 28 patents in China, and additional patents in the US and EU, and our main products are approved for use in China by the State Food and Drug Administration, an agency of the Ministry of Healthcare of the PRC.

Currently, the focus of the research and development efforts has been on four main projects that are expected to lead to four product launches between Q3 2007 and Q4 2009. The first project is the development of the next generation SGS unit that will incorporate what the Company believes are the world’s most advanced functional radiotherapy technologies through the addition of an Image Guided System (“IGS”), which improves the targeting of the radiation beam through use of computer-generated images, and Respiration Tracking System (“RTS”), which automatically adjusts the targeting of the radiation to compensate for the patient’s breathing. This project is at the prototype stage which we expect to be completed by the end of 2007. The other major projects include the development of an integrated linear accelerator (“LINAC”) plus multileaf collimator unit, another type of radiotherapy device that is used in less demanding applications, an advanced magnetic resonance imaging (“MRI”) device and an industrial LINAC unit that is used for, among other things, preserving food through irradiation. These projects are in various stages of development, and we expect the prototypes for the LINAC to be completed by the end of 2007.

We sell our products directly to hospitals and to third party investors in China that install our systems in hospitals for free and, in return, receive a portion of the net profits generated by the system. We also offer comprehensive post-sales services for our medical equipment to our customers. The service contracts are negotiated and signed independently and separately from the sales of medical equipment. Our post sales services include radioactive cobalt source replacement and disposal, training, product maintenance, software upgrades, and consulting.

Many of the key research and development personnel who developed our products are currently employed by our company.

We have also begun pursuing relationships with foreign medical capital equipment technology leaders to offer high quality, low cost manufacturing services and China-based distribution for their products.

Shenzhen Hyper. Shenzhen Hyper was established in September of 2001 as a domestic Chinese company based in Shenzhen China. From inception, it has been engaged in designing, developing, manufacturing and servicing radiotherapy medical equipment used for the treatment of tumors for customers throughout China. Shenzhen Hyper developed the Super Gamma System (“SGS”), our most advanced and versatile technology, in 2001. The SGS is a radiotherapy device that uses gamma radiation to non-invasively treat tumors located in the head and the body and to treat certain functional disorders of the head and neck areas. It utilizes stereotactic, or three-dimensional imaging, principles to enhance the accuracy of the targeting of the radiation beams. Our first SGS device was installed in 2001 and our SGS device was approved by the SFDA in 2003. As of the end of 2006, we have a total installed base of 19 SGS units, all of which are located in China. We estimate that over 14,000 patients have been treated with our SGS product. Shenzhen Hyper has also developed a multileaf collimator (“MLC”) device that is used in conjunction with a linear accelerator (“LINAC”) to provide conformal shaping of radiotherapy treatment beams, which increases the precision of the beam and reduces the damage caused to surrounding tissues. Our first MLC was sold in March of 2007 in China. We have applied for approval from the SFDA for this device. We have sold a total of 1 MLC unit. We are currently developing our own LINAC with which we will integrate our MLC. Shenzhen Hyper is currently working on the development of additional radiotherapy and diagnostic equipment that will be sold in China and abroad.

The first project is the development of a next generation SGS unit, capable of treating tumors in the head and body by advanced radioenergy and radiotherapy functions. In addition, this next generation unit will have a respiratory tracking system, which automatically adjusts the targeting of radiation to compensate for a patient’s breathing.

Wuhan Kangqiao. Wuhan Kangqiao was established in September of 2001 as a domestic Chinese company based in Wuhan China. From inception, it has been engaged in designing, developing, manufacturing and servicing radiotherapy medical equipment for customers throughout China. Wuhan Kangqiao developed BGTS in 2003 and the HGTS in 2004 and currently manufactures, markets and services these products.

The BGTS is a stereotactic radiotherapy device that uses gamma sourced radiation to non-invasively treat tumors located in the body. Our first BGTS device was installed in 2003 and in 2004 it was approved by the SFDA. As of the end of 2006, we have a total installed base of 7 BGTS units.

The HGTS is a stereotactic radiotherapy device that uses gamma sourced radiation to non-invasively treat tumors in the head and to treat other functional disorders of the head and neck area. Our first HGTS device was installed in 2004 and is expected to achieve SFDA approval in 2007. As of the end of 2006, we had a total installed base of 4 HGTS units.

Beijing Nuclear. Beijing Nuclear was established in December 2004 and supplies the Cobalt-60 radioactive material used as the radioactive source in the SGS, BGTS and HGTS.

PRICING

Treatment fees for radiotherapy are set by provincial governments in China, a factor we consider when pricing our systems. To gain market penetration, we price our radiotherapy treatment systems at levels that we believe offer attractive economic returns to distributors and hospitals, taking into account the prices of competing products in the market. We market and sell our products to distributors at a price that is lower than the price that hospitals pay for our products. We believe that our products are competitively priced compared to other radiotherapy devices available in China.

The provincial governments in China set the treatment fee rates for radiotherapy, and they may adjust the fee rates from time to time. If they reduce the fee rates, some hospitals and third party investors may be discouraged from purchasing our products, which would reduce our sales. In that event, we may need to decrease the price of our systems to provide our customers acceptable returns on their purchases. We cannot assure you that our business, financial condition and results of operations will not be adversely affected by any reduction in treatment fees for radiotherapy in the future.

REVENUES

We derive our revenues from selling our products to hospitals and third party investors and from selling service contracts to the buyers of our products.

Our net revenues are net of Value Added Tax (“VAT”), but include VAT refunds on the sales of self-developed software embedded in our medical equipment products. In addition, our revenues include regional VAT and Business tax subsidies.

We recognize revenues at the time our products are accepted by either the third party investor or the hospitals depending on contractual stipulation, which typically occurs within one to two weeks of shipment. The sales price of our devices includes basic training and installation services. These services are ancillary to the purchase of medical equipment by our customers and are normally considered by the customers to be an integral part of the acquired equipment. As the delivered items (training and installation services) do not have determinable fair values, revenues for the entire arrangement is recognized upon customer acceptance, which occurs after delivery and installation.

We typically require our customers to pay 30% of the sales price as a down-payment when a purchase order is placed, another 30% of the sale price when the product is shipped, and another 30% of the sale price after the device has been installed, tested and is accepted by the customer. The remaining 10% balance is typically paid by the customer within one year of acceptance.

Our revenues, growth and results of operations depend on several factors, including the level of acceptance of our products among doctors, hospitals and patients and our ability to maintain prices for our products at levels that provide favorable margins. The level of acceptance among doctors, hospitals and patients is influenced by the performance and pricing of our products, our ability to educate distributors and the medical community about our products, our relationships with hospitals and major distributors, government reimbursement levels as well as other factors.

Our sales have historically been achieved on a unit-by-unit basis. We expect that in any given period a relatively small, and changing, number of third party investors will continue to account for a significant portion of our revenues. For the fiscal year ended December 31, 2005 and December 31, 2006, sales to our top four customers accounted for 85% and 89%, respectively, of our revenues.

COSTS

Cost of revenues

Our cost of revenues primarily consists of material and component costs. It also includes amortization of intangible assets and direct costs incurred in the assembly, installation and service of our products, such as salaries and related personnel expenses and depreciation costs of plant and equipment used for production purposes. Depreciation of property, plant and equipment attributable to manufacturing activities is capitalized and expensed as cost of revenues when product is sold. Depreciation for the years ended December 31, 2005 and 2006 amounted to RMB 0.96 million (US $0.117 million) and RMB 1.2 million (US $0.152 million), respectively. We outsource the production of components and assembly to our independent preferred vendors.

As we source a significant portion of our components and raw materials in China, we currently have a relatively low cost base compared to medical technology companies in more developed countries. We expect the costs of components and raw materials in China will increase in the future as a result of further economic development in China. In addition, our focus on new generations and applications of our products may require higher cost components and raw materials. We plan to offset increases in our cost of raw materials and components through more efficient product designs and product assembly enhancements as well as through savings due to economies of scale.

Operating expenses

Our operating expenses primarily consist of research and development expenses, sales and marketing expenses and general and administrative expenses.

Research and development.    Research and development expenses primarily consist of costs associated with the design, development, testing and enhancement of both our existing products and our new product development. These costs consist of expenditures for purchases of supplies, clinical trials, salaries and related personnel expenses, and other relevant costs. Going forward, we expect to increase our research and development expenses, both on an absolute basis and as a percentage of revenue, to develop new products and applications and to improve the product designs of our existing products.

Sales and marketing.    Sales and marketing expenses consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions and costs associated with advertising and other marketing activities. Similar to most China-based manufacturers of medical equipment and supplies, our sales are made primarily to third party investors. As a result, our sales and marketing expenses as a percentage of revenues are significantly lower than manufacturers of medical equipment and supplies that operate their own marketing and distribution networks and sell directly to hospitals. Going forward, we expect to increase our expenditures on sales and marketing, both on an absolute basis and as a percentage of revenue, to promote our products in China. Furthermore, we anticipate aggressively pursuing new markets outside the PRC and expect to increase our expenditures on sales and marketing for this purpose as well.

General and administrative. General and administrative expenses consist primarily of salaries and benefits and related costs for our administrative personnel and management, fees and expenses of our outside advisers, including legal, audit and valuation expenses, expenses associated with our administrative offices and the depreciation of equipment used for administrative purposes. We expect that our general and administrative expenses will increase, both on an absolute basis and as a percentage of revenue, as we hire additional personnel and incur costs related to the anticipated growth of our business and our becoming a publicly listed company in the U.S.

TAXES AND INCENTIVES

Allied Moral Holdings

Under the current laws of the British Virgin Islands, we are not subject to tax on our income or capital gains. In addition, no British Virgin Islands withholding tax will be imposed on payments of dividends by us to our shareholders.

Changdu Huiheng

Under the current PRC laws, Changdu Huiheng is subject to the Enterprise Income Tax (“EIT”) and the VAT. Changdu Huiheng is established in the western region of the PRC and, as such, it is currently subject to an EIT rate of 15%, compared to a statutory rate of 33% for most companies in China. However, pursuant to an agreement with the Tibet Finance Bureau, Changdu Huiheng will be refunded any amounts of its annual EIT payment that exceed RMB 900,000 (USD 121,579). In addition, the Tibet Finance Bureau will refund Changdu Huiheng’s annual 31% business tax payment and its 38.75% VAT payment under the condition that the total annual business tax and VAT owed exceeds RMB 1 million (USD 135,088) and RMB 1.5 million (USD 202,632), respectively. This tax incentive policy will be valid for 5 years from the commencement of the tax refund, which began in fiscal 2006.

Shenzhen Hyper

Shenzhen Hyper is classified as a high technology company and currently operates in an approved economic-technological development area. As such, it is currently subject to an EIT rate of 15%, compared to a statutory rate of 33% for most companies in China. Furthermore, this classification, according to local tax regulations, entitles Shenzhen Hyper to a tax-free period for two years, commencing on it first profitable year, and a 50% reduction in EIT for the following six years. As of December 31, 2006, Shenzhen Hyper had not yet achieved retained profits after deducting accumulated losses.

VAT is charged based on the selling price of products at a general rate of 17% and revenues are recorded net of this VAT. Shenzhen Hyper, however, is entitled to a 14% refund of VAT on the sales of self-developed software embedded in device systems. This is a result of a PRC government program to promote the development of the high technology sector of China’s economy. The program phases out for companies after five years of profitable operations.

The VAT refund is recorded as part of net revenues under U.S. GAAP. For the fiscal year ended December 31, 2006, VAT refunds amounted to RMB 1.35 million (USD 182,368), which accounted for approximately 1.2% of our revenues for the period. There were no VAT refunds for fiscal year ending December 31, 2006.

Wuhan Kangqiao

Wuhan Kangqiao is classified as a high technology company and currently operates in an approved economic-technological development area. As such, it is currently subject to an EIT rate of 15%, compared to a statutory rate of 33% for most companies in China. Furthermore, this classification, according to local tax regulations, entitles Wuhan Kangqiao to a tax-free period for two years, commencing the first year the company is established. Wuhan Kangqiao’s EIT rate for the years ending December 31, 2004, 2005 and 2006 were 0%, 15% and 15%, respectively.

The PRC tax system is subject to uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject us to tax increases in the future.

SIGNIFICANT ACCOUNTING POLICIES

Significant Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section are based upon our financial statements, which have been prepared in accordance with the generally accepted accounting principles in the United States. During the preparation of our financial statements we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under current conditions. Actual results may differ from these estimates under different assumptions or conditions.

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policy,” we identified the most critical accounting principles upon which our financial status depends. We determined that those critical accounting principles are related to the use of estimates, inventory valuation, revenue recognition, income tax and impairment of intangibles and other long-lived assets. We present these accounting policies in the relevant sections in this management’s discussion and analysis, including the Recently Issued Accounting Pronouncements discussed below.

(a)	Principles of Consolidation

The consolidated financial statements include the Company and its three operating subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Cash

Cash consist of cash on hand and in bank.

(c)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount after deduction of trade discounts, value added taxes and allowance, if any, and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic condition. No allowance has been provided for doubtful accounts as of December 31, 2005 and 2006 (Note 5).

(d)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. Cost of work in progress and finished goods comprise direct material, direct production and an allocated proportion of production overheads.

(e)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation or amortization. Depreciation expense is recognized using the straight-line method to the asset’s estimated residual value over the estimated useful lives of the assets as follows:

Years
Leasehold improvement	3-5
Buildings	20
Production equipment	3-5
Furniture, fixtures and office equipment	3-5
Motor vehicles	5-10

Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Depreciation of property, plant, and equipment attributable to manufacturing activities is capitalized as part of inventory, and expensed to cost of revenues as inventory is sold.

(f)	Intangible Assets

Intangible assets were contributed to us and are stated at cost, representing the fair value at the time of contribution by minority owner of a subsidiary. Fair value was supported by cash contributed contemporaneously by another investor. Cost is net of accumulated amortization and impairment losses. Amortization expense is recognized on the straight-line basis over the estimated respective useful lives of these intangible assets as follows:

Years
Patented technology	20
Software	5

Management reviews the carrying values of its intangible assets if the facts and circumstances suggest that these assets may be impaired. To the extent that the review indicates that the carrying values of these assets may not be recoverable, as determined based on their estimated future undiscounted cash flows over the remaining amortization period, the carrying values of these assets will be reduced to their estimated fair values.

(g)	Investment in Affiliated Company

Beijing Kbeta was established in December 15, 2004 at which time Changdu Huiheng acquired a 20% equity interest. During fiscal year 2005, Changdu Huiheng acquired an additional 30% equity interest in Beijing Kbeta for RMB 300,000 (USD 36,663). The cost for each acquisition approximated fair value of the proportion of the net assets acquired and accordingly, no investor level goodwill was recognized.

The Company’s equity interest in Beijing Kbeta is accounted for used the equity method of accounting because the Company has the ability to exercise significant influence over the investee, but does not have a controlling financial interest.

If circumstances indicate that the carrying value of our investment in Beijing Kbeta may not be recoverable, we would recognize an impairment loss by writing down its investment to its estimated net realizable value if management concludes such impairment is other than temporary.

(h)	Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No Impairment was recognized in 2005 and 2006.

(i)	Revenue Recognition

We generate revenue primarily from sales of medical equipment and provision of maintenance and support services. Revenue is recognized as follows:

We recognize revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. The sales price of the medical equipment includes the training and installation services. These services are ancillary to the purchase of medical equipment by customers and are normally considered by the customers to be an integral part of the acquired equipment. As the delivered items (training and installation services) do not have determinable fair values, we recognize revenue for the entire arrangement upon customer acceptance, which occurs after delivery and installation.

In the PRC, VAT of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not our revenue; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Pursuant to the laws and regulations of the PRC, Shenzhen Hyper is entitled to a refund of VAT on the sales of self-developed software embedded in medical equipment. The VAT refund represents the amount of VAT collected from customers and paid to the authorities in excess of 3% of relevant sales. The amount of VAT refund is calculated on a monthly basis. As the refund relates directly to the sale of self-developed software that is embedded in our products, we recognize the VAT refund at the time the product is sold. The amount is included in the line item “Revenues, net” in the consolidated statements of income and is recorded on an accrual basis. VAT refunds included in revenue for the year ended December 31, 2006 was RMB 1,346,154 (USD 169,159). There were no VAT refunds for the year ended December 31, 2005.

Pursuant to the document dated December 16, 2004 with No. 173 issued by Tibet Finance Bureau, the profits tax payment of Changdu Huiheng in excess of RMB 900,000 (USD 121,579) for a year will be refundable by Tibet Finance Bureau. The 31% and 38.75% of business tax payment and value added tax payment respectively for a year will be refundable by Tibet Finance Bureau provided that the business tax payment and value added tax payment should be arrived at RMB 1 million (USD 135,088) and RMB 1.5 million (USD 202,632) for a year respectively. Such tax incentive policy will be valid for 5 years from the year of commencement of tax refund. The tax subsidy income from Tibet Finance Bureau was included in our revenue for 2006.

The medical equipment we sell has embedded self-developed software. In all cases, the medical equipment is marketed and sold based on its performance and functionality as a whole. The self-developed software is not sold on a standalone basis.

Changdu Huiheng also provides comprehensive post-sales services to certain distributors for medical equipment used by hospitals. These contracts are negotiated and signed independently and separately from the sales of medical equipments. According to the agreements, Changdu Huiheng provides comprehensive services including exchange of cobalt, training to users of the medical equipment, maintenance of medical equipment, upgraded software and consulting. Fees for the services are recognized under the straight-line method over the life of the contract.

(j)	Research and Development Costs

Research and development costs are expensed as incurred.

(k)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

(l)	Retirement and Other Postretirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to consolidated statements of operations as and when the related employee service is provided.

(m)	Warranty Costs for Medical Equipment

We provide a product warranty to its customers to repair any product defects that occur generally within twelve months of the date of sales. Based on the limited number of actual warranty claims and the historically low cost of such repairs, we have not recognized a liability for warranty claims, but rather recognize such cost when product repairs are made.

(n)	Use of Estimates

The preparation of the consolidated financial statements requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables, realizable values for inventories and deferred income tax assets. Actual results could differ from those estimates.

(o)	Contingencies

In the normal course of business, we are subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. We record accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim arising from any medical incident over the last three years, we have not recognized a liability for product liability claims.

(p)	Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standard Board (“FASB”) issued FASB Statement No. 123R (revised 2004), Share-Based Payments , which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services, in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees , and its related implementation guidance. For nonpublic companies, this Statement requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. We have not been engaged in any share-based payment transactions.

In December 2004, the FASB issued FASB Statement No. 151, Inventory Costs , which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling cost, and wasted material (spoilage). Under this Statement, such items will be recognized as current-period charges. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement will be effective for us for inventory costs incurred on or after January 1, 2007. Management anticipates that this new Statement will not have a material impact on us.

In December 2004, the FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets , which eliminates an exception in APB 29 for recognizing nonmonetary exchanges of similar productive assets at fair value and replaces it with an exception for recognizing exchanges of nonmonetary assets at fair value that do not have commercial substance. This Statement will be effective for us for nonmonetary asset exchanges occurring on or after January, 1, 2007. Management currently does not contemplate entering into any transactions within the scope of FASB Statement No. 153. Consequently, management does not believe the adoption of the statement will have material impact on its consolidated financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) issued EITF issue No. 04-13 Accounting for Purchases and Sales of Inventory with the Same Counterparty , EITF 04-13 provides guidance as to when purchases and sales of inventory with the same counterparty should be accounted for as a single exchange transaction. EITF 04-13 also provides guidance as to when a nonmonetary exchange of inventory should be accounted for at fair value. EITF 04-13 will be applied to new arrangements entered into, and modifications or renewals of existing arrangements occurring after January 1, 2007. We do not have such transactions within the scope of EITF 04-13. Consequently, management doesn’t believe the adoption of the statement will have material impact on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 establishes the threshold for recognizing the benefits of tax-return positions in the consolidated financial statements as “more-likely-than-not” to be sustained by the taxing authority, and prescribes a measurement methodology for those positions meeting the recognition threshold. FIN 48 is effective the fiscal year beginning after December 15, 2006. Management is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). The purpose of SFAS No.157 is to define fair value, establish a framework for measuring fair value, and enhance disclosures about fair value measurements. The measurement and disclosure requirements are effective for us beginning in the first quarter of fiscal year 2008.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for us beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompany financial statements.

(q)	Segment Reporting

We have no operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of our operations and customers are in the PRC. Accordingly, no geographic information is presented.

(r)	Recapitalization

The post-acquisition entity is accounted for as a recapitalization of Allied Moral using accounting principles applicable to reverse acquisitions with Allied Moral being treated as the accounting parent (acquirer) and Huiheng Medical, Inc., the legal parent, being treated as the accounting subsidiary (acquiree). Mill Basin is regarded as the predecessor entity. In accordance with the provisions governing the accounting for reverse acquisitions, all historical figures presented are those of Allied Moral.

Incentive Share and After-Tax Profit Targets

As an additional purchase price under the Allied Moral Holdings share exchange, the previous shareholders of common stock of Allied Moral Holdings will be issued, on an all or none basis per year, an aggregate of 1,600,000 shares of common stock of Huiheng (400,000 shares each year for four years), if on a consolidated basis, Huiheng has after-tax profits in the following amounts for the indicated 12-month periods ending December 31:

Years Ending December 31	After Tax Profit
2008	13,100,000
2009	18,500,000
2010	26,200,000
2011	34,060,000

OUR SELECTED RESULTS OF OPERATIONS

Operating revenues

For the year ended December 31, 2006, net revenues amounted to $12.35 million, an increase by $2.55 million, compared to $9.80 million for the same period of the prior year, representing a 25.9% increase. This increase in total revenues was due to an increase in revenues from services, tax refunds and subsidies in 2006 compared with 2005. The next two paragraphs discuss these changes in greater detail.

Total revenues from product sales and services were $11.29 million for 2006, an increase by $1.39 million, compared to $9.90 million for the same period of the prior year, representing a 14.0% increase. This increase was due to a significant increase in service revenues in 2006 compared with 2005. Service revenues totaled approximately 1.03 million in 2005 compared to approximately 4.7 million in 2006.  Service revenues increased in 2006 compared with 2005 for two reasons. First, we managed more service contracts in 2006, 26 contracts, compared with 23 contracts in 2005. Secondly, as a result of our reorganization, we commenced managing all 23 of our 2005 service contracts on October 1, 2005. As a result, we only generated service revenues in the last three months of 2005, whereas in 2006, we generated service revenues for all 12 months.

Product sales decreased from approximately $9.1 million in 2005 to approximately $6.6 million in 2006, representing a decrease of 37.9%.  This decrease was due to a temporary marketwide slowdown in medical capital equipment purchases over that period resulting from the implementation of new government regulatory reforms.

In 2006, we sold 8 units and in 2005 we sold a total of 12 units. This decrease in unit sales and revenues from unit sales in 2006 compared to 2005, was due to a larger than normal number of installations of our BGTS device in 2005. Our success with the BGTS unit in 2005 was due to its approval by the SFDA in 2004.

Of the $12.35 million of net revenues, approximately $1.38 million related to tax refunds and subsidies, an increase of approximately $1.38 million over the $0 in tax refunds and subsidies for the same period of the prior year, a 100% increase. Tax refunds and subsidies accumulate each current year and are paid to us, and recognized as revenue, the following year. Based on the regional tax refund and subsidy policies, the we did not pay taxes in 2004 and therefore had no refunds in 2005. We did pay taxes in 2005, and as a result, received a refund in 2006.

Revenue Backlog

An important measure of the stability and growth of the Company’s business is the number of purchase orders placed by customers for products that the company has not yet installed or backlog, which represents the total amount of unrecognized revenue associated with existing purchase orders. Any deferral of revenue recognition is reflected in an increase in backlog as of the end of current period. The backlog as of December 31, 2006 amounted to $5.41 million, representing an increase of 9.6%, compared to $4.93 million as of December 31, 2005. This increase was due to an increase in purchase orders in 2006 compared with 2005. These purchase orders are not cancellable and we expect that all of them will be filled in the next year.

Cost of revenues

The total cost of revenues amounted to $2.65 million, a decrease by $1.5 million compared to $4.15 million for the same period of the prior year, representing a 36.1% decrease. The decrease was due to an increase in service contract revenues as a percentage of total revenues over the prior year which has a higher margin and a lower associated cost of revenues than sales of devices.

Gross margin

As a percentage of total revenues, the overall gross margin increased significantly to 78.5% for the year ended December 31, 2006 from 57.6% for the same period in the prior year, primarily because higher margin service revenues represented a higher percentage of total revenues.

Operating expenses

Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions and costs associated with advertising and other marketing activities.

Sales and marketing expenses were approximately $123,308 for the year ended December 31st 2006, an increase of 101%, or roughly $61,863, compared to approximately $61.445 for the same period of the prior year. The increase was mainly due to the reorganization in October 2005, which resulted in sales and marketing expenses concentrated in Chengdu Huiheng, whereas before the reorganization some of these selling expenses were logged in the operating center subsidiary. As a result, for October, November and December of 2005, all sales and marketing expenses were realized in Chengdu Huiheng and for all 12 months of 2006, all sales and marketing expenses were realized in Chengdu Huiheng.

This relatively low overall expenditure toward sales and marketing is due to our direct marketing strategy which primarily includes expenses for salaries, commissions and travel fees for our marketing staff. We have established guidelines to monitor and evaluate sales performance for its products to customers in different industries and regions to control selling expenses. We expect that our selling expenses will remain at or increase above the 2006 levels as we increase our efforts to expand sales, particularly internationally, where our brand is not as well known and the resources devoted to establish a presence in new markets will be greater.

General and administrative expenses. General and administrative expenses consist primarily of salaries and benefits and related costs for our administrative personnel and management, fees and expenses of our outside advisers, including legal, audit and valuation expenses, expenses associated with our administrative offices. General and administrative expenses amounted to approximately $1.28 million for the year ended December 31, 2006, an increase of roughly $145,458 compared to approximately $1.13 million for the same period of the prior year, representing an increase of 12.86%. The increase in general and administrative expenses was due primarily to increased expenses associated with human resources, increased administrative expenses resulting from our growth over that period and from preparing to become a publicly listed company in the U.S.

Research and development expenses. Research and development expenses comprise mostly employee compensation, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. Research and development expenses were $124,283 for the year ended December 31, 2006, compared to $72,267 in the same period of the prior year. This was due to new product development including our MLC, linear accelerator and next generation SGS device.

Subsidy and tax refund income

The PRC government provides financial subsidies out of the value added tax they collect in order to encourage the research and development efforts of certain enterprises, such as those involved with software development. Shenzhen Hyper qualifies for such subsidies. In addition, the Tibet government provide financial subsidies out of the value added tax they collect in order to encourage business development in the region. Chengdu Huiheng qualifies for such subsidies.

All subsidies were accounted for based on evidence that the operations of those companies were entitled to receive these subsidies or that cash had been received. Subsidy income received for the year ended December 31, 2006 amounted to $1.38 million, compared to $0 for the year ended December 31, 2005. Based on the regional tax refund and subsidy policies, we did not pay taxes in 2004 and therefore had no refunds in 2005. We did pay taxes in 2005, and as a result, received a refund in 2006.

Income tax provision

Our effective tax rate was 17.07% for the year ended December 31, 2006, compared to 8.02% for the year ended December 31, 2005. The income tax expense for the year ended December 31, 2006 was approximately $1.39 million, an increase of $1.04 million, or nearly 300%, compared to $352,000 for the prior year. The increase in income tax provision was attributed in large part to the increase in taxable income, which nearly doubled year-over-year.

Net income

For the year ended December 31, 2006, the Company’s net income amounted to $6.82 million, an increase of $2.82 million compared to $3.99 million for the prior year, or 70.66%. This increase was attributable primarily to the increase in total revenues and operating income.

Comparison of nine months ended September 30, 2006 and 2007

Operating revenues

For the nine months ended September 30, 2007, net revenues amounted to $10.99 million, an increase by $1.95 million, compared to $9.05 million for the same period of the prior year, representing a 22% increase. This increase was primarily due to more unit installations during the first nine months of 2007 compared to the first nine months of 2006.

Revenues from product sales and services totaled $9.50 million for the nine months ended September 30, 2007, representing an increase by $1.17 million, or 14%, compared with $8.35 million in revenues generated from product sales and services for the same period of the prior year.

Revenues from product sales totaled $5.96 million for the nine months ended September 30, 2007, representing an increase by $886,500, or 17.5%, compared with $5.08 million in revenues generated from product sales for the same period of the prior year. This increase was due to more unit installations during the first nine months of 2007 compared to the first nine months of 2006.

Revenues from services totaled $3.56 million for the nine months ended September 30, 2007, representing an increase by $285,300, or 8.7%, compared with $3.28 million in revenues generated from services for the same period of the prior year. This increase was due to new service contracts in 2007 and to the appreciation of the RMB versus the dollar over that period which resulted in an increase in dollars generated from existing service contracts.

For the nine months ended September 30, 2007, net revenues from tax refunds and subsidies totaled approximately $1.47 million, representing an increase by approximately $774,500 or 111.6% compared with $693,900 in revenues generated from tax refunds and subsidies over the same period of the prior year. This increase in tax refunds and subsidies was from our having a higher taxable income in 2006 compared to 2005, which resulted in our paying more tax in 2006 and receiving larger refunds and subsidies in 2007.

Cost of revenues

For the nine months ended September 30, 2007 the total cost of revenues amounted to $2.56 million, an increase by $427,000 or 20% compared to $2.14 million for the same period of the prior year. This increase in costs was due to increases in orders and installations.

Gross margin

As a percentage of net revenues, the overall gross margin increased to 77%, for the nine months ended September 30, 2007, from 76% for the same period in the prior year. This slight increase was due the increase of tax refunds and subsidies for the first nine months of 2007 compared with the first nine months of 2006.

Operating expenses

Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions along with the costs of advertising and other marketing activities.

Sales and marketing expenses were approximately $61,000 for the nine months ended September 30, 2007, an increase of roughly $400 compared to approximately $60,600 for the same period of the prior year.

General and administrative expenses. General and administrative expenses amounted to approximately $1.08 million for the nine months ended September 30, 2007, representing an increase of roughly $343,000, or 46%, compared to approximately $738,500 for the same period of the prior year. The increase in general and administrative expenses resulted from the expenses incurred over that period related to the acquisition of Allied Moral Holdings, the BVI parent of our Chinese operating companies.

Research and development expenses. Research and development expenses consist mostly of employee compensation, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. Research and development expenses were presented on the statement of income as $336,700 for the nine months ended September 30, 2007, an increase of $233,000 or 224%, compared to $104,000 in the same period of the prior year. This increase was due to our adding additional research and development staff in 2007 and the increased expenses associated with the development of new products including our next generation SGS unit, the SGS III, and our linear accelerator (LINAC) unit.

Income Tax Provision

For the nine months ended September 30, 2007, the Company’s income tax provision was $730,300 whereas the income tax provision was $919,400 for the same period of the prior year. The lower income tax provision for the first nine months of 2007, compared to the first nine months of 2006, occurred as a result of one of our subsidiaries deducting accumulated losses from the prior year from our taxable income, thereby reducing our income tax provision.

Net income

For the nine months ended September 30, 2007, the Company’s net income amounted to $6.21 million, an increase by $1.13 million, or 22%, compared to $5.08 million for the same period in the prior year. This increase was attributable to an increase in both the sales of equipment and service income.

Comprehensive income

For the nine months ended September 30, 2007, the Company’s comprehensive income, which reflects the change in currency translations on the net income, amounted to $6.49 million, an increase by $1.4 million, or 28%, compared to $5.09 million for the prior year.

Comparison of three months ended September 30, 2006 and 2007

Operating revenues

For the three months ended September 30, 2007, net revenues amounted to $2.43 million, a decrease of $121,000 compared to $2.55 million for the same period of the prior year. This decrease resulted from delayed installation dates of units sold. We anticipate those units will be installed during the next quarter at which time we will recognize the revenue to be generated.

Revenues from product sales and services totaled $1.98 million for the three months ended September 30, 2007, representing a decrease of $182,100, or 8%, over the $2.16 million in revenues from product sales and services for the same period of the prior year.

Revenues from product sales totaled approximately $726,000 for the three months ended September 30, 2007, representing a decrease of $235,900, or 24.5%, compared with the $962,000 in revenues from product sales for the same period of the prior year. This decrease resulted from delayed installation dates of units sold. We anticipate those units will be installed during the next quarter at which time we will recognize the revenue to be generated.

Revenues from services totaled $1.25 million for the three months ended September 30, 2007, representing an increase of $53,900, or 4.5%, over the $1.20 million in revenues from services for the same period of the prior year. This increase was due to the appreciation of the RMB versus the dollar since September 30, 2006, which resulted in an increase in dollars generated from existing service contracts.

For the three months ended September 30, 2007, net revenues from tax refunds and subsidies totaled approximately $451,200, representing an increase of approximately $61,000, or 16%, over the $390,200 in tax refunds and subsidies for the same period of the prior year. This increase in tax refunds and subsidies was from our having a higher taxable income in 2006 compared to 2005, which resulted in us paying more tax in 2006 and receiving larger refunds and subsidies in 2007.

Cost of revenues

For the three months ended September 30, 2007 the total cost of revenues amounted to $442,600, an increase by $35,300, or 8%, compared to $407,300 for the same period of the prior year. This increase was due to a sale of a LINAC and multi-leaf collimeter (MLC) unit over that period, a device that has a relatively high cost of revenues.

Gross margin

As a percentage of net revenues, the overall gross margin decreased to 82% for the three months ended September 30, 2007 from 84% for the same period in the prior year. This decrease was due to the cost structure of the units installed over that period. Because we are in the process of developing our LINAC unit, we presently integrate our MLC with a LINAC unit purchased from one of our preferred vendors. Once we finish the development of our LINAC unit, we anticipate sales of our integrated LINAC and MLC to achieve a higher gross profit margin.

Operating expenses

Sales and marketing expenses. Sales and marketing expenses mainly consist of salaries and related expenses for personnel engaged in sales, marketing and customer support functions and costs associated with advertising and other marketing activities.

Sales and marketing expenses were approximately $18,800 for the three months ended September 30, 2007, a decrease of 21% or roughly $5,000, compared to approximately $23,800 for the same period of the prior year.

General and administrative expenses. General and administrative expenses amounted to approximately $331,600 for the three months ended September 30, 2007, representing an increase of roughly $105,000, or 46%, compared to approximately $226,600 for the same period of the prior year. The increase in general and administrative expenses resulted from increasing our expenditures on human resources over that period.

Research and development expenses. Research and development expenses are comprised mostly of employee compensation, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. Research and development expenses were presented on the statement of income as $293,000 for the three months ended September 30, 2007, an increase of $228,700 or 356% compared to $64,300 in the same period of the prior year. The increase is attributable to expenses associated with the development of new products including our next generation SGS unit, the SGS III, and our LINAC unit.

Income Tax Provision

For the three months ended September 30, 2007, the Company’s income tax provision was $207,000, whereas the income tax provision was $300,700 for the same period of the prior year.  The lower income tax provision for the three months ended September 30, 2007, compared to the three months ended September 30, 2006, occurred as a result of one of our subsidiaries deducting accumulated losses from the prior year from our taxable income, thereby reducing our income tax provision.

Net income

For the three months ended September 30, 2007, the Company’s net income amounted to $1.25 million, a decrease by $296,700 compared to $1.55 million for the prior year, or 20%. This decrease was attributable primarily to higher operating expenses over that period compared with the prior period, principally in the areas of research and development and general and administrative expenses.

Comprehensive income

For the three months ended September 30, 2007, the Company’s comprehensive income, which reflects the change in currency translations on the net income, amounted to $1.37 million, a decrease by $184,000 compared to $1.56 million for the prior year, or 12%. A significant portion of this increase resulted from the appreciation of the RMB versus the US dollar during the periods reported on.

LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has financed its operations primarily through cash flows from operations. We currently do not have any outstanding short term or long term debt. We generate sufficient capital from our operating revenues and shareholder investments to cover our operating cash flow needs. We require that our customers pay us 30% of the sale price at the time the order is placed and the purchase order is signed. In addition, our customers pay us an additional 30% once the unit has been built and tested. The final 40% is paid in two installments, 30% on the date of installation and acceptance by the customer and the final 10% on 1 year following the installation date. As we operate with relatively high margins, this scenario provides us with sufficient cash to purchase various raw materials, meet our component inventory needs and pay our vendors. In addition, there are very few direct costs associated with our service business which further enhances our cash position. We have longstanding, positive relationships with our vendors and are given favorable payment terms. Also, we believe that we can defer certain tax payments, if we choose to do so. We plan to raise additional capital that will help finance a number of expansion initiatives including new product development.

As of September 30, 2007, the Company had total assets of $17.25 million, of which cash amounted to $539,000, accounts receivable amounted to $7.61 million, prepayment and other current assets amounted to $3.15 million and inventories amounted to $918,000. Working capital was approximately $7.9 million. The quick ratio was approximately 2.43:1.

Comparison of nine months ended September 30, 2006 and 2007

Net cash from operating activities totaled approximately $3.49 million for the nine months ended September 30, 2007, a decrease by $3.19 million compared to $6.7 million for the same period in the prior year. This decrease resulted primarily from the following changes in the operating assets and liabilities:

•	$4.96 million increase in accounts receivables;

•	$706,200 decrease in inventories;

•	$364,500 increase in prepayments and other receivables;

•	$55,000 increase in accounts payable;

•	$693,000 decrease in tax payable;

•	$2.4 million increase in accrued expenses and other current liabilities;

Cash collected from accounts receivable for the nine months ended September 30, 2007 was significantly lower than cash collected from accounts receivables for the nine months ended September 30 2006. This was due to an abnormal, large accounts receivable payment made by one of the company’s major customers during the nine months ended September 30, 2006.

Net cash from investing activities was ($3.14) million and ($21,500) for the nine months ended September 30, 2007 and 2006, respectively. The cash used by investing activities was primarily used to equip our new office facility into which we moved to support our growing operations.

Cash flows provided by financing activities amounted to ($456,000) and ($6.5) million for the nine months ended September 30, 2007 and 2006, respectively. For the nine months ended September 30, 2007, cash flows generated by financing activities consisted of $9.3 million of contributed capital, ($6.2 million) as a repayment of advances to related parties and ($3.58) million as a payment for redemption of common shares.

Comparison of years ended December 31, 2005 and 2006

Net cash used in operating activities totaled $10.55 million for year ended December 31, 2006, an increase by $9.78 million compared to $764,854 for the prior year, representing a 1280.0% increase. This increase resulted primarily from the increase in net income of $2.82 million; and the following changes in the operating assets and liabilities:

•	$4.98 million decrease in accounts receivable;

•	$135,437 increase in inventory;

•	$16,437 increase in prepayments and other receivables;

•	$114,838 decrease in accounts payable;

•	$547.612 increase in tax payable;

•	$1.78 million decrease in accrued liabilities;

•	$1,024 increase in amounts due to related parties.

The decrease in accounts receivable was due to the Company’s enhanced ability of receivable collections. The decrease in accounts payable was due to fewer device sales over the period that required prepayments to manufacturing vendors. The decrease in accrued liabilities was also due to fewer device sales over that period that required prepayments to manufacturing vendors. The increase in tax payable was due to the increase in revenue and net income over that period.

Net cash used by investing activities was -$260,107 and -$283,603 for the years ended December 31, 2005 and 2006, respectively. The cash used by investing activities consisted mainly of capital expenditures, advances to third parties and advances to related parties.

Cash flows provided by financing activities amounted to -$477,064 and -$10.06 million for the year ending December 31, 2005 and 2006, respectively. Cash flows generated by financing activities consist of dividends paid and repayments of advances to third parties. There was a dividend payment of approximately $9.16 million compared to $0 in the prior year. This dividend was declared prior to the private financing in which Allied Moral engaged in January 2007 and paid upon the closing of that financing. As a result of these changes, the financing activities for year ended December 31, 2006 created a decrease of $9.58 million compared to the financing activities for the same period of the prior year.

Working Capital

The Company’s working capital has decreased by $512,000 over the period between December 31, 2005 and December 31, 2006. Total current assets at December 31, 2006 amounted to $8.11 million, a decrease by approximately $4.01 million compared to $12.12 million at December 31, 2005. The decrease was attributable mainly to a significant decrease in accounts receivable.

Current liabilities amounted to $9.44 million at December 31, 2006, in comparison to $11.30 million at December 31, 2005. The decrease is attributable mainly to following factors: First, a decrease of $1.67 million in accrued liabilities and other payables; and second, a decrease of $655,000 in liabilities due to a related party.

The current ratio increased from 1.07 at December 31, 2005 to 0.86 at December 31, 2006. The changes in current ratio were due mainly to a larger percent reduction of current liabilities than current assets, year-over-year.

OPERATING LEASE COMMITMENTS

Rental expenses for obligations under operating leases were RMB 667,268 (USD 81,547) and RMB 356,088 (USD 44,746) for the years ended December 31, 2005 and 2006, respectively. As of December 31, 2006, the total future minimum lease payments under non-cancellable operating leases in respect of premises are RMB 74,906 (USD 9,598). While our new facilities have a lower cost per square meter, they are larger than the office space we previously occupied. As a result, our total rental expense will increase.

Quantitative information about market risk and qualitative information about market risk

Transaction Risk and Currency Risk Management

Our operations do not employ financial instruments or derivatives which are market sensitive, and therefore we are not subject to the financial market risks associated with such instruments and derivatives.

Exchange Rate Sensitivity

We do not currently sell our products internationally, so we are not subject to substantial risk from changes in exchange rates. There is a limited impact from exchange rate fluctuations as a result of the fact that we purchase some components and materials internationally. However, after a fairly stable period when the RMB was pegged to the US Dollar, the trend over the past few years has been appreciation of the RMB. This has the result of reducing our costs when stated in RMB terms, as it requires fewer RMB to acquire the same dollar value of goods compared to periods when the RMB was weaker.

Our production base is in China, which results in a substantial portion of our operating expenses being denominated in Renminbi, although the majority of our international purchases are made in U.S. dollars.

We currently do not engage in hedging or other activities to control the risk of our foreign currency exposure.

Exchange Controls

Chinese law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in China to other countries, and the remittance does not require prior approval by the State Administration on Foreign Exchange. SAFE regulations formerly required extensive documentation and reporting, some of which was burdensome and slowed payments. If there is a return to payment restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business which they own as a result of other restrictions that the Chinese government may impose. Relevant Chinese laws and regulations permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that the Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves which amounts are to distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our shareholders as dividends.

Interest Rate Risk

We are equity financed and have only limited debt that is subject to interest rate change risk.

BUSINESS

Overview

We design and manufacture precision radiotherapy equipment used for the treatment of cancer and tumors in the PRC. Our patented line of gamma treatment systems (“GTS”) quickly and accurately deliver a well-defined conforming dose of radiation to the target tissue while sparing surrounding normal tissue. We have 15 patents issued in the PRC and additional patents issued in the U.S. and EU covering our product line.

Our entire GTS product line is capable of treating tumors with sophisticated radiation therapy techniques, such as stereotactic radiosurgery, intensity-modulated radiotherapy and 3D conformal radiotherapy. As a result of its high quality, high performance and low-cost products, Huiheng believes that it has sold more GTS devices in the PRC over the last five years than any other company. Our R&D operations have developed additional products that we will introduce through 2009. We also plan to expand our sales and distribution beyond the PRC.

Our business is focused on the development and manufacture of devices used in the treatment of cancer. The Ministry of Health has identified cancer as the leading cause of death in the PRC for the years 2002, 2003 and 2004. To the extent that cancer-related illness and death are caused by environmental factors, the air and water pollution associated with China’s rapid industrial expansion are expected to increase the rate of both. As a result, effective treatment of cancer is a high priority for China’s healthcare system.

Our customers are health care providers and third party hospital equipment investors, with the end user being the hospital. We also offer our customers comprehensive post-sales services for our products as well as third party manufactured products. These post sales services include radioactive cobalt source replacement and disposal, medical expert training, clinical trial analysis, patient tumor treatment analysis, software upgrades, and patient care consulting.

Our net revenues increased from $9.8 million in 2005 to $12.4 million in 2006 and from $6.5 million for the six month period ended June 30, 2006 to $8.6 million for the corresponding period in 2007. Our net income increased from $4 million 2005 to $6.8 million in 2006 and from $3.5 million for the six month period ended June 30, 2006 to $5.1 million for the corresponding period in 2007. From 2003 to 2006, we sold what we believe are 70% of the total number of radiotherapy devices sold in the PRC.

We conduct our business principally through the three operating subsidiaries of Changdu Huiheng: Shenzhen Hyper, which is engaged in our principal research and development activities along with the production and servicing of the SGS system; Wuhan Kangqiao, which also conducts research and development and focuses on the production and servicing of our HGTS and BGTS products; and Beijing Kbeta, a joint venture that is engaged in research on radiotherapy techniques.

Industry Background

The conventional and most commonly used treatment methods for cancer in China and elsewhere are surgery, radiotherapy and chemotherapy. High intensity focused ultrasound, radio frequency ablation, microwave thermo-coagulation and cryosurgery are some of the major new cancer treatment methods developed and commercialized in recent years. Biotherapy and gene therapy are currently still in experimental stages and are not currently available to patients generally. The selection of a particular treatment method for a patient depends on various factors, including the tumor’s receptivity to the treatment method, the location of the tumor, the stage of the tumor and the patient’s state of health. Cancer patients are usually treated by a combination of various treatment methods.

There are two primary types of radiation therapy. The first type, which represents the majority of radiation treatments, is external beam radiation therapy. In this type of radiation therapy, a beam of energy originating outside the patient’s body is focused on the tumor. The second type of radiation therapy is internal radiation therapy, commonly referred to as brachytherapy, which involves implanting radioactive materials in the patient’s body at the site of the tumor. Huiheng’s GTS products are external beam radiation therapy devices.

External radiation therapy can be divided into two main categories, common radiotherapy and precision radiotherapy. Common radiotherapy involves the use of a linear accelerator to deliver high energy X-rays to a tumor target. This X-ray beam is relatively wide. This type of common radiotherapy may be employed to treat relatively large, localized tumors, but it affects surrounding tissues, making it inappropriate for tumors in sensitive areas.

Precision radiotherapy devices deliver either high energy gamma or x-ray energy to tumor targets in a precise manner, limiting radiation exposure to surrounding tissue. Precision radiotherapy devices include the various gamma treatment systems, such as Huiheng’s GTS product line, Elekta’s Leksell system and various other devices capable of Stereotactic Radiosurgery, Conformal Radiotherapy Treatments (“CRT”) and Intensity-Modulated Radiation Therapy (“IMRT”).

In general, gamma treatment systems are precision stereotactic radiotherapy devices that deliver low dose beams of high energy gamma ray energy to tumor targets for the purposes of destroying tumor cells. In the case of Huiheng’s GTS products, numerous gamma ray beams, arranged across an arc frame, are irradiated and collimated from a source of Cobalt-60, to the treatment target. The gamma ray beams intersect, precisely, at the tumor target and generate a high dosage gradient between the target and the surrounding tissue, minimizing radiation exposure outside the target.

The first gamma treatment system was developed by Dr. Lars Leksell in 1967 and was the prototype of the modern Leksell Gamma Knife made by Elekta. The Elekta Gamma Knife can be used to treat intracranial tumors and various functional disorders of the head and neck. Today, there are approximately 220 Leksell Gamma Knife locations, and the device has treated over 300,000 patients.

The PRC Market

In order to improve the country’s healthcare situation, the PRC government intends to make large investments over the next decade.

Market Size

The medical device market of the PRC has grown during the past few years. According to National Development and Reform Commission, the total revenue of Chinese medical devices industry was about $4.16 billion in 2005, which increased at a compound annual growth rate of 20.9% from 2000 to 2005. The market touched $5.16 billion in 2006.

Market Projections

According to National Development and Reform Commission (NDRC), the Chinese medical devices industry is expected to grow at a compound annual growth rate of 24% to about $12.19 billion until 2010. 1

1 Source: http://www.ocn.com.cn/reports/2006181yiliaoqixie.htm

Trends

The Chinese medical device market is expected to grow substantially in the near future. With an increase in the standard of living of the people, better medical care is expected in the country.

The number of doctors per 1,000 people increased from 1.47 in 2002 to 1.52 in 2005. This trend is expected to have a positive impact on the medical device market in the future. 2

Factors Affecting the Market

Growth Drivers

Owing to unprecedented economic growth and rise in per capita income, the demand for high-quality medical care is increasing in the PRC. Recent threats such as Severe Acute Respiratory Syndrome (SARS) and avian flu have prompted the government to make significant investments in the healthcare sector.

Increasing Expenditure on Healthcare

In 2005, the healthcare expenditure of the PRC (with a population of 1.3 billion persons) accounted for 5.7% of the GDP ($2.3 trillion) as compared to 15.9% of the GDP ($12 trillion) in the US (with a population of 300 million). We believe that this indicates that expenditure on healthcare is likely to increase in the future. 3

Demand for High quality Medical Devices and Efficient Healthcare Services

Three types of public healthcare insurance schemes are available in the urban areas of the PRC. The first type, known as the Government Insurance System, provides free healthcare and medical benefits to approximately 34 million public sector employees. The second type, known as the labor safety healthcare scheme, provides compulsory coverage for approximately 148 million employees of state-owned enterprises and some collectively owned enterprises with coverage including a 50% contribution towards medical expenses incurred by dependent relatives of the employee, according to Medistat. As the PRC’s economy has grown, more private sector companies have emerged whose workers are covered by the third type, the compulsory healthcare insurance scheme. Under this scheme, a worker normally pays 2% of his or her wages into an insurance fund, while the employer contributes an additional 6% of the worker’s wages.

2 Source: National Bureau of Statistics, “The PRC Statistical Yearbook 2006,” (2006)

3 Source: http://www.moh.gov.cn/2.htm

One of the major benefits of the economic boom in the PRC is the increase in the per capita income of people in the country. The annual per capita income in the PRC reached $1,740 by the end of 2005  4 , a significant increase from $960 in 2004 5 . This number is expected to continue to grow as the GDP continues to rise. Therefore, the population at large, demands better and more efficient health services resulting in a higher demand for high, medium and low-tech medical devices. Moreover, the endeavor of the government to provide better health services to its citizens is resulting in large investments in big hospitals. These investments are directly related to the investments in medical devices as well.

Reform in National Medicine System Fuels Growth of Medical Devices

In the recent years, the government has replaced the self-procurement system of hospitals with a centralized public bidding system. As a result, hospitals are now required to provide better services and upgrade their hardware, to increase their revenue. Hence, the demand for mid or high-end medical devices will be one of the main growth drivers for this market in the PRC. The recent medical system reforms in the PRC have increased the demand for medical devices in hospitals. According to an official market survey, about 15% of all medical devices were manufactured in the 1970s, and 60% in the 1980s, which means that there is a potential market for product replacements.

Healthcare Insurance - Catalyst for High quality Healthcare Services

The PRC has opened its market to foreign insurance companies, thereby providing affordable healthcare insurance options to the middle-class in the country. This prompts the healthcare service providers to purchase better quality machines to cater to the increasing demand. Since the PRC’s entry into WTO in December 2001, insurance companies have been offering improved services and risk coverage to meet international standards as well as the intensifying competition. By the end of 2004, there were 65 foreign operated insurance companies in the PRC. 6

Private Hospitals and Clinics Becoming More Popular

The key strategy of private hospitals and clinics is to use advanced technologies or devices to attract customers. Private chospitals and clinics therefore, through the use of high quality healthcare devices, have more market share as compared to state-owned hospitals.

Aging Population

As a result of the “one-child policy”, the country has entered an “aging” phase since 2001. According to the PRC Research Center on Aging, it is estimated that there will be 5.96 million senior citizens (above 60 years of age) added every year from 2001 to 2020. This means that by 2020 the number of senior citizens is estimated to reach 248 million. 7

Other Threats and Epidemics

Threats such as SARS and avian flu have led the government to increase awareness on healthcare services among people and equip them to deal with emergencies. The Chinese government has made significant investments in the country’s healthcare infrastructure. While it is impossible to determine how much money was injected into the healthcare sector as a direct result of the SARS epidemic, many government policies were changed in the wake of the epidemic. For example, the government re-established subsidies for a cooperative medical scheme in the poorer provinces after an absence of almost 20 years. Beijing also created a medical assistance fund for persons with debilitating diseases. 8

Our Products

Huiheng is involved principally in radiotherapy, which uses an external radiation source to destroy or inhibit the growth of tumor tissues. Radiotherapy is often used as a complement to surgery. Although radiotherapy is used to treat a wide range of cancer types, different types of tumor tissues have different sensitivities to radiation, and different patients have different levels of tolerance for radiation, both of which play a role in determining if radiotherapy is an appropriate treatment. Radiation therapy is the primary treatment option for localized cancerous tumors.

4 Source: http://siteresources.worldbank.org/DATASTATISTICS/Resources/GNIPC.pdf

5 Source: http://siteresources.worldbank.org/INTEEI/Data/20799751/China.pdf

6 Source: http://www.tdctrade.com/alert/cba-e0407e.htm

7 Source: http://news.xinhuanet.com/society/2006-02/23/content_4218570.htm

8 Source: http://jamestown.org/publications_details.php?volume_id=415&issue_id=3951&article_id=2371728

Huiheng’s line of gamma treatment systems include the Head Gamma Treatment System (“HGTS”), the Body Gamma Treatment System (“BGTS”) and the Super Gamma System (“SGS”). They were developed based on the principles of the Leksell system. They each deliver gamma radiation to tumor targets in an optimally precise and effective manner. The BGTS is used to treat a variety of tumors located throughout the body and is not used for intracranial tumors. Similarly, the HGTS treats only tumors of the head and other functional disorders of the head, especially those that cannot be treated with conventional surgery. The SGS, on the other hand, can effectively treat tumors of both the head and body with accuracy and precision, and this wide range of applicability is what sets it apart from other GTS products on the market. In addition, Huiheng’s GTS products are capable of performing a wide range of treatment options, including stereotactic radiosurgery, stereotactic radiotherapy, intensity-modulated radiotherapy (“IMRT”) and 3D-conformal radiotherapy (“CRT”).

Prior to October 2005, our business had been organized differently. While we had the production operations described above, a significant part of our business involved the operation of affiliated treatment centers within Chinese hospitals. These treatment centers would either purchase or lease our products on favorable terms and we would participate in the revenue stream generated from the treatments delivered in the center, an arrangement that facilitated the hospital’s purchase of these capital items. However, following our reorganization in 2005, we shifted our business model to one in which our revenues and profits are derived from the sale of our medical devices and from servicing those devices after sale.

Since the inception of Shenzhen Hyper in 2001, our revenues have grown steadily, with the shift in the business model leading to substantially greater revenues and profits compared with prior years. This was due to both the continued expansion of our business and the change in accounting treatment accorded to sales of equipment, with revenue recognized upon acceptance of the equipment by the customer, versus the revenues associated with the income stream produced over a period of years by the treatment centers.

Our relatively strong competitive position is reflected in our gross margins, which were in excess of 50% for both 2005 and 2006. We believe that these large margins will allow us to meet pricing pressure without a loss of sales volumes or to decrease pricing in order to increase volumes as our production capacity increases. This pricing flexibility will also provide us with significant assistance in entering foreign markets where our products are not as well known and our pricing power is not as great.

Practices in our industry that have an effect on working capital requirements relate to the method of payment by customers for our products. Normally we obtain a deposit or down payment from the customer with the order and before we begin production of the device. Progress payments are made until the device is delivered, installed and tested for conformity with specifications. When the device passes testing and the customer accepts it, the final payment is due. Generally speaking, the progress payments made by customers during the manufacturing of the device are adequate to cover the costs of making it, reducing or eliminating altogether the need for working capital to support manufacturing operations. We will need working capital to expand capacity or to enter international markets, as well as for research and development. These working capital needs have historically been met through a combination of cash flow, short term debt and equity financing.

Research and Development

R&D is a major priority for Huiheng. Our R&D is primarily focused on the next generation developments of existing products and new product launches. As China’s economy and social structure continues its development and evolution, Huiheng understands it must evolve as well if it wants to maintain its position as a leader in China’s radiotherapy industry.

Huiheng is currently working to complete the development of the third generation SGS, as well as an integrated linear accelerator and MLC, an advanced MRI and an industrial linear accelerator. The addition of these products will bolster the overall product line and keep the company at the forefront of the China’s radiotherapy and medical capital equipment industry.

We have spent $72,267 and $124,283 during 2005 and 2006, respectively, on research and development efforts to improve existing products and processes and to develop new products. These amounts may appear low by developed country standards, but they have been adequate to support the development of significant improvements in our products and the development of new products.

Regulation

Our GTS products are medical devices and are subject to regulatory controls governing medical devices. Our main products are all authorized by the State Food and Drug Administration (SFDA), which is the regulatory institution for medical devices in the PRC. As a manufacturer of medical equipment we are subject to regulation and oversight by different levels of the SFDA. We are also subject to other government laws and regulations which are applicable to manufacturers in general. SFDA requirements include obtaining production permits, compliance with clinical testing standards, manufacturing practices, quality standards, applicable industry and adverse reporting, and advertising and packing standards.

On April 1, 2000, SFDA formulated a set of regulations for the medical device market - “Regulations for the Supervision and Administration of Medical Devices” - which included general provisions, administration of medical devices, administration of production, distribution and use of medical devices, supervision of medical devices, penalties, and supplementary provisions. Recent regulatory changes in the PRC include improvements in the supervision and efficiency of medical devices testing, introduction of a new pricing policy for medical devices, and introduction of a new regulation - “Provisions on Daily Supervision and Administration of Medical Devices Manufacturing Enterprises,” by SFDA in 2006.

Classification of medical devices

In China, medical devices are classified into three different categories, Class I, Class II and Class III, depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Classification of a medical device is important because the class to which a medical device is assigned determines, among other things, whether a manufacturer needs to obtain a production permit and the level of regulatory authority involved in obtaining such permit. Classification of a device also determines the types of registration required and the level of regulatory authority involved in effecting the registration.

Class I devices are those with low risk to the human body and are subject to “general controls.” Class I devices are regulated by the city level food and drug administration where the manufacturer is located. Class II devices are those with medium risk to the human body and are subject to “special controls.” Class II devices require product certification, usually through a quality system assessment, and are regulated by the provincial level food and drug administration where the manufacturer is located. Class III devices are those with high risk to the human body, such as life-sustaining, life-supporting or implantable devices, and are regulated by the SFDA under the strictest regulatory control.

Our GTS product is classified as a Class III device, and it therefore is subject to all regulatory controls governing Class III medical devices.

Production permit for medical devices

A manufacturer must obtain a production permit from the provincial level food and drug administration before commencing the manufacture of Class II or Class III medical devices. A production permit, once obtained, is valid for four years and is renewable upon expiration. Our production permit for the manufacture of our GTS products will expire on ______. To renew a production permit, a manufacturer needs to submit to the provincial level food and drug administration an application to renew the permit, along with required information six months before the expiration date of the permit. We have received the permit renewal from SFDA, and it is posted on the website of SFDA.

Registration requirements of medical devices

In accordance with the "Administration Measures Regarding Medical Device Registration" implemented on August 9, 2004, before a medical device can be manufactured for commercial distribution, a manufacturer must obtain medical device registration by establishing, to the satisfaction of respective levels of the food and drug administration, the safety and effectiveness of the medical device. In addition, in order to conduct a clinical trial on a Class II or Class III medical device, the SFDA requires manufacturers to apply and to obtain in advance a favorable inspection result for the device from a third party inspection center approved by the SFDA. The application to the inspection center must be supported by required data, such as animal and laboratory testing results, as well as certain pre-clinical and clinical trial data. If approved, the medical device registration is valid for four years.

According to the "Provisions Regarding Medical Device Clinical Trials" implemented on April 1, 2004, clinical trials for our GTS products are also subject to SFDA regulation governing GTS medical devices. Under these regulations, the minimum clinical trial period for a medical device is one year, with a minimum of 100 subjects participating and using at least two units of the GTS. Compliance with these SFDA regulations also require satisfactory clinical reports from at least 2 institutions that have participated in the clinical trial. Other areas subject to these regulations include proper labelling of the medical device, obtaining informed consent from each subject, and the proper record-keeping.

The SFDA occasionally changes its policies, adopts additional regulations, revises existing regulations or tightens enforcement, each of which could block or delay the approval process for a medical device.

We received SFDA approval for our GTS products on December 3, 2004

Continuing SFDA regulations

We are subject to continuing regulation by the SFDA. In the event of significant modification to an approved medical device, its labelling or its manufacturing process, a new pre-market approval or pre-market approval supplement may be required. Our GTS products are subject to, among others, the following regulations:

•	SFDA’s quality system regulations, which require manufacturers to create, implement and follow certain design, testing, control, documentation and other quality assurance procedures;

•	medical device reporting regulations, which require that manufacturers report to the SFDA certain types of adverse reactions and other events involving their products; and

•	SFDA’s general prohibition against promoting products for unapproved uses.

Class II and III devices may also be subject to special controls applicable to them, such as supply purchase information, performance standards, quality inspection procedures and product testing, which may not be required for Class I devices. We believe we are in compliance with the applicable SFDA guidelines, but we could be required to change our compliance activities or be subject to other special controls if the SFDA changes or modifies its existing regulations or adopts new requirements.

We are also subject to inspection and market surveillance by the SFDA to determine compliance with regulatory requirements. If the SFDA decides to enforce its regulations and rules, the agency can institute a wide variety of enforcement actions, such as:

•	fines, injunctions and civil penalties;

•	recall or seizure of our products;

•	the imposition of operating restrictions, partial suspension or complete shutdown of production; and

•	criminal prosecution.

Customers

Our customer base consists of hospitals and clinics that diagnose and treat various type of tumors, although, as noted above, our equipment is currently purchased by distributors that place the device in the hospital or clinic, through a financing arrangement that facilitates the hospital’s acquisition of the equipment. While we have a limited number of distributors, the health care institutions that are the end users for our products are located in most of the provinces in China. While we are developing our own sales and marketing capabilities and an internal distribution network to facilitate direct sales, we will still need to cooperate with distributors who provide lease financing for the health care institutions.

Materials and Components

We obtain components for our products and assembly services from a network of third party suppliers. We obtain our Cobalt 60 sources from Beijing Shuangyuan Isotope Co. Ltd. and Chengdu Zhonghe Isotope Co. Ltd.; electrical cabinets from Wuhan Shankuo Mechanical & Electrical Equipment Co. Ltd; main engines from Jiangsu Duoling Numerical Control Machine Tool Co. Ltd and Chengdu Aviation Plastic Modeling Co. Ltd; and positioning beds from Shenzhen Tianda High-Tech Material Co. Ltd. Although we work closely with these organizations, component shortages may occur from time to time. Because of the close relationships that have developed with our suppliers and their knowledge of our requirements, we would have some difficulties, in the short run, replacing a supplier.

Our major assembly processes are “dry,” meaning that they do not involve significant quantities of solvents, plating solutions or other types of materials that lead to the generation of large amounts of hazardous wastes, process wastewater discharges or air pollutant emissions. Our GTS devices do use radioactive isotopes, and the proper handling of that material, both prior to installation and after removing it from a device for replacement, which must occur periodically, is initially our responsibility. However, under current Chinese law and the arrangements that we have with our waste handler, the responsibility and liability for management of that waste transfers to the waste handler with the waste itself.

Competition

The international market for radiotherapy devices is currently dominated by just a few companies, the leaders being companies such as Elekta and Accuray. It has traditionally been centered in Europe, where the GTS was first developed and where large multinational corporations such as Siemens make many of the components needed to build such equipment.

Huiheng believes that it is the leading Chinese manufacturer of radiotherapy equipment, having a total installed base of 30 GTS devices in China as of December 31, 2006. As the sophistication of China’s medical equipment industry increases and its familiarity with the practices required by western governmental approval authorities grows, we anticipate an increase in the amount of such manufacturing that will be done in China, both for domestic Chinese sales and for export to foreign markets.

As with most other products, competitive advantages in radiotherapy equipment derives from a favorable combination of price, quality and customer service. We believe that we are well-positioned to compete effectively in all three of those areas. China’s well-known labor cost advantages relative to other regions in which competing devices are manufactured enables us to remain competitively priced while enjoying favorable margins. The combination of features that our products contain is also an advantage relative to the products of many of our competitors. These advantages have enabled us to put price pressure on our foreign rivals, thereby helping us to gain market share in the PRC while maintaining profitability and margins, as our financial results show.

Intellectual Property

We have been issued 15 patents in China covering radiotherapy devices, switching devices, and various other aspects of the Gamma Treatment System. The first such Chinese patent will expire in 2010, with the remainder expiring at various times from 2013 through 2027. We have also been issued one patent in the United States and one patent in the European Union. These foreign patents expire between 2020 and 2027. We intend to patent our new inventions both in China and internationally and have filed a total of approximately 20 patent applications in the PRC, U.S. and EU.

Our patents cover the intellectual property we use in our products; we do not license patent rights from others for our products. Management is not aware of any current or previous infringement of the existing patents. If any infringement occurs, our management intends to vigorously prosecute actions to halt the infringement and recover damages if the value of the patent is judged at the time to be sufficient to justify that effort.

Properties

We currently operate our business out of two properties located in the PRC. Wuhan Kangqiao is headquartered in Wuhan, China where it owns a 287 square meter office building that houses management, research and development personnel, marketing, finance and administrative support staff.

Shenzhen Hyper is headquartered in Shenzhen, China, where it leases office space of 703 square meters, with a monthly rental of RMB 18,984 (USD 2,565) per month, that houses management, research and development personnel, marketing, finance and administrative support staff. This lease, as extended, will expire at the end of October 2007, at which time Shenzhen Hyper will move to the new office space in Shenzhen.

Neither facility contains equipment or specialized improvements that would be difficult to move to a new location. If we decided to relocate, we believe that there are many facilities in these locations that would be suitable for our needs.

Employees

As of September 30, 2007, we had 98 employees, including 35 in product development and support and 23 in sales, marketing and customer support. We consider our relations with our employees to be good.

Legal Proceedings

Neither we nor any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to their respective businesses. There are no proceedings pending in which any of our officers, directors, promoters or control persons are adverse to us or any of our subsidiaries or in which they are taking a position or have a material interest that is adverse to us or any of our subsidiaries.

Neither we nor any of our subsidiaries is a party to any administrative or judicial proceeding arising under federal, state or local environmental laws or their Chinese counterparts.

Huiheng Medical’s Background

The Acquisition of Allied Moral

On May 15, 2007, we entered into a share exchange agreement to acquire (i) all of the issued and outstanding shares of the common stock of Allied Moral Holdings, Ltd. in exchange for 13,000,000 shares of our common stock, and (ii) all of the issued and outstanding Series A Preferred Stock of Allied Moral in exchange for 266,667 shares of our Series A Preferred Stock. In connection with the share exchange, we agreed to change our name from “Mill Basin Technologies, Ltd.” to “Huiheng Medical, Inc.” As part of this transaction, holders of some of our outstanding shares issued prior to May 15, 2007 contributed shares to the company so that there were 450,000 shares of our common stock issued and outstanding immediately prior to the share exchange. Taking into account the shares issued in the share exchange, we now have 13,450,000 shares of common stock issued and outstanding, 13,000,000 (96.65%) of which are owned by Allied Moral’s former shareholders, with the balance being held by Mill Basin’s prior shareholders, along with 266,667 shares of our Series A Preferred Stock, all of which are owned by former holders of Allied Moral’s Series A Preferred Stock.

The share exchange is regarded as a reverse merger, since Allied Moral’s former shareholders obtained control of Mill Basin. As a result, Allied Moral was considered to be the acquirer for accounting purposes.

Allied Moral

As a result of the share exchange, Huiheng Medical owns all of the issued and outstanding stock of Allied Moral, which was incorporated in the British Virgin Islands on July 26, 2006. Allied Moral, holds all of the issued and outstanding stock of Changdu Huiheng Development Co., Ltd. (“Changdu Huiheng”), which in turn owns 100% of the issued and outstanding stock of Wuhan Kangqiao Medical New Technology Co., Ltd. (“Wuhan Kangqiao”), 75% of the issued and outstanding stock of Shenzhen Hyper Technology Co., Ltd (“Shenzhen Hyper”) and 50% of the issued and outstanding stock of Beijing Yuankang Kbeta Nuclear Technology Co., Ltd. (“Beijing Kbeta”). Private companies in China own the other interests in these subsidiaries.

Changdu Huiheng was founded in November 2004. As a Tibet-based holding company, it enjoys certain tax benefits. Its sole purpose is to hold the operating subsidiaries of Allied Moral.

Shenzhen Hyper was founded in September 2001. It is engaged in the business of research, development, manufacture and servicing of the Super Gamma System, a medical device that uses precisely targeted bursts of radiation in the treatment of cancerous tumors. Shenzhen Hyper is also the subsidiary that conducts the majority of the company’s research and development activities for product improvements and new products.

Wuhan Kangqiao was founded in September 2001. It is engaged in the research and development, production and servicing of the company’s Head Gamma Treatment System and Body Gamma Treatment System.

Beijing Kbeta was founded in December 2004 as a joint venture between Changdu Huiheng, the Beijing Shuangyuan Isotope Technology Co., Ltd. and Beijing Taihai Tonghui Culture Technology Co., Ltd. The purpose of this joint venture is to develop and maintain standards for radiation oncology technologies and materials in China, including determining appropriate dosages of Cobalt 60 radiation delivered by gamma treatment systems.

Until August 2006, Changdu Huiheng was 90% owned by Shenzhen Jiancheng Investment Co. Ltd (“SZ Jiancheng”), a Chinese investment company, and 10% owned by Shenzhen Huiheng Industry Co. Ltd. (“Huiheng Industry”), also a Chinese investment company. Mr. Hui Xiaobing, our Chairman and CEL, in turn, owned 96.4% of Huiheng Industry and 3.6% of SZ Jiancheng. Subsequently, SZ Jiancheng sold 89% of its 90% interest in Changdu Huiheng to Huiheng Industry, making it a 99% owner of Changdu Huiheng, with the other 1% having been acquired by Hui Xiaobing. In order to move ownership of the Company offshore, on August 21, 2006, Huiheng Industry and Hui Xiaobing transferred their respective ownership interests in Changdu Huiheng to Allied, which at the time was 100% owned by Clear Honest Holdings Limited (“Clear Honest”), a British Virgin Island company that is 100% owned by Mr. Hui Xiaobing.

As part of this overall restructuring, SZ Jiancheng sold its 40% interest in Shenzhen Hyper to Changdu Huiheng, which already owned 20% of Shenzhen Hyper. Changdu Huiheng also acquired the 15% interest of Shenzhen Hyper held by Huang Jian, giving Changdu Huiheng its current 75% ownership interest in Shenzhen Hyper. The remaining 25% is owned by Shenzhen OUR International Technology Development Co. Ltd. Prior to this reorganization, Wuhan Kangqiao had been 36% owned by Hui Xiaobing and 64% owned by Huiheng Industry. As part of the reorganization, these ownership interests in Wuhan Kangqiao were transferred to Changdu Huiheng, making Wuhan Kangqiao a 100% owned subsidiary of Changdu Huiheng.

The 50% ownership of Beijing Kbeta now held by Changdu Huiheng had originally been split 30% Changdu Huiheng and 20% Wuhan Kangqiao. To further enhance the tax benefits associated with Changdu Huiheng’s acting as the direct holding company of Beijing Kbeta, Wuhan Kangqiao transferred its 20% interest to Changdu Huiheng. The remaining 50% continues to be owned by Beijing Shuangyuan Isotope Technology Co., Ltd. and Beijing Taihai Tonghui Culture Technology Co., Ltd. 30% and 20%, respectively.

In January 2007, Allied Moral received an equity investment with gross proceeds of US $10 million, in exchange for which it issued 2,666,667 shares of Series A Preferred Stock. As a result of this investment, on a common-share equivalent basis Clear Honest held 80% of the issued and outstanding stock of Allied Moral and the holders of the Series A Preferred Stock held 20%

Previous History of Mill Basin

Mill Basin Technologies, Ltd. was, prior to the share exchange with the stockholders of Allied Moral, an inactive company seeking merger opportunities or business operations. On September 5, 2006 Mill Basin had ceased operations and discontinued all previous business activities.

Mill Basin was formed under the name Pinewood Imports, Ltd. as a limited liability company in the State of Nevada in November 2002 and was converted into a Nevada corporation on August 29, 2005. As a limited liability company, the results of the company’s operations were, for tax purposes, passed through to its members.

The company imported from Brazil molding and door component products, such as framing materials, made from pine wood and sold the imported products to retailers and/or distributors serving the residential building distribution industry throughout the United States and Canada.

On September 1, 2006, Keith S. Barton and Michelle M. Barton (the principal stockholders of Pinewood Imports) and 33 other stockholders, as sellers, entered into a Securities Purchase Agreement with Harborview Master Fund LP (“Harborview”) and Diverse Trading Ltd. The sellers sold an aggregate of 10,044,600 shares of the company’s common stock, representing 98.96% of the outstanding shares, to Harborview and Diverse Trading. All proceeds were paid to the sellers. No proceeds were paid to the company. On September 1, 2006, Keith S. Barton and Michelle M. Barton, who had been officers and directors of Pinewood Imports, resigned from those positions and the principals of Harborview were elected as officers and directors of the company.

The company transferred the discontinued operations and the assets relating to those operations to Keith S. Barton, former officer, director and stockholder of the company, in consideration of Mr. Barton’s assuming all of the liabilities relating to such operations and assets. The transfer to Mr. Barton and his assumption of the liabilities were effected on September 5, 2006. Mr. Barton and his wife, Michelle M. Barton, a former officer and director of the company, agreed to indemnify the company against any loss or expense relating to the transferred operations or assets and also released the company from any claims which either of them may have had against the company. Among the assets transferred to Mr. Barton was the name “Pinewood Imports, Ltd.,” and Mr. Barton has the right to use that name or any similar name in the conduct of the transferred business operations. On September 6, 2006, the company filed an amendment to its certificate of incorporation changing the company’s name to “Mill Basin Technologies, Ltd.” It then commenced its search for a business with which to merge or otherwise combine.

Prior to the share exchange, Mill Basin had not conducted any operations since September 2006. As a result of the share exchange, the operations of Allied Moral’s subsidiaries became our principal operations under the name Huiheng Medical, Inc., and therefore all of the information provided in this Business section relates to the operations of Allied Moral’s subsidiaries.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

In connection with the share exchange, Mill Basin’s officers and directors resigned and were completely replaced with Allied Moral’s officers and directors.

The following table and text set forth the names and ages (as of November 15, 2007) of all of our directors and executive officers. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships among directors and executive officers. Each of our directors, other than Mr. Hui, is “independent” under the independence standards adopted by the Nasdaq Stock Market. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name	Age	Position
Hui Xiaobing	54	Chairman and CEO
Huang Jian	54	Vice President
Li Bo	35	Corporate Secretary
Richard Shen	42	Chief Financial Officer
Cui Zhi	38	Chief Technology Officer
Tang Sucheng	45	Director of Marketing
Joe Chang	—	Director
Kenneth Borow	—	Director
Edward Meng	—	Director
Li Daxi	—	Director
Peter Slate	—	Director
Huang Jian	—	Director

Hui Xiaobing, Chairman of the Board and CEO,

Mr. Hui currently serves as Chairman of the Board and Chief Executive Officer of Huiheng, positions he has held (including with Allied Moral) since the inception of that company in 2006, and Chairman of the Board and Chief Executive Officer of Changdu Huiheng, positions he has held since 2005. In addition, Mr. Hui has been the Chief Executive Office of Huiheng Industry since 2004. Mr. Hui also served from 1999 to 2006 as the President and Chairman of the Board of Shenzhen OUR Technology Co., Ltd., the pioneer of the radiotherapy industry in China. Mr. Hui holds a Masters degree in Regional Economics from Tongji University.

Huang Jian, Vice President

Mr. Huang Jian has a background in business and management. He serves as the Vice President of Huiheng, having begun his service as a Vice President of Allied Moral in 2007. Mr. Huang is also the President and Director of Wuhan Kangqiao, positions he has held since 2006. In addition, Mr. Huang has been a director of Shenzhen Hyper since 2006 and has been the President of Shenzhen Hyper since 2001. Mr. Huang has a degree from Beijing Broadcast and Television University.

Li Bo, Corporate Secretary

Mr. Li Bo has a background in business and engineering and holds a Ph.D in management from Huazhong University of Science and Technology. Since 2005, Mr. Li has served as the Assistant to the CEO of Huiheng. He was obtaining his Ph.D. degree from 2002 through 2004. Prior to that, from 1998 to 2001, Mr. Li was the Assistant to the President of Wuhan Huazhong Numerical Control System Co., Ltd.

Richard Shen, Chief Financial Officer

Mr. Shen serves as Chief Financial Officer of Huiheng. In addition, he is also a managing partner of Sunlight Investment Limited, an asset management and investment consultant business. Previously, Mr. Shen was a Vice President and Director of New Tech & Telecom Investment Limited and was also the General Manager of Touchstone Investment Limited. Mr. Shen received his MBA from York University in Toronto, Canada.

Mr. Cui Zhi, Chief Technology Officer

Mr. Cui Zhi oversees Changdu Huiheng’s research and development operations as the Chief Technology Officer, a position he has held since 2005. From 2001 to 2005, Mr. Cui was the General Engineer for Shenzhen Hyper Technology Co., Ltd. where he played a key role in the development of the Super Gamma System. Mr. Cui holds a Ph.D in Physics from China Science and Technology University.

Tang Sucheng, Director of Marketing

Mr. Tang is responsible for the sales and marketing functions of Tibet Chengdu as Director of Marketing, a position he has held since 2005. From 2000 to 2005, Mr. Tang was the Vice General Manager of SZ Jiancheng Investment Co., Ltd., a former affiliate of Huiheng. Mr. Tang studied at the Austria National Science and Technology Academy, where he earned a Ph.D. degree in physics.

Dr. Joe Chang, Director

Dr. Joe Chang, a director since November 2007, presently serves as the Clinical Service Chief of Thoracic Radiation Oncology at the University of Texas M.D. Anderson Cancer Center in Houston, Texas, a position he has held since 2006, and is responsible for clinical operation for thoracic service. Dr. Chang has worked as an attending physician in the Anderson Cancer Center for the past five years. In recent years, he has received a RSNA Research Scholar grant and the Career Development Award from the University of Texas MD Anderson Cancer Center (NIH grant), amongst other research grants, honors and awards. Dr. Chang earned his medical degree at Shanghai Medical University in the PRC in 1985 and his Ph.D. from the University of Texas in 1997.

Dr. Kenneth Borow, Director

Dr. Kenneth Borow, a director since November 2007, is the President, CEO, and Chairman of the Board of Directors at Encorium Group, Inc., a NASDAQ small cap listed company. He is an internist, pediatrician, adult cardiologist and pediatric cardiologist with over 30 years of clinical research experience. Dr. Borow earned his medical degree at The Temple University School of Medicine in 1974. He completed his post doctoral training at the Brigham & Women’s Hospital, The Children’s Hospital Medical Center, and Harvard Medical School in Boston. Subsequently, he was Professor of Medicine and Pediatrics at the University of Chicago Medical Center. Dr. Borow has more than 100 medical/scientific publications. After completion of a 20 year academic career, Dr. Borow was responsible for Clinical Research Operations in the United States and Puerto Rico for Merck Research Laboratories. In this role, he oversaw clinical research studies for over 200 different protocols conducted at more than 2,500 investigative sites. While at Encorium Group, Inc., Dr. Borow has been involved in the design and conduct of more than 50 clinical trials, many of them multinational in scope and landmark in importance. Over the past decade, Dr. Borow has been a senior consultant to numerous pharmaceutical and biotechnology companies as well as venture capital firms relative to study design and conduct of trials in cardiovascular disease, hyperlipidemias, oncology, medical imaging, diabetes, pulmonary arterial hypertension, osteoporosis and multiple vaccines.

Mr. Edward Meng, Director

Mr. Edward Meng, a director since November 2007, is the CFO and a director of NavStar Media Holdings, Inc. He has over ten years of experience in managing, leading and advising corporations through complex restructurings, international market expansion and capital markets transactions. Mr. Meng’s previous positions include Senior Financial Consultant at Shell (China) Limited; CFO of Koch Materials (China)Co., a subsidiary of Koch Industries, Inc.; and Director of Finance of Intelsat Global Services Co. Mr. Meng earned his MBA from Georgetown University.

Dr. Li Daxi, Director

Dr. Li Daxi, a director since November 2007, founded the Chinese Association of Science and Business, a organization devoted to bridging science with business and bridging China with the world, in 1997. Dr. Li has 14 years experience in investment banking and venture capital, including ten years on Wall Street with Salomon Brothers and Lehman Brothers. He is a director of the United Orient Bank where he oversees investments and auditing of the bank. In March 2005, he was invited as an overseas representative to participate in the China National Chinese People’s Political Consultative Conference. He is also a co-founder of the Shenzhen Overseas Chinese Student Venture Park, a joint-venture with the Shenzhen city government, which hosts 250 high-tech startup companies. Dr. Li received a Ph.D. in high energy physics from the City University of New York.

Mr. Peter Slate, Director

Mr. Peter Slate, a director since November 2007, is the President & CEO of International Orthopedic Alliance. Previously, Mr. Slate was the President & CEO of Arizona Technology Enterprises, LLC. Mr. Slate received his BA from University of Michigan, JD from George Washington University and MBA from Northwestern University.

Mr. Huang Jian, Director

Mr. Huang Jian, a director since November 2007, has a background in business and management. He currently serves as the Vice President of the Company, a position he assumed in 2007. Mr. Huang is also the President and Director of Wuhan Kangqiao, positions he has held since 2006. In addition, Mr. Huang has been a director of Shenzhen Hyper since 2006 and has been the President of Shenzhen Hyper since 2001. Mr. Huang has a degree from Beijing Broadcast and Television University.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

PRINCIPAL SHAREHOLDERS

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

As of November 15, 2007, we had a total of 13,450,000 shares of common stock outstanding and 266,666 shares of Series A Preferred Stock issued and outstanding.

The following table sets forth, as of November 15, 2007: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our common stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our common stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our common stock beneficially owned, and the percentage of our common stock so owned, by each such person, and by all of our directors and executive officers as a group. Unless otherwise indicated, the business address of each of our directors and executive offices is c/o Huiheng Medical, Inc., No. 506, Block B, Yingdali Digital Park, Hongmian Road, Futian Free Trade Zone, Shenzhen, P.R. China 518038. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name of Beneficial Owner	Shares Owned Beneficially	Percentage Ownership
Hui Xiaobing	12,600,000	78.18%

Huang Jian	0	*

Li Bo	0*	*

Richard Shen	0	*

Cui Zhi	0

Tang Shucheng	0	*

Joe Chang	0	*

Kenneth Borow	0	*

Edward Meng	0	*

Li Daxi	0	*

Peter Slate	0	*

Haung Jian	0	*

All Officers & Directors as a Group (12 person)	12,600,000	78.18%

* Individual owns less than 1% of our securities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information, on an accrual basis, with respect to the compensation of our and Allied Moral’s executive officers for the fiscal years ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- Qualified Deferred Compen- sation Earnings	All Other Compen- sation ($)	Total ($)
Hui Xiaobing,	2006	$18,000
Chief Executive Officer

Huang Jian,	2006	$15,000
Vice President

Richard Shen (1)	2006	$-
Chief Financial Officer

Cui Zhi,	2006	$12,600
Chief Technology Officer

Tang Sucheng,	2006	$6,750
Director of Marketing

Li Bo,	2006	$7,500
Secretary & Chairman’s Assistant

(1) Mr. Shen joined the company in 2007.

Options/SAR Grants Table

During the last fiscal year, neither we nor Allied Moral have granted any stock options or Stock Appreciation Rights (“SARS”) to any executive officers or other individuals listed in the table above.

Aggregated Option/SAR exercised and Fiscal year-end Option/SAR value table

Neither our executive officers nor the other individuals listed in the tables above, exercised options or SARs during the last fiscal year.

Stock Option Plan

The Company has adopted a stock option plan that reserves 1,500,000 shares for issuance upon the exercise of options. No options have been issued under the plan.

Long-term incentive plans

No Long Term Incentive awards were granted in the last fiscal year.

Defined benefit or actuarial plan disclosure

As required by Chinese law, our Chinese subsidiaries contribute 10% of an individual employee’s monthly salary to pension insurance.

Compensation of Directors

We have recently decided to compensate our outside directors for their service through a combination of cash and stock options, in addition to the reimbursement of their expenses incurred in performing their duties. Each director (other than the Chair of the Compensation Committee or Audit Committee) will receive $3,000 per month and a stock option to purchase 30,000 shares vesting quarterly over a period of three years. The Chair of the Compensation Committee will receive $3,500 per month and options for 36,000 shares (with the same vesting schedule as the other directors) and the Chair of the Audit Committee will receive $4,000 per month and options for 36,000 shares (with the same vesting schedule as the other directors).

Employment contracts and termination of employment and change-in-control arrangements

None of our officers or employees is under an employment contract or has contractual rights triggered by a change in control of the Company.

Compensation Committee Interlocks and Insider Participation

Neither Mill Basin nor Allied Moral had a compensation committee of its respective board of directors during fiscal 2005 or 2006. Huiheng intends to establish such a committee in 2007. Mill Basin did not pay any salary or other compensation during fiscal 2006. Mr. Hui, in consultation with others, determined the compensation payable to officers and employees of Allied Moral and its subsidiaries during 2006 and prior to the share exchange in 2007.

No executive officer of Allied Moral served as a member of the compensation committee or the equivalent of another entity during 2006. No executive officer of Allied Moral served as a director of another entity, other than affiliates of Allied Moral, during 2006. No executive officer of Allied Moral served as a member of a compensation committee or equivalent, of another entity, one of whose executive officers served as a director of the registrant.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with management and others

In August 2005, Pinewood Imports issued 9,500,000 shares of its common stock to its President, Keith S. Barton, in exchange for all of the outstanding membership units of Pinewood Imports, LLC in effect converting Pinewood from a limited liability company to a corporation. In addition, 50,000 shares of the Company’s common stock were sold to Michelle M. Barton, Secretary/Treasurer and the wife of Mr. Barton, in December 2005 for $50.

In December 2005 the Company sold 700,000 shares of its common stock in a private placement at a price of $.001 per share to 39 individuals. In April 2006, the Company registered for resale 1,583,500 shares of its common stock belonging certain shareholders (although the Company was not obligated to do so by virtue of any registration rights agreement or other agreement), and subjected itself to the Securities Exchange Act of 1934 reporting requirements because it believed that its being a public entity would provide benefits in visibility for carrying on its business, and provide liquidity to its shareholders.

On September 1, 2006, Keith S. Barton and Michelle M. Barton, principal stockholders of the Company, and 33 other stockholders, entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Harborview Master Fund LP (“Harborview”) and Diverse Trading Ltd., as purchasers. Pursuant to the terms of the Securities Purchase Agreement, the sellers sold an aggregate of 10,044,600 shares of the Company’s common stock, representing 98.96% of the outstanding shares, to the purchasers for a total of $685,000. All proceeds were paid to the sellers. No proceeds were paid to the Company. On September 1, 2006, Keith S. Barton and Michelle M. Barton, who had been officers and directors of the Company, resigned from those positions.

By Board action on September 1, 2006, Richard Rosenblum, who had been elected as a director of the Company, was elected as President, Chief Executive Officer and Chief Financial Officer of the Company, and David Stefansky was elected as Secretary of the Company and as a director of the Company. Richard Rosenblum and David Stefansky are principals of the general partner of Harborview, one of the purchasers. Neither had an employment agreement with the Company.

The Board of Directors authorized the Company to discontinue its business operations as conducted prior to the sale to Harborview and Diverse Trading and to transfer such operations and the assets relating thereto to Keith S. Barton in consideration of Mr. Barton’s assuming all of the liabilities relating to such operations and assets. The transfer to Mr. Barton and his assumption of the liabilities were effected on September 5, 2006. Mr. Barton and his wife, Michelle M. Barton, a former officer and director of the Company, indemnified the Company against any loss or expense relating to the transferred operations or assets and also released the Company from any claims which either of them may have had against the Company. Mr. Barton will have the right to use the name “Pinewood Imports, Ltd.” or any similar name in the conduct of the transferred business operations.

Clear Honest International, Ltd., a corporation owned and controlled by Mr. Hui Xiaobing, our CEO became a holder of more than 5% of our outstanding shares as a result of the Allied Moral share exchange. As discussed more fully under the caption "Business-Huiheng Medical's Background," the previous holders of Allied Moral capital stock exchanged their shares for shares of our capital stock. Clear Honest, is entitled to receive approximately 96.9% of the incentive shares that may be issued pursuant to the Allied Moral share exchange agreement. This incentive share program was negotiated as part of the share exchange agreement to provide the shareholders who controlled Allied Moral with an incentive to achieve or exceed the stated growth in the Company earnings, which will benefit all of our shareholders.

As of December 31, 2006, Allied Moral had advanced $688,100 to Shenzhen Huiheng Industry Co., Ltd. which was under the control of Mr. Hui Xiaobing. This advance was unsecured and interest free and was made to provide working capital to Shenzhen Huiheng. These amounts are repayable on demand. During August 2006, Allied Moral acquired the equity interests in Changdu Huiheng from Shenzhen Huiheng (99%) and Mr. Hui (1%), for $6,207,002 and $62,697 respectively. As of December 31, 2006 there was a balance of $6,342,820 due to Shenzhen Huiheng and $65,092 due to Mr. Hui with respect to the acquisition. These amounts are payable on demand.

Indebtedness of Management

There have been no borrowings by management from the Company.

UNDERWRITING

Underwriting

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Chardan Capital Markets, LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares
Chardan Capital Markets, LLC

Total

Overallotment Option

We have granted to the representative of the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of _____________ additional shares for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The representative of the underwriters may exercise the over-allotment option if the underwriters sell more shares than the total number set forth in the table above. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

Commissions and Discounts

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $______ per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $______ per share on sales to other dealers. Chardan Capital Markets, LLC has advised us that the underwriters do not intend to make sales to discretionary accounts.

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the representative of the underwriters of its over-allotment option.

	Per Share	Without	With Option
Public offering price	$
Discount payable on closing (1)	$
Non-accountable expense allowance (2)	$
Proceeds before expenses	$

(1)	The underwriters are entitled to receive a fee equal to 6% ($0.___ per share) of each share sold in the offering.

(2)	The underwriters are entitled to receive a non-accountable expense allowance equal to 1% ($0.____) of each share sold in the offering.

Lock-up Agreement

We and our officers and directors and the holders of a total of 13,000,000 of our shares of common stock and all holders of Series A Preferred Stock are expected to agree that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Chardan Capital Markets, LLC, offer, sell, contract to sell, transfer, encumber, dispose of or hedge, directly or indirectly, any of our shares or any other securities convertible into or exchangeable for our shares. Chardan Capital Markets, LLC, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. The 90-day lock-up period will be automatically extended if: (i) during the last 17 days of the 90-day period we issue an earnings release or announce material news or a material event; or (ii) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period following the last day of the 90-day period, in which case the restrictions will continue to apply until the expiration of the 90-day period beginning on the issuance of the earnings release or the announcement of the material news or event.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

Listing

We intend to apply to list our common stock on the Nasdaq Stock Market.

Price Stabilization, Short Positions and Penalty Bids

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing Transactions.    The underwriters may make bids or purchases for the purpose of preventing or retarding a decline in the price of our securities, so long as stabilizing bids do not exceed the offering price of $____.

•
Over-Allotments and Syndicate Coverage Transactions.    In connection with the offering, the underwriters may make short sales of the issuer’s shares and may purchase the issuer’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ overallotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our stock or preventing or retarding a decline in the market price of our stock. As a result, the price of the our stock may be higher than the price that might otherwise exist in the open market.

•
Penalty Bids.    The representative may reclaim a selling concession from a syndicate member when the share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

The restricted period under Regulation M for this offering will have ended when all of the shares have been distributed and after any over-allotment and stabilization arrangements and trading restrictions in connection with the offering have been terminated.

Other terms

In connection with the offering, we have agreed to sell to our underwriter and/or its designees, for an aggregate of $100, a warrant to purchase up to an aggregate of ______ shares of common stock equal to 7% of the total number of shares being sold in the offering, including the overallotment option. The underwriter’s warrant is exercisable initially at a price of $ ______ per share (115% of the per share offering price to investors) for a period of five years commencing six months from the date of this prospectus except to the underwriter and the selected dealers and their officers, managers or members. The underwriter’s warrant will provide for a cashless exercise and will for a period of five years after the offering contain provisions for certain demand rights and unlimited “piggyback” rights with respect to the registration under the Securities Act of the shares of common stock issuable upon the exercise of the warrant.

We have agreed to enter into a non-exclusive financial advisory agreement with Chardan Capital Markets upon completion of the offering for a period of twenty-four months whereby Huiheng will retain Chardan Capital Markets as its investment banker and financial advisor. Huiheng will pay Chardan Capital Markets a $10,000 monthly retainer for its advisory services.

In addition, Huiheng has agreed to grant to Chardan Capital Markets a right of first refusal to manage or co-manage any public underwriting or private placement of debt or equity securities with certain specified exclusions.

The underwriting agreement provides that the obligations of the underwriters to purchase the shares are subject to the following material conditions: the registration statement of which this prospectus forms a part being effective, delivery of legal opinions, the accuracy of the representations and warranties made by the company in the underwriting agreement, delivery of an accountant’s “comfort letter,” FINRA approval of the underwriters’ compensation arrangements, listing of the securities on the Nasdaq Stock Market and the execution and delivery of certain agreements including those to be filed as exhibits to the registration statement, which can be waived by the underwriters in their sole discretion. The underwriters are obligated to purchase all of the shares (other than those covered by the underwriters’ over-allotment option described below) if they purchase any of the shares. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a very limited public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Shares Issuable

A total of ____ shares of common stock are issuable upon conversion of our Series A convertible preferred stock. We do not have any stock options or warrants currently outstanding. Additionally, a total of up to 1,600,000 shares are issuable as incentive shares pursuant to the Allied Moral Holdings share exchange agreement.

Sale of Restricted Shares

Upon the closing of this offering, we will have outstanding an aggregate of approximately ____________ shares of common stock (assuming the conversion of our outstanding preferred stock). Of these shares, the _______________ shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining shares held by our existing stockholders were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

As a result of the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) will be available for sale in the public market as follows:

  • ________ shares will be eligible for sale on the date of this prospectus; and

   • ________ shares will be eligible for sale 90 days after the date of this prospectus.

The remaining ____________ shares held by existing stockholders will become eligible for sale at various times on or before May 15, 2008, subject to the volume limitations of Rule 144.

Lock-up Agreements

The holders of an aggregate of approximately ______________ shares of our common stock are expected to sign lock-up agreements which prevent them from selling any of our common stock owned by them as of the date hereof for a period of 90 days from the date of this prospectus without the prior written consent of Chardan Capital Markets. In addition, holders of shares of our Series A Preferred Stock which are convertible into __________ shares of our common stock are expected to enter into similar lock-up agreements with the underwriters. Chardan Capital Markets may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the 90-day period. When determining whether or not to release shares from the lock-up agreements, Chardan Capital Markets will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Rule 144

In general, under Rule 144 of the Securities Act, a person deemed to be our “affiliate,” or a person holding restricted shares who beneficially owns shares that were not acquired from us or any of our “affiliates” within the previous year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of either 1% of the then outstanding shares of our common stock (or approximately ___________ shares immediately after this offering assuming no exercise of the underwriters’ over-allotment option and no conversion of our Series A Preferred Stock), or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing with the Securities and Exchange Commission of a notice on Form 144 with respect to such sale. Sales under Rule 144 of the Securities Act are also subject to prescribed requirements relating to the manner of sale, notice and availability of current public information about us. However, if a person, or persons whose shares are aggregated, is not deemed to be our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above, if at least two years have elapsed since the later of the date the shares were acquired from us or any of our “affiliates.” The SEC has adopted amendments to Rule 144 that are not yet effective. In part, those amendments would shorten the holding periods and simplify Rule 144 compliance requirements for holders who are not "affiliates". These new provisions should be effective early in 2008.

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock reserved for issuance under our option plan. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

DESCRIPTION OF CAPITAL STOCK

Huiheng Medical, Inc. is a Nevada corporation. It is authorized to issue 74,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Huiheng’s articles of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Our Board of Directors has created a series of preferred stock with rights and preferences described below. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 700,000 additional shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any additional shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;

•
whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•
whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•
the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any additional shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Series A 7% Convertible Preferred Stock

On May 14, 2007, the Board of Directors designated its Series A 7% Convertible Preferred Stock, consisting of 300,000 shares, par value $.001 per share.

The stated value of each share of the Series A stock is $37.50. Those shares accrue dividends at the rate of 7% per annum, which dividends are payable (i) on the occurrence of a liquidation event or (ii) if the Series A shares are redeemed.

Each share of Series A preferred is convertible at the election of the holder into 10.5402 shares of Common Stock of the Company. This ratio is subject to equitable adjustment in the event of a forward or reverse split of the Company’s Common Stock. The ratio will also be adjusted for certain issuances of equity securities at a price less than $3.57 per share. Any outstanding shares of the Series A stock will be automatically converted into Common Stock at the same ratio if one of the following conditions is satisfied: (i) the holders of a majority of such outstanding shares consent in writing to such conversion, (ii) there is a closing of an underwritten public offering of shares of Common Stock with gross proceeds of not less than $24 million (reduced by the gross amount of any private placements consummated by the Company after the filing of the Certificate of Designations and prior to such public offering) at a public offering price of not less than $6.43 per share (subject to adjustment for stock splits, dividends or similar reclassifications), but not before the resale of such shares of Common Stock is covered by an effective registration statement, or (iii) there is a merger or business combination with a publicly traded company whose securities on listed or quoted on one of certain specified markets.

On or after January 31, 2008, the holders of the then outstanding Series A shares, voting together as a class, may require the Company, if it may lawfully do so, to redeem all of part of the outstanding Series A shares for the stated value of those shares. The Company will then give the holders at least 60 days’ notice of the date fixed for the redemption. The right to convert and the accrual of dividends on those shares will terminate on the redemption date. If the Company does not have sufficient funds legally available to redeem all the shares to be redeemed on that date, it will redeem a pro rata number of shares and then redeem the remaining shares as soon as sufficient funds are legally available to do so.

The Company is required to have on reserve at all times a number of shares of Common Stock equal to 125% of the number of shares which would be issuable on the conversion of all of the then outstanding Series A shares. If necessary, the Company will undertake to obtain the appropriate approvals necessary to increase the authorized shares of the Company’s Common Stock.

In the event of certain “liquidation events” (such as, but not limited to, a bankruptcy or similar event, an assignment for the benefit of its creditors, the sale or transfer of all or substantially all of the Company’s assets in one transaction or in a series of related transactions, or a merger or consolidation of the Company in which the stockholders of the Company immediately before the transaction thereafter own less than 50% of voting securities of the combined or surviving entity), the shares of the Series A stock have a preference over holders of other common or preferred shares in the allocation of the Company’s assets which are distributable to shareholders of the Company.

The holders of Series A stock will vote separately as a class on all matters which may adversely alter, reduce or affect any of the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Series A stock or which increase or decrease the number of authorized shares of the Series A stock.

The Company may not take certain actions with the affirmative consent of a majority in interest of the then outstanding Series A shares. Such actions include, but are not limited to: (i) selling, transferring or disposing of all or substantially all of the Company’s undertakings or assets; (ii) entering into any partnership or joint venture with any person to which the Company devotes or commits a majority of its assets or resources; (iii) the declaration and payment of any dividend with respect to any other shares; (iv) passing any resolution for the Company’s winding up or dissolution; (v) the licensing by the Company of its technology or other rights in such a manner as to have the same economic effect as a sale or disposition of all or substantially all of the assets of the Company; (vii) the making or permitting of any material alteration (including cessation) to the general nature of the Company’s business; (viii) authorizing and approving any issuance of shares that have rights, preferences or privileges that are senior to those of the Series A shares; or (ix) the repurchase by the Company of any of its issued and outstanding shares (with certain limited exceptions).

Common Stock

Our articles of incorporation authorizes the issuance of 74,000,000 shares of common stock. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

 Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the Nasdaq Stock Market, which would apply only if our common stock were listed on the Nasdaq Stock Market, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, including in connection with a change of control of Huiheng, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Registration Rights

In addition, we have agreed to file a resale registration statement with the SEC covering the common stock underlying the Series A Preferred Stock issued in the Allied Moral share exchange. We are required to use our best efforts to keep that registration statement effective until all of the shares covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k). If certain events occur, then we will be liable to pay liquidated damages of 2% of the aggregate purchase price paid for the Series A preferred stock, up to a limit of 48%. At the election of the holder, the liquidated damages may be paid in either additional shares of Series A Preferred Stock or, if that stock has already been converted, into that number of shares of common stock into which the Series A Preferred shares would have been convertible. We are in the process of terminating this agreement and obtaining a waiver of any damages.

Shareholder Matters

As a Nevada corporation, we are subject to the Nevada Revised Statutes (“NRS” or “Nevada law”). Certain provisions of Nevada law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Directors’ Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Amendments to Bylaws - Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation.

Transfer Agent

The Transfer Agent for our common stock is Action Stock Transfer Company, 7069 S. Highland Drive, Suite 30, Salt Lake City, UT 84121. Its telephone number is 801-274-1088.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Nevada counsel.

Loeb & Loeb LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements of Huiheng Medical as of December 31, 2006 and the years ended December 31, 2006 and 2005, included in this prospectus have been audited by independent registered public accountants and have been so included in reliance upon the report of UHY ZTHZ HK CPA Limited given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As noted above, to date, we have not registered securities pursuant to Section 12 of the Act and our Section 15(d) reporting obligations have been suspended, which means we are considered a “voluntary filer” under SEC regulations. We are, therefore, not currently obligated to file any periodic reports under the Exchange Act, to follow the SEC’s proxy rules or to distribute an annual report to our securities holders. However, we intend to file annual, quarterly and special reports, and other information with the SEC, even though we are not required to do so. We intend to become a Section 12 registrant prior to or upon the effective date of the registration statement containing this prospectus, which will subject us to the Exchange Act periodic reporting obligations (including, without limitation, the requirement to file annual reports) and the SEC proxy and annual report requirements, with which we will comply. You may read or obtain a copy of the registration statement to be filed or any other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC web site at www.sec.gov, which contains our reports, and other information we file electronically with the SEC.

ALLIED MORAL HOLDINGS LIMITED

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2006

UHY ZTHZ HK CPA Limited

Chartered Accountants
Certified Public Accountants
3/F, Malaysia Building,
50 Gloucester Road, Wanchai,
HONG KONG.
Tel: (852) 2332 0661 (12 lines)
Fax : (852) 2332 0304, 2388 2086
E-mail: cpa@uhy-hk.com

INDEPENDENT AUDITORS’ REPORT

TO THE BOARD OF DIRECTORS ALLIED MORAL HOLDINGS LIMITED

We have audited the accompanying consolidated balance sheets of Allied Moral Holdings Limited (the “Company”) and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of income, owners’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Moral Holdings Limited and subsidiaries as of December 31, 2005 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements for the years ended December 31, 2005 and 2006 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, such financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in Note 2 to the consolidated financial statements.

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UHY ZTHZ HK CPA LIMITED
Certified Public Accountants
David Tze Kin Ng, Auditor
Practising Certified Number P553
HONG KONG, April 30, 2007

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2005	2006
	USD	USD
Assets
Current assets
Cash (note 4)	136,608	338,039
Trade accounts receivable (note 5)	7,377,215	2,649,300
Prepayments and other receivables (note 6)	3,143,396	2,786,518
Due from related party (note 15(b))	-	688,100
Inventories (note 7)	1,440,133	1,624,675
Deferred income tax assets (note 14)	18,257	18,879

Total current assets	12,115,609	8,105,511

Property, plant and equipment, net (note 8)	497,810	435,705
Intangible assets, net (note 9)	1,039,420	896,363
Investment in affiliated company	55,731	63,689
Deferred income tax assets (note 14)	7,800	5,377

Total assets	13,716,370	9,506,645

Liabilities, minority interest and owners’ equity

Current liabilities
Trade accounts payable	727,999	637,984
Income taxes payable	270,976	827,828
Accrued liabilities and other payables (note 10)	3,235,162	1,562,264
Due to related parties (note 15(b))	7,063,021	6,407,912

Total current liabilities	11,297,158	9,435,988

Minority interest (Note 21)	944,785	940,630

Owners’ equity (deficit)
Capital (Note 11 (a))	1	1
Discount on capital issuance (Note 11(b))	(1,577,555)	(1,577,555)
Retained earnings	3,051,981	707,581

Total owners’ equity (deficit)	1,474,427	(869,973)

Total liabilities, minority interest and
owners’ equity (deficit)	13,716,370	9,506,645

See accompanying notes to consolidated financial statements.

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
YEARS ENDED DECEMBER 31, 2005 AND 2006

	2005	2006
	USD	USD
Revenues, net (note 12)	9,800,487	12,346,672

Cost of revenues	(4,151,120)	(2,652,695)

Gross profit	5,649,367	9,693,977

General and administrative expenses (note 13)	(1,131,452)	(1,276,910)
Sales and marketing expenses	(61,445)	(123,308)
Research and development costs	(72,267)	(124,283)

Operating income	4,384,203	8,169,476

Interest income	679	1,175
Equity in income (loss) of affiliated company	(6,140)	5,942

Income before income taxes and
minority interest	4,378,742	8,176,593

Income tax expense (note 14)	(351,544)	(1,395,786)

Net income before minority interest	4,027,198	6,780,807

Minority interest	(21,881)	35,667

Net income before minority interest	4,005,317	6,816,474

Translation adjustments	(8,690)	3,992

Net income/Comprehensive	3,996,627	6,820,466

Net income per common shares
- Basic	0.31	0.52

- Diluted	0.26	0.44

Weighted common shares outstanding
- Basic	13,000,000	13,000,000

- Diluted	15,666,660	15,666,660

See accompanying notes to consolidated financial statements.

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OWNERS’ EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2005 AND 2006

		Discount on Capital	Retained
	Capital	Issuance	earnings	Total
	USD	USD	USD	USD
Balance as of January 1, 2005	1	(1,577,555)	(944,646)	(2,522,200)

Net profit	-	-	3,996,627	3,996,627

Balance as of December 31, 2005	1	(1,577,555)	3,051,981	1,474,427

Net profit	-	-	6,820,466	6,820,466
Dividend	-	-	(9,164,866)	(9,164,866)

Balance as of December 31, 2006	1	(1,577,555)	707,581	(869,973)

See accompanying notes to consolidated financial statements.

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2006

	2005	2006
	USD	USD
Cash flows from operating activities:

Net income	3,996,627	6,820,466

Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation of property, plant and equipment	116,894	152,082
Amortization of intangible assets	220,938	175,049
Minority interest	21,881	(35,667)
Equity in (income) loss of affiliated company	6,140	(5,942)
Deferred taxes	(25,699)	2,637
Translation adjustments	71,999	(39,935)

Changes in assets and liabilities:
Trade accounts receivable	(7,316,312)	4,979,459
Prepayments and other receivables	(1,090,298)	(16,437)
Inventories	177,144	(135,437)
Trade accounts payable	(1,507,109)	(114,838)
Income taxes payable	32,502	547,612
Accrued liabilities and other payables	3,092,439	(1,783,209)
Amounts due from/to related parties	2,967,708	1,024

Net cash provided by operating activities	764,854	10,546,864

See accompanying notes to consolidated financial statements.

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2005 AND 2006

	2005	2006
	USD	USD
Cash flows from investing activities:
Investment in affiliated company	(37,174)	-
Capital expenditures	(139,683)	(78,019)
Refund of capital expenditures	-	2,020
Advances to related parties	-	(688,100)
Advances to third parties	(163,793)	-
Repayments of advances by third parties	80,543	480,496

Net cash used in investing activities	(260,107)	(283,603)

Cash flows from financing activities:
Dividend paid	-	(9,164,866)
Repayment of advances to related parties	(477,064)	(896,964)

Net cash used in financing activities	(477,064)	(10,061,830)

Net increase in cash	27,683	201,431

Cash as of January 1	108,925	136,608

Cash as of December 31	136,608	338,039

Supplemental disclosures of cash flow and non-cash information:

Interest paid	3,560	-
Income tax paid	109,989	856,120

Assignment of third party loan to related party loan	619,563	-

See accompanying notes to consolidated financial statements.

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2006

1.	Organization and Principal Activities

Allied Moral Holdings Limited (the “Company” or “Allied Moral”) was incorporated in the British Virgin Island (“BVI”) on July 26, 2006 as a limited liability company. The Company’s ultimate sole beneficiary and owner is Mr. Hui Xiaobing. The Company was established in connection with the reorganization of Tibet Changdu Shengfeng Industry Development Co., Ltd. (“Tibet Changdu”), Wuhan Kangqiao Medical New Technology Co., Ltd (“Wuhan Kangqiao”), Shenzhen Hyper Technology Co., Ltd (“Shenzhen Hyper”) and Beijing Yuankang Kbeta Nucleus Technology Co., Ltd (“Beijing Kbeta”).

As part of a corporate reorganization, a series of equity transfers were carried out between Tibet Changdu and the equity holders of Wuhan Kangqiao, Shenzhen Hyper and Beijing Kbeta during 2005 and 2006 to transfer the beneficial interests in the three companies to Tibet Changdu.

Upon the completion of reorganization, Allied Moral owned 100% equity interest of Tibet Changdu. Tibet Changdu owned 100% equity interest of Wuhan Kangqiao and 75% equity interest of Shenzhen Hyper and 50% equity interest of Beijing Kbeta.

The Company and its subsidiaries are collectively referred to as the “Group”.

The Group is principally engaged in the development, production, sales and after sales service of Gamma Treatment System (“GTS”) products.

2.	Basis of Presentation

The Company’s consolidated financial statements for the years ended December 31, 2005 and 2006 are presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for the interest of the investors.

Because the Company, Tibet Changdu, Wuhan Kangqiao and Shenzhen Hyper were under common control, the Company’s acquisition of Tibet Changdu and Tibet Changdu’s acquisition of Wuhan Kangqiao and Shenzhen Hyper has been accounted for in a manner similar to a pooling of interests. Accordingly, the assets and liabilities of Tibet Changdu and its Subsidiaries transferred to the Company have been recognized at their historical carrying amount.

The Group’s functional and reporting currency is the Chinese Renminbi (“RMB”). For the convenience of the reader, the U.S. dollar translation amounts are included in the accompanying consolidated financial statements. Opening balances of owners’ equity for the year 2005 is translated to US$ at the rate of US$1.00=RMB8.2765 on December 31, 2004, assets and liabilities are translated to US$ at the rate of US$1.00=RMB8.0702 on December 31, 2005 and US$1.00=RMB 7.8041 on December 31, 2006. Income and expenses are incurred during the years 2005 and 2006 are translated to US$ at the average monthly ended rate of US$1.00=RMB8.1826 for the year 2005 and US$1.00=RMB7.9579 for the year 2006. The translation rates represent the noon buying rate by the Federal Reserve Bank of New York. No representation is made that the Renminbi amounts could have been, or could be, converted into U.S. dollars at that rate or at any particular average monthly ended rates for the years 2005 and 2006, and on December 31, 2005 and 2006 or at any other date. All translation differences between RMB and U.S. dollar are recorded in the consolidated statement of operations.

3.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The Consolidated financial statements include the Company and its three subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Recapitalization

The post-acquisition entity is accounted for as a recapitalization of Huiheng Medical Inc. using accounting principles to reverse acquisitions with Allied Moral being treated as the accounting parent (acquirer) and Huiheng Medical, Inc., the legal parent, being treated as the accounting subsidiary (acquiree). Mill Basin is regarded as the predecessor entity. In accordance with the provisions governing the accounting for reverse acquisitions all historical figures presented are those of Allied Moral.

(c)	Cash

Cash consist of cash on hand and in bank.

(d)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount after deduction of trade discounts, value added taxes and allowance, if any, and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic condition. No allowance has been provided for doubtful accounts as of December 31, 2005 and 2006 (Note 5).

(e)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. Cost of work in progress and finished goods comprise direct material, direct production and an allocated proportion of production overheads.

(f)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation or amortization. Depreciation expense is recognized using the straight-line method to the asset’s estimated residual value over the estimated useful lives of the assets as follows:

Years
Leasehold improvement	3-5
Buildings	20
Production equipment	3-5
Furniture, fixtures and office equipment 3-5	3-5
Motor vehicles 5-10	5-10

Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Depreciation of property, plant, and equipment attributable to manufacturing activities is capitalized as part of inventory, and expensed to cost of revenues as inventory is sold.

(g)	Intangible Assets

Intangible assets were contributed to the Group and are stated at cost, representing the fair value at the time of contribution by minority owner of a subsidiary. Fair value was supported by cash contributed contemporaneously by another investor. Cost is net of accumulated amortization and impairment losses. Amortization expense is recognized on the straight-line basis over the estimated respective useful lives of these intangible assets as follows:

Years
Patented technology	20
Software	5

Management reviews the carrying values of its intangible assets if the facts and circumstances suggest that these assets may be impaired. To the extent that the review indicates that the carrying values of these assets may not be recoverable, as determined based on their estimated future undiscounted cash flows over the remaining amortization period, the carrying values of these assets will be reduced to their estimated fair values.

(h)	Investment in Affiliated Company

Beijing Kbeta was established in December 15, 2004 at which time Tibet Changdu acquired a 20% equity interest. During fiscal year 2005, Tibet Changdu acquired an additional 30% equity interest in Beijing Kbeta for RMB 300,000 (USD 36,663). The cost for each acquisition approximated fair value of the proportion of the net assets acquired and accordingly, no investor level goodwill was recognized.

The Company’s equity interest in Beijing Kbeta is accounted for used the equity method of accounting because the Company has the ability to exercise significant influence over the investee, but does not have a controlling financial interest.

If circumstances indicate that the carrying value of the Group’s investment in Beijing Kbeta may not be recoverable, the Group would recognize an impairment loss by writing down its investment to its estimated net realizable value if management concludes such impairment is other than temporary.

(i)	Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No Impairment was recognized in 2005 and 2006.

(j)	Revenue Recognition

The Group generates revenue primarily from sales of medical equipment and provision of maintenance and support services. Revenue is recognized as follows:

The Group recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. The sales price of the medical equipment includes the training and installation services. These services are ancillary to the purchase of medical equipment by customers and are normally considered by the customers to be an integral part of the acquired equipment. As the delivered items (training and installation services) do not have determinable fair values, the Group recognizes revenue for the entire arrangement upon customer acceptance, which occurs after delivery and installation.

In the PRC, value added tax (“VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Group; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Pursuant to the laws and regulations of the PRC, Shenzhen Hyper is entitled to a refund of VAT on the sales of self-developed software embedded in medical equipment. The VAT refund represents the amount of VAT collected from customers and paid to the authorities in excess of 3% of relevant sales. The amount of VAT refund is calculated on a monthly basis. As the refund relates directly to the sale of self-developed software that is embedded in the Group’s products, the Group recognizes the VAT refund at the time the product is sold. The amount is included in the line item “Revenues, net” in the consolidated statements of income and is recorded on an accrual basis. VAT refunds included in revenue for the year ended December 31, 2006 was USD169,159. There were no VAT refunds for the year ended December 31, 2005.

Pursuant to the document dated December 16, 2004 with No.173 issued by Tibet Finance Bureau, the profits tax payment of Tibet Changdu in excess of RMB 900,000 (USD 121,579) for a year will be refundable by Tibet Finance Bureau. The 31% and 38.75% of business tax payment and value added tax payment respectively for a year will be refundable by Tibet Finance Bureau provided that the business tax payment and value added tax payment should be arrived at RMB 1 million (USD 135,088) and RMB 1.5 million (USD 202,632) for a year respectively. Such tax incentive policy will be valid for 5 years from the year of commencement of tax refund. The tax subsidy income from Tibet Finance Bureau was included in the Group’s revenue for 2006 (Note 12).

The medical equipment sold by the Group has embedded self-developed software. In all cases, the medical equipment is marketed and sold based on its performance and functionality as a whole. The self-developed software is not sold on a standalone basis.

Tibet Changdu also provides comprehensive post-sales services to certain distributors for medical equipment used by hospitals. These contracts are negotiated and signed independently and separately from the sales of medical equipments. According to the agreements, Tibet Changdu provides comprehensive services including exchange of cobalt, training to users of the medical equipment, maintenance of medical equipment, upgraded software and consulting. Fees for the services are recognized under the straight-line method over the life of the contract.

(k)	Research and Development Costs

Research and development costs are expensed as incurred.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

(m)	Retirement and Other Postretirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to consolidated statements of operations as and when the related employee service is provided.

(n)	Warranty Costs for Medical Equipment

The Group provides a product warranty to its customers to repair any product defects that occur generally within twelve months of the date of sales. Based on the limited number of actual warranty claims and the historically low cost of such repairs, the Group has not recognized a liability for warranty claims, but rather recognizes such cost when product repairs are made.

(o)	Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables, realizable values for inventories and deferred income tax assets. Actual results could differ from those estimates.

(p)	Contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim arising from any medical incident over the last three years, the Group has not recognized a liability for product liability claims.

(q)	Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standard Board (“FASB”) issued FASB Statement No. 123R (revised 2004), Share-Based Payments, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services, in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. For nonpublic companies, this Statement requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. The Group has not been engaged in any share-based payment transactions.

In December 2004, the FASB issued FASB Statement No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling cost, and wasted material (spoilage). Under this Statement, such items will be recognized as current-period charges. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement will be effective for the Company for inventory costs incurred on or after January 1, 2007. Management anticipates that this new Statement will not have a material impact on the Group.

In December 2004, the FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, which eliminates an exception in APB 29 for recognizing nonmonetary exchanges of similar productive assets at fair value and replaces it with an exception for recognizing exchanges of nonmonetary assets at fair value that do not have commercial substance. This Statement will be effective for the Company for nonmonetary asset exchanges occurring on or after January, 1, 2007. Management currently does not contemplate entering into any transactions within the scope of FASB Statement No. 153. Consequently, management does not believe the adoption of the statement will have material impact on its consolidated financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) issued EITF issue No. 04-13 Accounting for Purchases and Sales of Inventory with the Same Counterparty, EITF 04-13 provides guidance as to when purchases and sales of inventory with the same counterparty should be accounted for as a single exchange transaction. EITF 04-13 also provides guidance as to when a nonmonetary exchange of inventory should be accounted for at fair value. EITF 04-13 will be applied to new arrangements entered into, and modifications or renewals of existing arrangements occurring after January 1, 2007. The Group does not have such transactions within the scope of EITF 04-13. Consequently, management doesn’t believe the adoption of the statement will have material impact on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 establishes the threshold for recognizing the benefits of tax-return positions in the consolidated financial statements as “more-likely-than-not” to be sustained by the taxing authority, and prescribes a measurement methodology for those positions meeting the recognition threshold. FIN 48 is effective the fiscal year beginning after December 15, 2006. Management is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated financial position and results of operations.

(r)	Segment Reporting

The Company has no operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Group’s operations and customers are in China. Accordingly, no geographic information is presented.

4.	Cash

Cash represents cash in bank and cash on hand. There were no cash equivalents as of December 31, 2005 and 2006.

Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government.

5.	Trade Accounts Receivable

The Group performs ongoing credit evaluations of its customers’ financial conditions. The Group generally requires its customers to provide advanced cash deposits for their purchases. The Group has historically been able to collect all of its receivable balances, and accordingly, has not provided any allowance for doubtful accounts as of December 31, 2005 and 2006.

6.	Prepayments and Other Receivables

	2005 USD	2006 USD
Prepayments to suppliers	1,526,118	1,568,007
VAT refund receivables	15,792	-
Tax deposits	285,260	216,433
Advances to third parties (Note a)	628,465	169,398
Others (Note b)	687,761	832,680
	3,143,396	2,786,518

(a)
Advances to third parties are unsecured, interest-free advances for working capital purposes and repayable within one year. In fiscal 2004, Tibet Changdu made an advance to third parties amounting to RMB 4,400,000 (USD 531,626). These third parties repaid RMB 650,000 (USD 79,437) and RMB 2,428,000 (USD 305,106) in fiscal 2005 and 2006, respectively. In fiscal 2005, Tibet Changdu made advance of RMB 1,321,840 to a third party. This advance was repaid by the third party in fiscal 2006.

(b)	The amount of others as of December 31, 2005 and 2006 included USD 619,563 and USD 640,689 due from Shenzhen Jiancheng respectively (Note 15).

7.	Inventories

Inventories as of December 31, 2005 and 2006 consist of the following:

	2005 USD	2006 USD

Raw materials	527,586	844,835
Work-in-progress	912,547	779,840
	1,440,133	1,624,675

8.	Property, Plant and Equipment

	2005 USD	2006 USD

Leasehold improvement	145,700	150,668
Buildings	95,340	96,570
Production equipment	299,636	364,952
Furniture, fixtures and office equipment	121,691	148,761
Motor vehicles	120,876	124,997
	783,243	885,948

Accumulated depreciation and amortization	(285,433)	(450,243)
	497,810	435,705

9.	Intangible Assets

The following table summarizes the Group’s net amortized carrying value of its intangible assets as of December 31, 2005 and 2006.

	Patented Technology USD	Software USD	Total USD

Balance as of January 1, 2005	1,006,427	257,009	1,263,436
Amortization	(69,811)	(154,205)	(224,016)
Balance as of December 31, 2005	936,616	102,804	1,039,420
Amortization	(57,856)	(85,201)	(143,057)
Balance as of December 31, 2006	878,760	17,603	896,363

Patented technology represents a patent for the production of a component of the radiation treatment system. The patent was applied prior to its injection to Shenzhen Hyper as a capital contribution. Pursuant to the patent certificate, the patent was valid for 20 years from the application date, May 1999. Therefore it was amortized over the rest of the valid patent period, which is the estimated remaining useful life.

Software is utilized in the manufacture of medical equipment and is amortized over its estimated useful life.

Estimated amortization expenses for the years ending December 31, 2007, 2008, 2009, 2010 and 2011 is RMB563,380 each year.

10.	Accrued Liabilities and Other Payable

Accrued liabilities and other payables as of December 31, 2005 and 2006 consist of the following:

	2005 USD	2006 USD

VAT, other taxes payable and surcharges	432,104	859,073
Accrued expenses	35,394	73,858
Accruals for salaries and welfare	142,360	159,872
Receipts in advance	-	300,558
Advances from third party	2,625,304	168,903
	3,235,162	1,562,264

Receipts in advance represent cash deposits received from customers in connection with the sales of products.

Advances from third party represent unsecured, interest-free advances which are repayable on demand.

11.	Owners’ Equity

(a)	Registered capital

The Company is a limited liability company established in July 2006. The registered capital of the Company is US$ 50,000 and issued capital is US$ 1.

(b)	Discount on capital issuance

Discount on capital issuance represents the amount for the purchase consideration of Shenzhen Hyper and Wuhan Kangqiao in excess of the fair value of the net asset of the two companies.

(c)	Retained earnings

(i)	Retained earnings include the following:

Retained earnings for the years ended December 31, 2005 and December 31, 2006 include a General Reserve Fund amounted USD 578,061 and USD 1,310,516 respectively, less dividends paid in 2006.

(ii)	General reserve fund includes statutory surplus reserve and statutory public welfare reserve.

Statutory surplus reserve

In accordance with PRC Company Law, Tibet Changdu is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation to the statutory surplus reserve by Tibet Changdu is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by Tibet Changdu in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the registered capital. This statutory surplus reserve is not distributable in the form of cash dividends.

Statutory public welfare reserve

In accordance with PRC Company Law, Tibet Changdu appropriates 5% of the profit arrived at for each year to the statutory public welfare reserve prior to December 31, 2005. No statutory public welfare reserve is mandatory after December 31, 2005. Appropriation to the statutory public welfare reserve by Tibet Changdu is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The fund can only be utilized for capital items for the collective benefit of Tibet Changdu’s employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

According to PRC Company Law, a Foreign Investment Enterprise is not required to make a provision for statutory public welfare reserve.

(d)	Dividend

Pursuant to the resolution passed at the Board of Directors’ meeting in 2006, total dividends of USD 9,164,866 were declared and paid to Tibet Changdu’s equity owner. The dividend is based on retained earnings arrived at under PRC accounting standards for business enterprise.

12.	Revenues

Revenues for the years ended December 31, 2005 and 2006 consist of the following:

	2005 USD	2006 USD

Sales of GTS equipment and service income	9,898,117	11,286,942
Business tax and surcharges	(107,847)	(323,194)
VAT tax refund for software system	-	169,159
Government subsidy for high and new technology business	-	102,829
Regional government tax subsidy	-	1,106,412
Other revenue	10,217	4,524
	9,800,487	12,346,672

The high and new technology business subsidy was granted by the government authorities to Shenzhen Hyper which can be used for enterprise development and technology innovation purposes.

13.	General and Administrative Expenses

The amount for the year ended December 31, 2005 included a loss on disposal of leasehold improvement amounted USD 135,712 (None in 2006)

14.	Income Taxes

All of the Group’s income is generated in the PRC.

Income tax expense for the years ended December 31, 2005 and 2006:

	2005 USD	2006 USD

Current income tax expense	377,243	1,393,149
Deferred income tax benefit (expense)	(25,699)	2,637
Total income tax expense	351,544	1,395,786

As Tibet Changdu is located in the western area in the PRC and is within the industry specified by relevant laws and regulations of the PRC, the tax rate applicable to the Company is 15%.

Wuhan Kangqiao is a high-tech enterprise with operations in an economic-technological development area in the PRC, the applicable tax rate is 15%.

Shenzhen Hyper is a high-tech manufacturing company located in Shenzhen special economic region. Therefore, the applicable tax rate is also 15%. According to local tax regulation, Shenzhen Hyper is entitled to a tax-free period for the first two years, commencing from the first profit-making year and a 50% reduction in state income tax rate for the next six years. Shenzhen Hyper has not turned from accumulated losses to retained profits as of December 31, 2006.

A reconciliation of the expected income tax expense to the actual income tax expense for the years ended December, 2005 and 2006 are as follows:

	2005 USD	2006 USD

Income before minority interest and income tax	4,378,742	8,176,593

Expected PRC income tax expense at statutory tax rate of 33%	1,444,985	2,698,276
Non-deductible expenses
- Non-deductible entertainment expenses	5,482	-
- Non-deductible salaries and welfare	15,538	-
- Others	1,979	31,893
Non-taxable income	(30,255)	(35,855)
Others	(298,011)	173,258
Tax rate differences	(788,174)	(1,471,787)
Actual income tax expense	351,544	1,395,785

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Group to substantial PRC taxes in the future.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 2005 and 2006 are presented below.

	2005 USD	2006 USD

Current deferred tax assets:
Provisions for other receivables	18,257	18,879
Current deferred tax assets	18,257	18,879
Non-current deferred tax assets:
Deferred expenses	7,800	5,377
Non-current deferred tax assets	7,800	5,377

Total deferred tax assets	26,057	24,256

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred taxes are deductible, management believes it is more likely than not that Tibet Changdu and subsidiaries will realize the benefits of these deductible differences at December 31, 2006. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

15.	Related Party Transactions

(a)	Summary of significant related party transactions

The significant related party transactions of the Group are summarized as follows:

	2005 USD	2006 USD
Sales of medical equipment (i)	6,358,604	1,933,251
Cash advance to related party (ii)	-	688,100
Repayments of advances to related party (iii)	477,064	896,964
Transfer from receivable from third party (iv)	619,563	-
Acquisition of Tibet Changdu (v)	-	6,269,699

(i)
Represents the sales of medical equipment and income from service provided to Shenzhen Jiancheng prior to October 1, 2005. Shenzhen Jiancheng was owned by Mr. Hui Xiaobing until it was sold to third parties effective from October 1, 2005. Shenzhen Jiancheng has been mainly engaged in sales of the Group’s medical equipment to third parties, forming joint ventures with hospitals and providing maintenance services for equipment used by hospitals.

The total sales of medical equipment and income from services provided to Shenzhen Jiancheng for the years ended December 31, 2005 and 2006 are USD 6,980,350 and USD 7,709,572, respectively. The contracts with Shenzhen Jiancheng were made before October 1, 2005 which are disclosed as related party transactions. Sales of medical equipment to Shenzhen Jiancheng and contracted before October 1, 2005 were included in revenue for the year ended December 31, 2005 and 2006 are USD 6,358,604 and USD 1,906,348 respectively.

(ii)
Amount is unsecured, interest-free advance for working capital purposes to/from Shenzhen Huiheng Industry Co., Ltd. (“Huiheng Industry”), which is under same control of Mr. Hui Xiaobing. Amount is repayable on demand.

(iii)	Amounts are unsecured, interest-free advances for working capital purposes to Huiheng Industry. Amounts are repayable on demand.

(iv)	Amount represents the receivable from Huiheng Industry. The amount was an assignment of advances to third party.

(v)	In August 2006, the Company acquired equity interest of Tibet Changdu 99% from Huiheng Industry and 1% from Mr. Hui Xiaobing in consideration of USD 6,207,002 and USD 62,697 respectively (Note 15(b)).

(b) Amounts due from/to related parties

Amount due from a related party

	2005 USD	2006 USD

Huiheng Industry (ii)	-	688,100

Amount due to related parties

	2005 USD	2006 USD
Huiheng Industry (iii)	7,001,066	6,342,820
Hui Xiaobing (iii)	61,955	65,092
	7,063,021	6,407,912

(i)
Because Shenzhen Jiancheng was not a related party of the Group subsequent to October 1, 2005, the balances with Shenzhen Jiancheng are not included in the amounts due from/(to) related parties as of December 31, 2005. The balances with Shenzhen Jiancheng as of December 31, 2005 is summarized below:

2005 USD

Trade accounts receivable	6,744,641
Trade accounts payable	192,065
Prepayments and other receivables	619,563
Accrued liabilities and other payables	2,625,304

(ii)	Amount represents interest-free advances to Huiheng Industry of USD 688,100 for working capital purpose and repayable on demand.

(iii)	As disclosed in Note 15(a), the amount represents the balance of the purchase price related to the acquisition of Tibet Changdu in August 2006. The amount is payable on demand.

16.	Pension and Other Postretirement Benefits

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions to the retirement scheme at the applicable rate based on the employees’ salaries. The required contributions under the retirement plans are charged to the consolidated statements of operations on an accrual basis. The Group’s contributions totaled USD 29,146 and USD 52,526 for the years ended December 31, 2005 and 2006 respectively.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

17.	Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the years presented. The Group does not hedge risk exposures or speculate using derivative instruments.

18.	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments, such as trade accounts receivable, other receivables, trade accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

19.	Significant Concentrations

All of the Group’s customers are located in the PRC. Four customers represented 85% and 89% of consolidated revenues for 2005 and 2006, respectively. These customers also represented 97% of the trade accounts receivable as of December 31, 2005 and 2006.

The Group expects that a substantial portion of the sales will continue to be generated by a relatively small group of distributors, including Shenzhen Jiancheng, that may change from year to year primarily due to the fragmented nature of the medical equipment distribution industry in China.

20.	Operating Lease Commitments

Rental expense for obligations under operating leases was USD 81,547 and USD 44,746 for the years ended December 31, 2005 and 2006, respectively. As of December 31, 2006, the total future minimum lease payments under non-cancellable operating leases in respect of premises are payable as follows:

	RMB	USD

For the year ending December 31, 2007	74,906.00	10,119

21.	Minority interest

Minority interest represents the share of 25% equity interest of Shenzhen Hyper as of December 31, 2005 and 2006.

22.	Subsequent event

The Company sub-divided the par value of share from US$1.00 per share to US$0.01 per share and increased the Company’s authorized shares from 50,000 common shares to 35,000,000 common shares and 5,000,000 preferred shares at par value of US$0.01 for increase in authorized share capital from US$50,000 to US$400,000 in January and February 2007.

The Company allotted 13,957,165 common shares at par value and 2,666,667 preferred shares at US$3.75 per share and also made a redemption of 957,265 common shares at US$3.75 per share in January and February 2007.

HUIHENG MEDICAL, INC.

SEPTEMBER 30, 2007

(UNAUDITED - See Accountant’s Report)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents	Page(s)
Consolidated Balance Sheets at September 30, 2007	F-19

Consolidated Statements of Income for the Three and Nine Months Ended September 30, 2007 and 2006	F-20

Consolidated Statement of Stockholders’ Equity for the Nine Months Ended September 30, 2007	F-21

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2007 and 2006	F-22

Notes to the Consolidated Financial Statements	F-23 to F-32

HUIHENG MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007
(Unaudited)

CONSOLIDATED
ASSETS
CURRENT ASSETS:
Cash	$539,964
Accounts receivable, net of allowance for doubtful accounts of	7,608,570
Inventories	918,447
Due from a related party	584,207
Current portion of deferred income tax assets	19,594
Prepayments and other current assets	3,151,060

Total Current Assets	12,821,842

INVESTMENT IN AN AFFILIATE	58,235

PROPERTY AND EQUIPMENT, net	3,486,520

INTANGIBLE ASSETS, net	874,085

DEFERRED INCOME TAX ASSETS, net of current portion	5,581

Total Assets	$17,246,263

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$692,934
Due to related parties	113,656
Income tax payable	134,892
Accrued expenses and other current liabilities	3,963,732

Total Current Liabilities	4,905,214

MINORITY INTEREST	982,856

Total Liabilities	5,888,070

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value; 1,000,000 shares authorized;
Series A 7% convertible preferred stock, $.001 par value; 300,000 shares authorized;	267
266,666 shares issued and outstanding with liquidation preference of $9,999,975
Common stock, $.001 par value; 74,000,000 shares authorized;	23,150
23,150,000 shares issued and 13,450,000 shares outstanding
Additional paid-in capital	7,723,698
Treasury stock, 9,700,000 shares at $0.001 par value	(9,700)
Retained earnings (accumulated deficit)	3,339,758
Accumulated other comprehensive income
Foreign currency translation gain	281,020

Total Stockholders' Equity	11,358,193

Total Liabilities and Stockholders' Equity	$17,246,263

See accompanying notes consolidated financial statements.

 HUIHENG MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - See Accountant's Report)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

NET REVENUES	$2,426,597	$2,547,731	$10,992,321	$9,045,932

COST OF GOODS SOLD	442,557	407,278	2,564,752	2,137,650

GROSS PROFIT	1,984,040	2,140,453	8,427,569	6,908,282

OPERATING EXPENSES:
Selling expenses	18,815	23,844	61,011	60,567
General and administrative	331,618	226,639	1,081,575	738,498
Research and development	292,975	64,260	336,677	103,956

Total Operating Expenses	643,408	314,743	1,479,263	903,021

INCOME FROM OPERATIONS	1,340,632	1,825,710	6,948,306	6,005,261

OTHER INCOME (EXPENSE):
Interest income (expense), net	181	378	3,931	888
Equity in earnings (losses) of an affiliate	13,830	(7,455)	(7,727)	(2,020)

Total Other Income (Expense)	14,011	(7,077)	(3,796)	(1,132)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	1,354,643	1,818,633	6,944,510	6,004,129

INCOME TAXES	207,060	300,728	730,338	919,426

INCOME BEFORE MINORITY INTEREST	1,147,583	1,517,905	6,214,172	5,084,703

MINORITY INTEREST	(106,061)	(32,432)	6,522	5,642

NET INCOME	1,253,644	1,550,337	6,207,650	5,079,061

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	117,838	4,921	285,718	12,811

COMPREHENSIVE INCOME	$1,371,482	$1,555,258	$6,493,368	$5,091,872

NET INCOME PER COMMON SHARE
- Basic	$0.09	$0.12	$0.47	$0.39
- Diluted	$0.08	$0.10	$0.39	$0.32

Weighted Common Shares Outstanding
- Basic	13,450,000	13,000,000	13,227,475	13,000,000
- Diluted	16,116,660	15,666,660	15,894,135	15,666,660

See accompanying notes consolidated financial statements.

HUIHENG MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the Nine Months Ended September 30, 2007
(Unaudited - See Accountant's Report)

	Series A 7% Preferred Stock $.001 Par Value		Common Stock, $.001 Par Value		Additional		Accumulated Other	Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Retained Earnings	Comprehensive Income	Stockholders' Equity
Balance, December 31, 2006	266,666	$267	13,000,000	$13,000	$(1,590,821)	$712,279	$(4,698)	$(869,973)

Return of common shares	-	-	(9,700,000)	(9,700)	9,700	-	-	-

Issuance of common stock pursuant to share exchange agreement			10,150,000	10,150	(36,150)	-	-	(26,000)

Comprehensive income:
Net income					4	6,207,650		6,207,650
Foreign currency translation gain							285,718	285,718

Total comprehensive income								6,493,368

Contribution to capital, net*					9,340,969		-	9,340,969

Repayment for redemption of common shares						(3,580,171)	-	(3,580,171)

Balance, September 30, 2007	266,666	$267	13,450,000	$13,450	$7,723,698	$3,339,758	$281,020	$11,358,193

* Net of issuance expenses in 2007

See accompanying notes consolidated financial statements.

HUIHENG MEDICAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For The Nine Months Ended September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,207,650	$5,079,061
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	64,176	78,375
Amortization	22,278	136,567
Minority interest	42,226	25,575
Equity in (earnings) loss of an affiliate	5,454	872
Changes in assets and liabilities:
Accounts receivable	(4,959,270)	2,909,211
Inventories	706,228	(260,799)
Prepayments and other current assets	(364,542)	158,680
Accounts payable	54,950	(64,789)
Income tax payable	(692,936)	659,338
Accrued expenses and other current liabilities	2,401,468	(2,039,727)

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,487,682	6,682,364

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,136,360)	(21,492)

NET CASH USED IN INVESTING ACTIVITIES	(3,136,360)	(21,492)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) proceeds from issuance of common shares	(26,000)	-
Contribution to capital	9,340,969	-
Payment for redemption of common shares	(3,580,171)	-
Repayment of advances to related parties	(6,190,363)	(1,398,296)
Dividend	-	(5,108,907)

NET CASH USED IN FINANCING ACTIVITIES	(455,565)	(6,507,203)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	306,168	39,088

NET INCREASE IN CASH	201,925	192,757

CASH at beginning of period	338,039	136,608

CASH at end of period	$539,964	$329,365

See accompanying notes consolidated financial statements.

HUIHENG MEDICAL, INC.
Notes to the Consolidated Financial Statements
September 30, 2007
(UNAUDITED - See Accountant’s Report)

NOTE 1 - ORGANIZATION AND OPERATIONS

Huiheng Medical, Inc. (the “Company” or “Huiheng”) was incorporated as a limited liability company in November 2002 under the name of Pinewood Imports, Ltd. and was converted into a corporation, incorporated in the State of Nevada, on August 29, 2005.

Huiheng, through its subsidiaries, designs, develops, manufactures and services large radiation oncology medical equipment used for the treatment of cancer and tumors. Huiheng’s customers are currently located only in China and are principally hospitals, other healthcare providers and third party investors that operate joint venture treatment centers with the hospitals. Huiheng has been making efforts to develop international markets in South America, Eastern Europe and Southeast Asia.

On September 1, 2006, the principal stockholders of the Company and 33 other stockholders, sold an aggregate of 10,044,600 shares of the Company’s common stock (the “Shares”), representing 98.96% of the outstanding shares. All proceeds were paid to the Sellers. No proceeds were paid to the Company.

On September 6, 2006, the Company filed an amendment of its certificate of incorporation changing the Company’s name to Mill Basin Technologies, Ltd. (“Mill Basin”). Since September 5, 2006 the Company has ceased operations, and all previous business activities have been discontinued.

On May 15, 2007, the Company entered into a share exchange agreement to acquire (i) all of the issued outstanding shares of the common stock of Allied Moral Holdings, Ltd. (“Allied Moral”) in exchange for 13,000,000 shares of the Company’s common stock, and (ii) all of the issued and outstanding Series A Preferred Stock of Allied Moral in exchange for 266,666 shares of the Company’s Series A Preferred Stock. In connection with the share exchange, the Company agreed to change the name to Huiheng Medical, Inc. As part of this transaction, holders of some of the outstanding shares issued prior to May 15, 2007 contributed shares to the Company so that there were 450,000 shares of common stock issued and outstanding immediately prior to the share exchange. Taking into account the shares issued in the share exchange, the Company now has 13,450,000 shares of common stock issued and outstanding, 13,000,000 (96.65%) of which are owned by Allied Moral’s former shareholders, with the balance being held by Mill Basin’s prior shareholders, along with 266,666 shares of Series A Preferred Stock, all of which are owned by former holders of Allied Moral’s Series A Preferred Stock.

The Company is a Nevada holding company and conducts all of the business through operating subsidiaries. The Company owns 100% of the equity interest of Allied Moral, a British Virgin Islands company that, in turn, owns 100% of the equity interest of Tibet Changdu Huiheng Development Company, Ltd. (“Tibet Changdu”) a Tibetan holding company that, in turn, directly owns 100%, 75% and 50%, respectively, of operating subsidiaries, Wuhan Kangqiao Medical New Technology Company, Ltd. (“Wuhan Kangqiao”), a PRC company, Shenzhen Hyper Technology Company, Ltd. (“ Shenzhen Hyper”), a PRC company and Beijing Yuankang Kbeta Nuclear Technology Co., Ltd. (“Beijing Kbeta”). The remaining equity interests in Shenzhen Hyper and Beijing Kbeta are owned by unrelated and unaffiliated parties.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) for interim financial information and with the rules and regulations of the Securities and Exchange Commission for Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. These consolidated financial statements should be read in conjunction with the financial statements of the Company for the year ended November 30, 2006 and notes thereto contained in Form 8-K/A as filed with the Securities and Exchange Commission on May 17, 2007. Interim results are not necessarily indicative of the results for the full year.

In a reverse acquisition all accounting history becomes, that of the accounting acquirer, therefore all historical information prior to the acquisition is that of Allied Moral. The shares issued to the shareholders of Allied Moral have been stated retroactively. The reverse merger adjustment is therefore all the shares held by Mill Basin shareholders prior to the acquisition.

The consolidated financial statements include all accounts of the Company and its wholly-owned and majority-owned subsidiaries. All material inter-company balances and transactions have been eliminated.

Summary of significant accounting policies

Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns and trade discounts and value added tax. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expenses. The allowance for doubtful accounts approximated $4,600 at September 30, 2007.

Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure to its customers.

Inventories

The Company values inventories, consisting of work in process and raw materials, at the lower of cost or market. Cost of material is determined on the weighted average cost method. Cost of work in progress and finished goods comprises direct materials, direct production cost and an allocated portion of production overhead.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to general and administrative expenses as incurred. Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from three to twenty years. Building improvements, if any, are amortized on a straight-line basis over the estimated useful life. Depreciation of property and equipment are stated at cost less accumulated depreciation. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. The estimated useful lives of the assets are as follows:

Estimated Life
Building improvements	3 to 5
Buildings	20
Production equipment	3 to 5
Furniture fixtures and office equipment	3 to 5
Motor vehicles	5 to 10

Intangible assets

Intangible assets were contributed to the Group and are stated at cost, representing the fair value at the time of contribution by minority owner of a subsidiary. Fair value was supported by cash contributed contemporaneously by another investor. Cost is net of accumulated amortization and impairment losses. Amortization expense is recognized on the straight-line basis over the estimated respective useful lives of these intangible assets as follows:

Estimated Life
Patented technology	20
Software	5

Intangible assets

Intangible assets were contributed to the Company and are stated at cost, representing the fair value at the time of contribution by minority owner of a subsidiary. Fair value was supported by cash contributed contemporaneously by another investor. Cost is net of accumulated amortization and impairment losses. Amortization expense is recognized on the straight-line basis over the estimated respective useful lives of these intangible assets as follows:

Estimated Life

Patented technology	20
Software	5

Investment in an affiliate

The Company owns 50% equity interest of Beijing Kbeta and is accounted for used the equity method of accounting because the Company has the ability to exercise significant influence over the investee, but does not have a controlling financial interest.

If circumstances indicate that the carrying value of the Company’s investment in Beijing Kbeta may not be recoverable, the Company would recognize an impairment loss by writing down its investment to its estimated net realizable value if management concludes such impairment is other than temporary.

Impairment of long-lived assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of, if any, are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. At September30, 2007 and 2006, the Company determined that there was no impairment of value.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, current income tax assets, prepayments and other current assets, accounts payable, income taxes payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

Revenue recognition

The Company generates revenue primarily from sales of medical equipment and provision of maintenance and support services. Revenue is recognized as follows:

The Company recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. The sales price of the medical equipment includes the training and installation services. These services are ancillary to the purchase of medical equipment by customers and are normally considered by the customers to be an integral part of the acquired equipment. As training and installation services do not have separately determinable fair values, the Company recognizes revenue for the entire arrangement upon customer acceptance, which occurs after delivery and installation.

In the PRC, value added tax (“VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of 1nrtax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Pursuant to the laws and regulations of the PRC, Shenzhen Hyper is entitled to a refund of VAT on the sales of self-developed software embedded in medical equipment. The VAT refund represents the amount of VAT collected from customers and paid to the authorities in excess of 3% of relevant sales. The amount of VAT refund is calculated on a monthly basis. As the refund relates directly to the sale of self-developed software that is embedded in the Company’s products, the Company recognizes the VAT refund at the time the product is sold. The amount is included in the line item “Revenues, net” in the consolidated statements of income and is recorded on an accrual basis.

Pursuant to the document dated December 16, 2004 with No.173 issued by Tibet Finance Bureau, the profits tax payment of Tibet Changdu in excess of RMB 900,000 (USD 121,579) for a year will be refundable by Tibet Finance Bureau. The 31% and 38.75% of business tax payment and value added tax payment respectively for a year will be refundable by Tibet Finance Bureau provided that the business tax payment and value added tax payment should be arrived at RMB 1 million (USD 135,088) and RMB 1.5 million (USD 202,632) for a year respectively. Such tax incentive policy will be valid for five (5) years from the year of commencement of tax refund, starting from September 2006.

The medical equipment sold by the Company has embedded self-developed software. In all 6cases, the medical equipment is marketed and sold based on its performance and functionality as a whole. The self-developed software is not sold on a stand alone basis.

Tibet Changdu also provides comprehensive post-sales services to certain distributors for medical equipment used by hospitals. These contracts are negotiated and signed independently and separately from the sales of medical equipments. According to the agreements, Tibet Changdu provides comprehensive services including exchange of cobalt, training to users of the medical equipment, maintenance of medical equipment, upgraded software and consulting. Fees for the services are recognized under the straight-line method over the life of the contract.

Warranty

The Company provides a product warranty to its customers to repair any product defects that occur generally within twelve months of the date of sales. Based on the limited number of actual warranty claims and the historically low cost of such repairs, the Company has not recognized a liability for warranty claims, but rather recognizes such cost when product repairs are made.

Research and development

Research and development costs are charged to expense as incurred. Research and developement costs mainly consist of remuneration for research and development staffs and material costs for research and development. The Company incurred $336,677 and $103,956 for the nine months ended September 30, 2007 and 2006, respectively.

Advertising costs

Advertising costs are expensed as incurred. The Company had not incurred advertising costs for the nine months ended September 30, 2007 and 2006, respectively.

Shipping and handling

The Company accounts for shipping and handling fees in accordance with Emerging Issues Task Force Consensus No. 00-10, “Accounting for Shipping and Handling Fees and Costs”. While amounts charged to customers for shipping product are included in revenues, the related costs are classified in cost of goods sold as incurred. The Company had not incurred shipping and handling costs for the nine months ended September 30, 2007 and 2006, respectively.

Income taxes

The Company accounts for income taxes under FASB Statement No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, “Foreign Currency Translation,” and are included in determining net income or loss.

The financial records of the Company are maintained in their local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated from the local currencies into the reporting currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining accumulated other comprehensive income in the statement of stockholders’ equity.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for the respective periods:

The Company’s functional currency is the Chinese Renminbi (“RMB”). Assets and liabilities are translated to US$ at the rate of US$1.00=RMB7.9040 on September 30, 2006 and US$1.00=RMB 7.5196 on September 30, 2007. Income and expenses are incurred during the nine months ended September 30, 2006 and 2007 are translated to US$ at the average monthly ended rate of US$1.00=RMB7.9976 and US$1.00=RMB7.6530, respectively.

The translation rates represent the noon buying rate by the Federal Reserve Bank of New York. No representation is made that the Renminbi amounts could have been, or could be, converted into U.S. dollars at that rate or at any particular average monthly ended rates for the nine months ended September 30, 2007 and 2006, and on September 30, 2007 and 2006 or at any other date. All translation differences between RMB and U.S. dollar are recorded as other comprehensive income in the consolidated statements of income and reflected as accumulated other comprehensive income in the consolidated balance sheet and statement of shareholders’ equity.

The translation adjustment and effect of exchange rate changes on cash flow at September 30, 2007 were $285,718 and $306,168, respectively.

Comprehensive income

The Company has adopted SFAS No. 130 Reporting Comprehensive Income. This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statements of Income and the Consolidated Statement of Stockholders’ Equity.

Net earnings per common share

Net earnings per common share is computed pursuant to SFAS No. 128, “Earnings Per Share”. Basic earnings per common share is computed by taking net income divided by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is computed by dividing net earnings by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period to reflect the potential dilution that could occur from common shares issuable through preferred stock and stock options.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Segment reporting

The Company has no operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Company’s operations and customers are in the PRC. Accordingly, no geographic information is presented.

Impact of New Accounting Standards

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The interpretation clearly scopes out income tax positions related to FASB Statement No. 5, Accounting for Contingencies. The Company adopted the provisions of this statement on July 1, 2007. The cumulative effect of applying the provisions of FIN 48 would be reported as an adjustment to the opening balance of retained earnings on July 1, 2007. The Company did not anticipate that the adoption of this statement would have a material effect on the Company’s financial condition and results of operations.

On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158) . SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 - INVENTORIES

At September 30, 2007, inventories consisted of the following:

Raw materials	$450,541
Work in process	467,906
$918,447

NOTE 4 - PREPAYMENTS AND OTHER CURRENT ASSETS

At September 30, 2007, prepayments and other current assets consisted of the following:

Prepayments to suppliers	$2,262,033
Advances to third parties	175,808
Other receivables	713,219
$3,151,060

NOTE 5 - PROPERTY AND EQUIPMENT

At September 30, 2007, property and equipment consisted of the following:

Building improvements	$156,368
Buildings	100,224
Production equipment	398,043
Furniture, fixture and office equipment	173,114
Motor vehicles	170,056
Construction in progress	3,058,023
$4,055,828
Less: Accumulated depreciation and amortization	(569,308)
$3,468,520

Depreciation expense is included in the consolidated statements of income. For the nine months ended September 30, 2007 and 2006, depreciation expense was $64,176 and $78,375, respectively.

Construction in progress represents buildings or construction, which is stated at actual construction cost less any impairment cost. Construction in progress is transferred to property and equipment when completed and ready for use.

NOTE 6 - INTANGIBLE ASSETS

At September 30, 2007, intangible assets consisted of the following:

Patented technology represents a patent for the production of a component of the radiation treatment system. The patent was applied prior to its injection to Shenzhen Hyper as a capital contribution. Pursuant to the patent certificate, the patent was valid for 20 years from the application date, May 1999. Therefore it was amortized over the rest of the valid patent period, which is the estimated remaining useful life.

Software is utilized in the manufacture of medical equipment and is amortized over its estimated useful life.

For the nine months ended September 30, 2007 and 2006, amortization expense was $22,278 and $136,567.

NOTE 7 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

At September 30, 2007 accrued expenses and other current liabilities consisted of the following:

Accrued expenses	$257,524
Accrued payroll and welfare	235,221
Value added tax, other taxes payable and surcharges	468,422
Customer deposits	3,002,565
$3,963,732

NOTE 8 - MINORITY INTEREST

Minority interest represents 25% equity interest of Shenzhen Hyper as of September 30, 2007.

NOTE 9 - RELATED PARTY TRANSACTIONS

(a) Summary of significant related party transactions

The significant related party transactions of the Group are summarized as follows:

Nine months ended September 30, 2007
Advances to a related party	$9,043

Amount is unsecured, interest-free advance for working capital purposes to Shenzhen Huiheng Industry Co., Ltd. (“Huiheng Industry”), which is under same control of Mr. Hui Xiaobing. Amount is repayable on demand.

(b) Due to/from related parties

Due from a related party

Huiheng Industry (i)	$584,207

Due to related parties

Hui Xiaobing (ii)	$1,062
Clear Honest International Limited (iii)	112,594
$113,656

(i)	Represents interest-free advances to Huiheng Industry for working capital purpose and repayable on demand.

(ii)	Represents the balance of the settlement relating to the acquisition of Tibet Changdu in August 2006. The amount is payable on demand.

(iii)	Represents the balance of settlement relating to the redemption of 957,265 common shares prior to acquisition from Clear Honest International Limited

NOTE 10 - REGISTERED CAPITAL AND RETAINED EARNINGS

At September 30 2007, details of the registered capital and retained earnings are as the following:

Preferred stock at $0.001 par value; 1,000,000 shares authorized; no shares issued or outstanding;

Series A 7% convertible preferred stock at $0.001 par value; 300,000 shares authorized, 266,667 shares issued and outstanding with liquidation preference of $9,999,975;

Common stock at $0.001 par value; 74,000,000 shares authorized; 23,150,000 shares issued and 13,450,000 shares were outstanding.

Additional paid-in-capital amounted to $3,339,758;

Retained earnings for the nine months ended September 30, 2007 amounted to $3,339,758

NOTE 11 - REVENUE

For the nine months ended September 30 2007, revenue consisted of the following:

Revenue from product sales	$5,962,835
Revenue from provision of service	3,561,103
Revenue from tax refunds and others	1,468,383
TOTAL	$10,992,321

NOTE 12 - INCOME TAXES

Huiheng Medical, Inc. is a non-operating holding company. All of the Company’s income before income taxes and related tax expenses are from PRC sources. The Company’s PRC subsidiaries file income tax returns under the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”).

Income tax expense for the nine months ended September 30, 2007 and 2006 were $730,338 and $919,426, respectively.

As Tibet Changdu, Huiheng’s subsidiary is located in the western area in the PRC and is within the industry specified by relevant laws and regulations of the PRC, the tax rate applicable to Tibet Changdu is 15%.

The applicable tax rate for Wuhan Kangqiao, subsidiary of Tibet Changdu is 33%.

Shenzhen Hyper, another subsidiary of Tibet Changdu is a high-tech manufacturing company located in Shenzhen special economic region. Therefore, the applicable tax rate is also 15%. According to local tax regulation, Shenzhen Hyper is entitled to a tax-free period for the first two years, commencing from the first profit-making year and a 50% reduction in state income tax rate for the next six years. Shenzhen Hyper has not been making profit since its commencement to September 30, 2007.

A reconciliation of the expected income tax expense to the actual income tax expense for the nine months ended September 30, 2007 and 2006 are as follows:

	Nine Months Ended September 30,
	2007	2006
Income	$6,944,510	$6,004,129

Expected PRC income tax expense at statutory tax rate of 33%	2,291,688	1,981,362
Non-deductible expenses	(61,996)	(2,861)
Others	110,261	21,668
Tax rate differences	(1,609,61)	(1,080,743)
Actual income tax expense	$730,338	$919,426

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes. The interpretation and enforcement of which are also uncertain. The Company remains open to examination by the major jurisdictions to which the Company is subject to, in this case the PRC tax authorities.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of September 30, 2007 are presented below.

Current deferred tax assets:
Provision for doubtful accounts	$2,734
Provision for other receivables	16,860
Current deferred tax assets	$19,594

Non-current deferred tax assets:
Deferred expenses	$5,581
Non-current deferred tax assets	$5,581

Total deferred tax assets	$25,175

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or utilized.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based upon an assessment of the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are tested whether they are deductible or can be utilized, management believes that the deferred tax assets as of September 30, 2007 are more likely than not that it will not be realized.

The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

NOTE 13 - CONCENTRATION OF CREDIT RISK

(i) Customers and Credit Concentrations

Two customers accounted for 89% and four customers accounted for 95% of net sales for the nine months ended September 30, 2007 and 2006 respectively. These customers also accounted for 79% and 97% of accounts receivable as of September 30, 2007 and 2006, respectively. As a result, a termination in relationship with or a reduction in orders from any of these customers could have a material impact on the Company’s results of operations and financial condition.

(ii) Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. As of September 30, 2007, all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, none of which were insured or collateralized. However, management believes those financial institutions are of high credit quality and has assessed the loss arising from the non-insured cash and cash equivalents from those financial institutions to be immaterial to the consolidated financial statements. Therefore, no loss in respect of the cash and cash equivalent were recognized as of September 30, 2007.

NOTE 14 - FOREIGN OPERATIONS

Operations

All of the Company’s operations are carried out and all of its assets are located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

Dividends and Reserves

Under laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years’ losses, if any; (ii) allocations to the “Statutory Surplus Reserve” of at least 10% of net income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory Common Welfare Fund”, which is established for the purpose of providing employee facilities and other collective benefits to employees in China; and (iv) allocations to any discretionary surplus reserve, if approved by stockholders.

As of September 30, 2007, the Company established and segregated in retained earnings an aggregate amount for the Statutory Surplus Reserve and the Statutory Common Welfare Fund of $1,185,256.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has a provision in its Certificate of Incorporation at Article XI thereof providing for indemnification of its officers and directors as follows.

“The corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.751 or any other law then in effect or as it may hereafter be amended.

The corporation shall indemnify each present and future director, officer, employee, or agent of the corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed, or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including but not limited to attorneys = fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding if and only if the director or officer undertakes to repay said expenses to the corporation if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification and advancement of expenses may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omission involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter’s expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Registration fee		$1,060
* Accounting fees and expenses	$
* Legal fees and expenses	$
* Transfer Agent fees	$
* Blue Sky fees and expenses	$
* Miscellaneous expenses	$

Total	$

 * Indicates expenses that have been estimated for filing purposes.

ITEM 26  RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this post-effective amendment to Form SB-2, we issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

To accomplish the Share Exchange with Allied Moral’s shareholders, we issued on May 15, 2007 an aggregate of 13,000,000 shares of our common stock in exchange for all of Allied Moral’s issued and outstanding common stock and we issued 266,666 shares of our Series A Preferred Stock in exchange for 2,666,667 shares of Allied Moral’s Series A Preferred Stock. The shares were issued to eight accredited investors. This issuance was pursuant to the exemption from registration under Section 4(2) of the Securities Act for issuances not involving any public offering.

On August 29, 2005, 9,500,000 shares of common stock were issued the Company’s President in exchange for all outstanding membership units of Pinewood Imports, LLC, in effect converting the Company from a limited liability company to a C corporation. On December 2, 2005, an additional 700,000 common shares were issued to 39 additional shareholders at $.001 per share for $700 in cash. These stockholders had an opportunity to ask questions of and receive answers from executive officers of Registrant and were provided with access to Registrant’s documents and records in order to verify the information provided. Each of these 39 shareholders who was not an accredited investor either alone or with his purchaser representative(s), if any, represented that he had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment, and the Issuer had grounds to reasonably believe immediately prior to making any sale that such purchaser comes within this description. All transactions were negotiated in face-to-face or telephone discussions between executives of Registrant and the individual purchaser, each of whom, or their respective representative, indicated that they met the definition of “sophisticated” investor as defined in Regulation D, and Pinewood has made a determination that each of such investors are “sophisticated investors.” Because of sophistication of each investor as well as, education, business acumen, financial resources and position, each such investor had an equal or superior bargaining position in its dealings with Pinewood. In addition to providing proof that each shareholder paid for their shares as indicated in their respective investment letters, such letters also verify that each shareholder was told prior to and at the time of his or her investment, that he or she would be required to act independently with regard to the disposition of shares owned by them and each shareholder agreed to act independently. No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend, and stop transfer instructions are noted on the stock transfer records of the Registrant.

The foregoing issuances of securities were effected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933.

ITEM 27  EXHIBITS

	1.1	Underwriting Agreement

*	3.1	Articles of Incorporation as revised

	3.2	By-Laws (incorporated by reference to Company’s registration statement on Form SB-2 filed on February 27, 2007)

*	4.1	Underwriter’s Warrant

*	5.1	Opinion of Nevada counsel

	10.1	Securities Exchange Agreement dated May 15, 2007 (incorporated by reference to Company’s current report on Form 8-K filed on May 15, 2007)

	10.2	2005 Non-Statutory Stock Option Plan (incorporated by reference to Company’s current report on Form 8-K filed on September 7, 2006)

	10.3	Stock Purchase Agreement dated September 1, 2006 (incorporated by reference to Company’s Form 10KSB filed on February 28, 2007)

	10.4	Office Lease

	23.1	Consent of UHY ZTHZ HK CPA Limited

*	23.2	Consent of Nevada Counsel

	99.1	Tax Notice

* To be filed by amendment

ITEM 28  UNDERTAKINGS

The Registrant undertakes:

1.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

2.    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

3.    That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that:

5.    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(v)	That for the purpose of determining liability under the Securities Act to any purchaser:

6.    Since the small business issuer is subject to Rule 430C

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

7.   Request for Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

“Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.”

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the Registration Statement to be signed on its behalf by the undersigned, in Shenzhen, China on November 28, 2007.

Huiheng Medical, Inc.

/s/ Hui Xiaobing
By: Hui Xiaobing, Chairman and CEO

In accordance with the requirements of the Securities Act of 1933, this amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature(s)	Title(s)	Date

/s/ Hui Xiaobing	Chairman and CEO
Hui Xiaobing	(Principal Executive Officer)	November 28, 2007

/s/ Richard Shen	Chief Financial Officer
Richard Shen	(Principal Financial and Accounting Officer)	November 28, 2007

/s/ Jian Huang
Jian Huang	Director	November 28, 2007

/s/ Daxi Li
Daxi Li	Director	November 22, 2007

/s/ Joe Y. Chang
Joe Y. Chang	Director	November 26, 2007

/s/ Kenneth Borow
Kenneth Borow	Director	November 22, 2007

/s/ Peter Slate
Peter Slate	Director	November 26, 2007

/s/ Edward Meng
Edward Meng	Director	November 23, 2007